The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(B)(2)
File Number: 333-132416

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED MAY 9, 2006

PROSPECTUS SUPPLEMENT

(To prospectus dated March 14, 2006)

$

Lincoln National Corporation

  % CAPITAL SECURITIES DUE 2066

This is an offering by Lincoln National Corporation of $       of its       % Capital Securities due 2066, which we refer to as the “capital securities.” The capital securities are junior subordinated debentures issued by Lincoln National Corporation under a junior subordinated indenture. Interest on the capital securities will accrue from the issue date until May  , 2016 at a fixed rate equal to       % per year. Such fixed interest rate on the capital securities will be payable in arrears semi-annually on May   and November   of each year, commencing on November  , 2006, subject to our right to defer interest payments as described in this prospectus supplement under “Description of the Capital Securities.” From May  , 2016 until maturity, interest on the capital securities will be payable quarterly in arrears on February  , May  , August   and November   of each year, at an annual rate of 3-month LIBOR plus a margin equal to       %, subject to our right to defer interest payments as described in this prospectus supplement under “Description of the Capital Securities.”

We may redeem the capital securities in whole or in part at their aggregate principal amount, together with any accrued and unpaid interest, on or after May  , 2016 for cash in an amount equal to 100% of the principal amount of the capital securities to be redeemed, plus accrued and unpaid interest, together with any compounded interest, on the capital securities to the date of redemption, which amount we refer to as the “par redemption amount.”

Prior to May  , 2016, we may redeem the capital securities at our option, including, but not limited to, upon the occurrence of a “tax event,” as defined in this prospectus supplement, in whole but not in part, for cash in an amount equal to the greater of the par redemption amount and a specified “make-whole” redemption amount. See “Description of the Capital Securities—Redemption.”

The capital securities will be issued in denominations of $2,000 and integral multiples of $1,000, will be our junior subordinated unsecured obligations and will rank junior to our existing senior indebtedness, as defined in this prospectus supplement, and any other senior indebtedness that we or any of our subsidiaries incur in the future, including our recent offering of $500,000,000 aggregate principal amount of Floating Rate Senior Notes due 2009 and $500,000,000 aggregate principal amount of 6.15% Senior Notes due 2036 (collectively, the “senior notes”). The capital securities will rank pari passu with our recent offering of $275,000,000 6.75% Capital Securities due 2066.

As further described in this prospectus supplement, if we have optionally deferred interest payments for a period of more than five consecutive years or if we have failed to satisfy certain financial tests, which failure we refer to as a “trigger event,” we will be required to make commercially reasonable efforts to sell qualifying securities (as described herein) and to pay interest on the capital securities only from the net proceeds of those sales. An event of default will occur if non-payment of interest, due to an optional deferral or otherwise, continues for 10 consecutive years without all accrued and unpaid interest (including compounded interest) having been paid in full. In certain events of our bankruptcy, insolvency or receivership prior to the maturity or redemption of any capital securities, whether voluntary or not, a holder of capital securities will have no claim for interest that is unpaid as a result of certain consequences of a trigger event (including compounded interest thereon) and has not been settled through the application of the alternative coupon satisfaction mechanism (as described herein) to the extent the amount of such interest exceeds 25% of the then outstanding principal amount of such holder’s capital securities. The capital securities will not be subject to redemption at the option of the holder or to any sinking fund payments. The capital securities are not listed and we do not plan to apply to list the capital securities on any securities exchange or to include them in any automated quotation system.

Investing in the capital securities involves risks. See “ Risk Factors” beginning on page S-12 of this prospectus supplement.

	Price to the Public(1)		Underwriting Discounts and Commissions		Proceeds to LNC (before expenses)(1)
Per Capital Security		%		%		%
Total	$		$		$

(1)	Plus accumulated distributions, if any, from the original issue date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the capital securities in book-entry form only through the facilities of The Depository Trust Company, Clearstream, Luxembourg or Euroclear, as the case may be, on or about May     , 2006.

Joint Bookrunning Managers

MORGAN STANLEY	CITIGROUP	MERRILL LYNCH & CO.
Global Coordinator Structuring Agent	Global Coordinator Structuring Agent	Global Coordinator

BANC OF AMERICA SECURITIES LLC	GOLDMAN, SACHS & CO.	JPMORGAN	LEHMAN BROTHERS	UBS INVESTMENT BANK	WACHOVIA SECURITIES

May     , 2006

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on information contained in this prospectus supplement and the accompanying base prospectus or information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. The information in this prospectus supplement and the accompanying base prospectus may only be accurate as of the date of this prospectus supplement.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of capital securities and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The second part, the accompanying base prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information contained in this prospectus supplement.

Unless otherwise indicated, or the context otherwise requires, references in this prospectus supplement and the accompanying base prospectus to “LNC,” “we,” “us” and “our” or similar terms are to Lincoln National Corporation and its subsidiaries.

FORWARD-LOOKING STATEMENTS—CAUTIONARY LANGUAGE

This prospectus supplement and the accompanying base prospectus may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining LNC’s actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus supplement. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

•	Problems arising with the ability to successfully integrate our and Jefferson-Pilot Corporation’s (“Jefferson-Pilot”) businesses, which may affect our ability to operate as effectively and efficiently as expected or to achieve the expected synergies from the merger or to achieve such synergies within our expected timeframe;

•	Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, LNC’s products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserves and/or risk-based capital requirements related to secondary guarantees under universal life and variable annuity products such as Actuarial Guideline 38; restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•	The initiation of legal or regulatory proceedings against LNC or its subsidiaries and the outcome of any legal or regulatory proceedings, such as: (a) adverse actions related to present or past business practices common in businesses in which LNC and its subsidiaries compete; (b) adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities, and extra-contractual and class action damage cases; (c) new decisions that result in changes in law; and (d) unexpected trial court rulings;

•	Changes in interest rates causing a reduction of investment income, the margins of LNC’s fixed annuity and life insurance businesses and demand for LNC’s products;

•	A decline in the equity markets causing a reduction in the sales of LNC’s products, a reduction of asset fees that LNC charges on various investment and insurance products, an acceleration of amortization of deferred acquisition costs (“DAC”), the value of business acquired (“VOBA”), deferred sales inducements (“DSI”) and deferred front-end loads (“DFEL”) and an increase in liabilities related to guaranteed benefit features of LNC’s variable annuity products;

•	Ineffectiveness of LNC’s various hedging strategies used to offset the impact of declines in the equity markets;

•	A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from LNC’s assumptions used in pricing its products, in establishing related insurance reserves, and in the amortization of intangibles that may result in an increase in reserves and a decrease in net income;

•	Changes in accounting principles generally accepted in the United States (“GAAP”) that may result in unanticipated changes to LNC’s net income;

•	Lowering of one or more of LNC’s debt ratings issued by nationally recognized statistical rating organizations, and the adverse impact such action may have on LNC’s ability to raise capital and on its liquidity and financial condition;

•	Lowering of one or more of the insurer financial strength ratings of LNC’s insurance subsidiaries, and the adverse impact such action may have on the premium writings, policy retention, and profitability of its insurance subsidiaries;

•	Significant credit, accounting, fraud or corporate governance issues that may adversely affect the value of certain investments in the portfolios of LNC’s companies requiring that LNC realize losses on such investments;

•	The impact of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including LNC’s ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions;

•	The adequacy and collectibility of reinsurance that LNC has purchased;

•	Acts of terrorism or war that may adversely affect LNC’s businesses and the cost and availability of reinsurance;

•	Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that LNC can charge for its products;

•	The unknown impact on LNC’s business resulting from changes in the demographics of LNC’s client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life;

•	Loss of key management, portfolio managers in the Investment Management segment, financial planners or wholesalers; and

•	Changes in general economic or business conditions, both domestic and foreign, that may be less favorable than expected and may affect foreign exchange rates, premium levels, claims experience, the level of pension benefit costs and funding, and investment results.

The risks included here are not exhaustive. We describe these risks and uncertainties in greater detail under the caption “Risk Factors” below and in LNC’s recent Forms 10-Q, 10-K and 8-K and other documents filed with the Securities and Exchange Commission (the “SEC”). Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on LNC’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any current intention to update any forward-looking statements to reflect events or circumstances that occur after the date of this prospectus supplement.

SUMMARY

This summary contains basic information about LNC, LNC’s merger with Jefferson-Pilot consummated on April 3, 2006 (the “merger”) and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in the capital securities. You should read this entire prospectus supplement carefully, including the section entitled “Risk Factors,” our financial statements and the notes thereto incorporated by reference into this prospectus supplement, and the accompanying base prospectus, before making an investment decision.

LNC

For a detailed description of LNC’s business, the latest financial statements of LNC, management’s discussion and analysis of LNC’s financial condition and results of operations, and other important information concerning LNC, please refer to LNC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, Annual Report on Form 10-K for the year ended December 31, 2005 and other documents filed with the SEC, which are incorporated by reference into this prospectus supplement. For more information, see “Documents Incorporated by Reference” in the accompanying base prospectus.

LNC is a holding company, which operates multiple insurance and investment management businesses as well as a broadcasting and sports programming business through subsidiary companies. LNC was organized under the laws of the state of Indiana in 1968 and maintains its principal executive offices in Philadelphia, Pennsylvania. “Lincoln Financial Group” is the marketing name for LNC and its subsidiary companies. At March 31, 2006, LNC had consolidated assets of $128.4 billion and consolidated shareholders’ equity of $6.3 billion. Giving effect to the merger as if it had occurred at March 31, 2006, LNC would have had pro forma consolidated assets of $167.5 billion and pro forma consolidated shareholders’ equity of $12.0 billion at March 31, 2006.

For the year ended December 31, 2005, we had total revenue of $5.5 billion and net income of $831 million. Giving effect to the merger as if it had occurred at January 1, 2005, LNC would have had pro forma total revenue of $9.6 billion and net income of $1.4 billion for the year ended December 31, 2005. For the quarter ended March 31, 2006, we had total revenue of $1.4 billion and net income of $221 million. Giving effect to the merger as if it had occurred at January 1, 2006, LNC would have had pro forma total revenue of $2.5 billion and net income of $349 million for the quarter ended March 31, 2006.

Our principal executive office is located at Centre Square West Tower, 1500 Market Street, Suite 3900, Philadelphia, Pennsylvania 19102. Our telephone number is (215) 448-1400.

Recent Developments: Merger with Jefferson-Pilot

On April 3, 2006, Jefferson-Pilot, a financial services and broadcasting holding company, merged with and into a wholly-owned subsidiary of LNC. Jefferson-Pilot, through its subsidiaries, provided products and services in four major businesses: (1) life insurance, (2) annuities and investment products, (3) group life, disability and dental insurance and (4) broadcasting and sports programming production. At March 31, 2006, Jefferson-Pilot had consolidated assets of $35.8 billion and consolidated shareholders’ equity of $3.9 billion. For a detailed description of Jefferson-Pilot’s business, the latest audited financial statements of Jefferson-Pilot, and other important information concerning Jefferson-Pilot, please refer to Jefferson-Pilot’s Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated herein by reference.

LNC paid $1.8 billion in cash and issued approximately 112 million shares of LNC common stock to the former holders of Jefferson-Pilot common stock in connection with the merger. LNC financed the cash portion of the merger consideration under a bridge financing facility. All of the net proceeds from this offering will be used to repay a portion of the outstanding debt under the bridge financing facility.

Overview of LNC since the Merger

Our individual products and services are distributed primarily through brokers, planners, agents and other intermediaries with sales and marketing support provided by Lincoln Financial Distributors (“LFD”), our wholesaling distribution arm. Our group products and services are distributed primarily through financial advisors, employee benefit brokers, third party administrators, and other employee benefit firms with sales support provided by Lincoln’s Employer Markets group and retirement sales specialists. Our retail distribution firm, Lincoln Financial Advisors Corporation (“LFA”), offers LNC and non-proprietary products and advisory services through a national network of financial planners, agents and registered representatives.

As a result of our merger with Jefferson-Pilot, we provide products and services in five operating businesses: (1) Individual Markets, (2) Employer Markets, (3) Investment Management, (4) Lincoln UK and (5) Lincoln Financial Media.

In addition, beginning in the second quarter of 2006, we are reporting results through six business segments. The following is a brief description of these segments.

Individual Markets.    The Individual Markets business provides its products through two segments, Individual Annuities and Individual Life Insurance. Through its Individual Annuities segment, Individual Markets provides tax-deferred investment growth and lifetime income opportunities for its clients by offering individual fixed, variable and equity-indexed annuities. The Individual Life Insurance segment offers wealth protection and transfer opportunities through both single and survivorship versions of universal life, variable universal life, interest-sensitive whole life, term insurance, as well as a linked-benefit product, which is a universal life insurance policy linked with riders that provide for long-term care costs.

Employer Markets.    The Employer Markets segment provides products and services to the employer-sponsored marketplace. The Employer Markets segment offers group protection, retirement income, and executive benefits solutions. Products will include employer-sponsored variable and fixed annuities, mutual-fund based programs in the 401(k), 403(b) and 457 marketplaces, corporate owned life insurance, as well as group life, disability and dental insurance.

Investment Management.    The Investment Management segment, through Delaware Investments, provides a broad range of managed accounts and portfolios, mutual funds, subadvised funds, and other investment products to individual investors and to institutional investors such as private and public pension funds, foundations, and endowment funds. Delaware Investments is the marketing name for Delaware Management Holdings, Inc. and its subsidiaries.

Lincoln UK.    Lincoln UK is headquartered in Barnwood, Gloucester, England, and is licensed to do business throughout the United Kingdom. Lincoln UK primarily focuses on protecting and enhancing the value of its existing customer base. The segment accepts new deposits from existing relationships into existing and a limited number of new products. Lincoln UK’s product portfolio principally consists of unit-linked life and pension products, which are similar to U.S. produced variable life and annuity products, where the risk associated with the underlying investments is borne by the policyholders.

Lincoln Financial Media.    The Lincoln Financial Media segment consists of 18 radio and 3 television broadcasting stations located in selected markets in the Southeastern and Western United States and also produces syndicated collegiate basketball and football sports programming.

LNC also has an “Other Operations” category that includes the financial data for operations that are not directly related to the business segments, unallocated corporate items (such as corporate investment income and interest expense on short-term and long-term borrowings) and the historical results of the former reinsurance segment, which was sold to Swiss Re Life & Health America Inc. (“Swiss Re”) in the fourth quarter of 2001, along with the ongoing amortization of deferred gain on the indemnity reinsurance portion of the transaction with Swiss Re.

The Offering

Issuer	Lincoln National Corporation

Securities	% Capital Securities due 2066 (the “capital securities”).

The capital securities will be junior subordinated debentures which we will issue under a junior subordinated indenture between us and J.P. Morgan Trust Company, National Association, as subordinated indenture trustee. The capital securities will be issued in denominations of $2,000 principal amount and integral multiples of $1,000.

Aggregate Principal Amount	$ .

Maturity Date	The capital securities will mature on May , 2066.

Interest	Subject to certain requirements during any optional deferral period or following a trigger event, as described below:

•	interest on the capital securities will accrue from the issue date up to but not including May , 2016 at a fixed rate equal to % per year, payable semi-annually in arrears on May and November of each year, commencing on November , 2006; and

•	from May , 2016 up to but not including the maturity date or earlier redemption, interest on the capital securities will accrue at an annual rate of 3-month LIBOR plus a margin equal to %, payable quarterly in arrears on February , May , August and November of each year.

Use of Proceeds

We anticipate that we will use all of the net proceeds from this offering to repay a portion of the outstanding loan balance under the bridge facility used to finance the cash portion of the merger consideration in connection with the merger of Jefferson-Pilot into a wholly-owned subsidiary of LNC and the repurchase of shares under a private accelerated stock buyback program.

Anticipated Ratings	Moody’s: Baa2 (Stable)

Standard & Poor’s: A- (Stable)

Fitch: A- (Stable)

A.M. Best: bbb+ (Stable)

An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the capital securities should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

Redemption

We may redeem the capital securities on or after May     , 2016 in whole or in part at a cash redemption price equal to the par redemption amount, as defined herein. However, if the capital securities are not redeemed in whole, we may not effect such redemption unless at least $50 million aggregate principal amount of the capital securities, excluding any capital securities held by us or any of our affiliates, remains outstanding after giving effect to such redemption.

We may, at our option, including, but not limited to, upon the occurrence of a “tax event,” as defined in this prospectus supplement, redeem the capital securities prior to May     , 2016. Such redemption must be in whole and not in part at a cash redemption price equal to the greater of (i) the par redemption amount and (ii) the make-whole redemption amount, as defined herein. See “Description of the Capital Securities—Redemption”

Capital Replacement

We intend that, to the extent that the capital securities provide us with equity credit at the time of repayment at maturity or earlier redemption, we will repay the principal amount of the capital securities at maturity or upon such redemption with amounts that include net proceeds received by us from the sale or issuance, during the 180-day period prior to the date of maturity or redemption, as the case may be, by us or our subsidiaries to third-party purchasers, other than a subsidiary, of securities, for which we will receive equity credit, at the time of sale or issuance, that is equal to or greater than the equity credit attributed to the capital securities at the time of such repayment or redemption.

Optional Deferral

So long as no event of default with respect to the capital securities or trigger event, as described below, has occurred and is continuing, we may elect to defer one or more interest payments on the capital securities at any time and from time to time for up to five years. During that five-year period, we may pay deferred interest out of any source of funds. Deferred interest will continue to accrue and compound semi-annually or quarterly, as applicable, to the extent permitted by applicable law, at the rate of interest applicable to the capital securities. If interest remains unpaid after five years of optional deferral, the alternative coupon satisfaction mechanism described below in this summary under “—Alternative Coupon Satisfaction Mechanism” will apply, with the consequence, among others, that we must (except upon an event of default with respect to the capital securities) make commercially reasonable efforts to sell certain qualifying securities (as described below). If such efforts are successful, we must pay optionally deferred interest out of the net proceeds from the sale of such qualifying securities on the next succeeding interest payment date following such five year period, but we cannot pay such optionally deferred interest from sources other than the net proceeds from the sale of such qualifying securities. Additionally, during any optional deferral period the restrictions on payment by us of dividends and other distributions on capital stock described below in this summary under “—Payment Restrictions”

will apply. An event of default will occur if non-payment of interest, due to an optional deferral or otherwise, continues for 10 consecutive years without all accrued and unpaid interest (including compounded interest) having been paid in full.

Upon the termination of any optional deferral period and the payment of all amounts then due, we may commence a new optional deferral period, subject to the above requirements. There is no limit to the number of such new optional deferral periods that we may begin. See “Description of the Capital Securities—Optional Deferral of Interest.”

Trigger Event

If we fail to meet the capital adequacy or net income and shareholders’ equity levels specified under “Description of the Capital Securities—Trigger Event,” a “trigger event” will have occurred. The subordinated indenture provides that if as of the thirtieth day prior to an interest payment date (and regardless of whether a notice of an optional deferral has been delivered) a trigger event has occurred and is continuing, the alternative coupon satisfaction mechanism described in this summary under “—Alternative Coupon Satisfaction Mechanism” will apply.

Any interest that is accrued and unpaid during a period when a trigger event has occurred and is continuing (a “trigger period”) will continue to accrue and compound semi-annually or quarterly, as applicable, to the extent permitted by applicable law, at the rate of interest applicable to the capital securities, and the restrictions on payment by us of dividends and other distributions on capital stock described below in this summary under “—Payment Restrictions” will apply. For more information, see “Description of the Capital Securities—Trigger Event” and “—Consequences of a Trigger Event.”

Alternative Coupon Satisfaction Mechanism

If we have optionally deferred interest payments otherwise due on the capital securities for a period of more than five consecutive years, or if a trigger event has occurred and is continuing as of the thirtieth day prior to an interest payment date (regardless of whether a notice of an optional deferral has been delivered), we must make commercially reasonable efforts to satisfy our obligation to pay interest in full on the capital securities (subject to the limitations described below) by selling qualifying securities, as defined herein, the sale of which will provide a cash amount to be paid to the holders of the capital securities in satisfaction of accrued and unpaid interest, together with any compounded interest. Such obligation will continue until all unpaid interest has been paid in full (subject to the limitations described below). Our obligation to make commercially reasonable efforts to sell qualifying securities to satisfy our obligation to pay interest is subject to market disruption events (as defined herein), does not apply to interest that has accrued during an optional deferral period of less than five years, and does not apply if an event of default with respect to the capital securities has occurred and is continuing. The net proceeds received by us from the issuance of qualifying securities (i) during the 180 days prior to any interest payment date on which we are required to use the alternative coupon satisfaction mechanism and (ii) designated by us at or before the time of such issuance as available to pay interest on the capital securities will, at the time such proceeds are delivered to the subordinated indenture trustee to satisfy the relevant interest payment, be deemed to satisfy our obligations to pay interest on the capital securities pursuant to the alternative coupon satisfaction mechanism.

Payment Restrictions

On any date on which accrued interest through the most recent interest payment date has not been paid in full, whether because of an optional deferral, the consequences of a trigger event or otherwise, we will not, and will not permit any subsidiary to, declare or pay any dividends or any distributions on, or make any payments of interest, principal or premium, or any guarantee payments on, or redeem, purchase, acquire or make a liquidation payment on, any of our capital stock, debt securities that rank equal or junior to the capital securities or guarantees that rank equal or junior to the capital securities, other than pro rata payments on debt securities that rank equally with the capital securities and except for certain exceptions detailed in “Description of the Capital Securities—Certain Restrictions during Optional Deferral Periods or Following a Trigger Event.”

Subordination

The payment of principal of and interest on the capital securities, to the extent provided in the subordinated indenture, will be subordinated to the prior payment in full of all present and future senior indebtedness, as described in “Description of the Capital Securities—Subordination,” and will be effectively subordinated to all indebtedness of our subsidiaries.

The subordinated indenture places no limitation on the amount of additional senior indebtedness that we may incur. We expect from time to time to incur additional indebtedness constituting senior indebtedness.

Limitation on Claims in the Event of Our Bankruptcy, Insolvency or Receivership

In certain events of our bankruptcy, insolvency or receivership prior to the maturity or redemption of any capital securities, whether voluntary or not, a holder of capital securities will have no claim for, and thus no right to receive, interest that is unpaid as a result of certain consequences of a trigger event (including compounded interest thereon) and has not been settled through the application of the alternative coupon satisfaction mechanism to the extent the amount of such interest exceeds 25% of the then outstanding principal amount of such holder’s capital securities.

Events of Default	The subordinated indenture will provide the following events of default with respect to the capital securities:

•	default for 30 calendar days in the payment of any interest on the capital securities when such interest becomes due and payable (whether or not such payment is prohibited by the subordination provisions); however, a default under this provision will not arise if we have properly deferred the interest in connection with an optional deferral period or when the alternative coupon satisfaction mechanism applies;

•	any non-payment of interest, whether due to an optional deferral, during a trigger period or otherwise, that continues for 10 consecutive years without all accrued and unpaid interest (including compounded interest) having been paid in full;

•	default in the payment of the principal of, and premium, if any, on the capital securities when due; or

•	certain events of bankruptcy, insolvency, or receivership, whether voluntary or not.

The subordinated indenture does not include as an event of default failure to comply with covenants, including the alternative coupon satisfaction mechanism.

Material U.S. Federal Income Tax Consequences

A holder will generally take into account interest on the capital securities at the time it is accrued or received, in accordance with such holder’s method of accounting for U.S. federal income tax purposes. During any deferral period, a holder will be required to include interest in income as it accrues, regardless of such holder’s method of accounting for U.S. federal income tax purposes, using a constant yield method. Consequently, holders of capital securities would be required to include interest in income even though no cash payments would be made during the deferral period. See “Material U.S. Federal Income Tax Consequences.”

SVO Classification

The Securities Valuation Office (“SVO”) of the National Association of Insurance Commissioners (the “NAIC”) has advised us that it would preliminarily designate capital securities that are similar, in terms of maturity, subordination, interest deferral, payment restrictions, events of default and forgiveness of deferred interest relating to a trigger event in the event of a bankruptcy, to the capital securities offered hereby as common equity for purposes of calculating the statutory risk-based capital requirements of U.S. insurance companies that hold such capital securities. However, the SVO will not provide an official designation of the security-type of the capital securities offered hereby unless and until an insurance company subject to regulation by a U.S. state insurance department purchases the capital securities, reports them to the SVO and the SVO receives and reviews the final, executed documentation related to the capital securities.

Form	The capital securities will be represented by one or more global securities registered in the name of Cede & Co., as nominee for The Depository Trust Company (“DTC”). Beneficial interests in the capital securities will be evidenced by, and transfers thereof will be effected only through, records maintained by the participants in DTC.

Trustee and Principal Paying Agent	J.P. Morgan Trust Company, National Association

Delivery and Clearance

We will deposit the global securities representing the capital securities with DTC in New York. You may hold an interest in the capital securities through DTC, Clearstream Bank, société anonyme, (“Clearstream, Luxembourg”) or Euroclear SA/NV (“Euroclear”), directly as a participant of any such system or indirectly through organizations that are participants in such systems.

Governing Law	New York

Accounting Treatment	The capital securities will be reflected on our balance sheet as debt, and interest payments on the capital securities will be included as interest expense on our statement of income.

RISK FACTORS

You should carefully consider the risks described below before investing in our securities. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially affected. In that case, the value of the capital securities could decline substantially. For additional risks concerning our merger with Jefferson-Pilot consummated on April 3, 2006, see Amendment No. 1 to our Form S-4 (Registration No. 333-130226).

Risks Related to the Ownership of the Capital Securities

We may elect to defer interest payments on the capital securities.

So long as no event of default with respect to the capital securities or trigger event, as described below, has occurred and is continuing, we may elect to defer one or more interest payments on the capital securities at any time and from time to time for up to five years. During that five-year period, we may pay deferred interest out of any source of funds. If interest remains unpaid after five years of optional deferral, the alternative coupon satisfaction mechanism described below under “Description of the Capital Securities—Alternative Coupon Satisfaction Mechanism” will apply, with the consequences, among others, that we must (except upon an event of default with respect to the capital securities) make commercially reasonable efforts to sell certain qualifying securities as described under “Description of the Capital Securities—Alternative Coupon Satisfaction Mechanism” and may pay optionally deferred interest only out of the net proceeds of such qualifying securities. Additionally, during any optional deferral period the restrictions on payment by us of dividends and other distributions on capital stock as described under “Description of the Capital Securities—Certain Restrictions during Optional Deferral Periods or Following a Trigger Event” will apply. An event of default will occur if non-payment of interest, due to an optional deferral or otherwise, continues for 10 consecutive years without all accrued and unpaid interest (including compounded interest) having been paid in full. Upon termination of any optional deferral period and the payment of all amounts then due, we may commence a new optional deferral period, subject to certain requirements. There is no limit to the number of such new optional deferral periods that we may begin. See “Description of the Capital Securities—Optional Deferral of Interest.”

We will be required to pay interest on the capital securities with proceeds from the issuance of qualifying securities if we fail to achieve specified capital adequacy or net income and shareholders’ equity levels.

If we fail to achieve specified capital adequacy or net income and shareholders’ equity levels, a trigger event will occur, in which case we will only be able to make interest payments in accordance with the alternative coupon satisfaction mechanism, as described under “Description of the Capital Securities—Alternative Coupon Satisfaction Mechanism.”

We may not be able to sell stock when and in the amount necessary to pay interest on the capital securities.

Our ability to raise proceeds in connection with an optional deferral continuing for more than five consecutive years or a trigger event by issuing qualifying securities will depend on, among other things, market conditions at the time, the acceptability to prospective investors of the terms of the qualifying securities issued, our financial performance and a variety of other factors beyond our control, including our ability to obtain any required consents or approvals, such as any corporate, stockholder, governmental or regulatory authorization that may be required. Accordingly, there could be circumstances where we would wish to or be required to pay interest on the capital securities and sufficient cash is available for that purpose, but we can not do so because we have not been able to obtain proceeds from sales of qualifying securities sufficient for that purpose.

Holders of the capital securities have limited rights to accelerate payments of the amounts due under the capital securities.

The holder of the capital securities may accelerate payment of the capital securities only upon the occurrence and continuation of the following events:

•	default for 30 calendar days in the payment of any interest on the capital securities when it becomes due and payable (whether or not such payment is prohibited by the subordination provisions);

however, a default under this provision will not arise if we have properly deferred the interest in connection with an optional deferral period, or when the alternative coupon satisfaction mechanism applies;

•	any non-payment of interest, whether due to an optional deferral, during a trigger period or otherwise, that continues for 10 consecutive years without all accrued and unpaid interest (including compounded interest) having been paid in full;

•	default in the payment of the principal of, and premium, if any, on the capital securities when due; or

•	certain events of bankruptcy, insolvency or receivership, whether voluntary or not.

A failure to comply with or breach of our other covenants in the subordinated indenture with respect to the capital securities (an “other covenant default”), including the covenant to sell qualifying securities through the alternative coupon satisfaction mechanism to meet certain interest payment obligations, will not result in the acceleration of payment of the capital securities. Although an other covenant default will not constitute an event of default, it will otherwise constitute a default under the subordinated indenture and could give rise to a claim against us relating to the specific breach; however, the remedy of holders of the capital securities may be limited to direct monetary damages (if any).

The aftermarket price of the capital securities may be discounted significantly if we defer interest payments or we are unable to pay interest.

If we defer interest payments on the capital securities due to an optional deferral or we are unable to pay interest as a result of an optional deferral period of more than five years or certain consequences of a trigger event, you may be unable to sell your capital securities at a price that reflects the value of deferred amounts. To the extent a trading market develops for the capital securities, that market may not continue during such a deferral period or following a trigger event, or during periods in which investors perceive that there is a likelihood of a deferral or a trigger event, and you may be unable to sell capital securities at those times, either at a price that reflects the value of required payments under the capital securities or at all.

An active after-market for the capital securities may not develop.

The capital securities constitute a new issue of securities with no established trading market. We cannot assure you that an active after-market for the capital securities will develop or be sustained or that holders of the capital securities will be able to sell their capital securities at favorable prices or at all. Although the underwriters have indicated to us that they intend to make a market in the capital securities, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the capital securities. The capital securities are not listed and we do not plan to apply to list the capital securities on any securities exchange or to include them in any automated quotation system.

The capital securities may be classified as common equity by the SVO of the NAIC.

The SVO has advised us that it would preliminarily designate capital securities that are similar, in terms of maturity, subordination, interest deferral, payment restrictions, events of default and forgiveness of deferred interest relating to a trigger event in the event of a bankruptcy, to the capital securities offered hereby as common equity for purposes of calculating the statutory risk-based capital requirements of U.S. insurance companies that hold such capital securities. However, the SVO will not provide an official designation of the security-type of the capital securities offered hereby unless and until an insurance company subject to regulation by a U.S. state insurance department purchases the capital securities, reports them to the SVO and the SVO receives and reviews the final, executed documentation related to the capital securities and upholds its preliminary analysis and publishes its final NAIC Designation in the Valuations of Securities CD-ROM or in some other forum which serves as the official expression from the NAIC. Accordingly, no assurances can be given as to the official NAIC designation of the capital securities. A designation of the capital securities as common equity could adversely impact the secondary trading market for the capital securities.

Interest payments on the capital securities may be deferred and, in such case, holders of the capital securities will be required to recognize income for U.S. federal income tax purposes in advance of the receipt of cash attributable to such income.

If interest payments on the capital securities are deferred, each holder will thereafter be required to accrue interest income in respect of the capital securities for U.S. federal income tax purposes using a constant yield method, regardless of such holder’s method of accounting for such purposes, before such holder receives any cash payment attributable to such income. See “Material U.S. Federal Income Tax Consequences—U.S. Holders—Interest and Original Issue Discount.”

We may redeem the capital securities prior to the maturity date and you may not be able to reinvest in a comparable security.

We have the option to redeem the capital securities for cash, in whole or in part, from time to time on or after May     , 2016. The redemption price will equal 100% of the principal amount of the capital securities to be redeemed, plus accrued and unpaid interest, together with any compounded interest, on the capital securities to the redemption date (the “par redemption amount”). Additionally, we have the option to redeem the capital securities for cash, in whole, but not in part, prior to May     , 2016 at a redemption price equal to the greater of (i) the par redemption amount of the capital securities to be redeemed and (ii) a treasury-based “make-whole redemption amount” as defined herein. See “Description of the Capital Securities—Redemption.” In the event we choose to redeem your capital securities, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the capital securities.

The capital securities are effectively subordinated to almost all of our other indebtedness.

Our obligations under the capital securities are subordinate and junior in right of payment to all of our senior indebtedness (including the senior notes and our junior subordinated notes underlying the trust preferred securities issued by statutory trusts), except any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the capital securities and certain other indebtedness, including indebtedness incurred in the ordinary course of business. This means that we cannot make any payments on the capital securities if we default on a payment of senior indebtedness and do not cure the default within the applicable grace period, if the holders of the senior indebtedness have the right to accelerate the maturity of the senior indebtedness and request that we cease payments on the capital securities or if the terms of our senior indebtedness otherwise restrict us from making payments to junior creditors.

On a pro forma basis, our indebtedness as of March 31, 2006, after giving effect to the offerings of Floating Rate Senior Notes due 2009, 6.15% Senior Notes due 2036 and 6.75% Capital Securities due 2066, would have been approximately $3.496 billion, $3.221 billion of which would be senior in priority to the capital securities. This senior indebtedness includes approximately $617 million of junior subordinated indebtedness that we issued to statutory trusts, which will rank senior to the capital securities and at least equally with any other junior subordinated debt that we might issue in the future, but which is subordinated and junior in right of payment to our current and future senior debt securities. As of March 31, 2006, our subsidiaries had approximately $151 billion of outstanding liabilities on a pro forma basis that effectively ranks and would rank senior to our current and future senior debt securities and the capital securities, unless the senior debt securities are guaranteed on a senior basis by these subsidiaries. See “Risk Factors—Because we are a holding company with no direct operations, the inability of our subsidiaries to pay dividends to us in sufficient amounts would harm our ability to meet our obligations.”

Due to the subordination provisions described in “Description of the Capital Securities—Subordination,” in the event of our insolvency, funds which we would otherwise use to pay the holders of the capital securities will be used to pay the holders of senior indebtedness to the extent necessary to pay the senior indebtedness in full. As a result of those payments, our general creditors may recover less, ratably, than the holders of our senior indebtedness and these general creditors may recover more, ratably, than the holders of the capital securities. In addition, the holders of our senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the capital securities.

There are no terms in the subordinated indentures or the capital securities that limit our ability to incur additional indebtedness, and we expect from time to time to incur additional indebtedness constituting senior indebtedness.

Upon the occurrence of a bankruptcy, insolvency or receivership with respect to us, claims for payment may be limited.

In certain events of our bankruptcy, insolvency or receivership prior to the maturity or redemption of any capital securities, whether voluntary or not, a holder of capital securities will have no claim for interest that is unpaid as a result of certain consequences of a trigger event (including compounded interest) and has not been settled through the application of the alternative coupon satisfaction mechanism to the extent the amount of such interest exceeds 25% of the then outstanding principal amount of such holder’s capital securities. See “Description of the Capital Securities—Limitations on Claims in the Event of Our Bankruptcy, Insolvency or Receivership.”

Moreover, the claims of capital security holders in a bankruptcy, insolvency or similar proceeding are subject to the broad equitable powers of the court. For example, although we do not believe such an argument should prevail, a party in interest in such a proceeding might argue that such holders should be treated as equity holders rather than creditors, and the court could rule in favor of such party. This could further limit or reduce any amounts that a holder of capital securities could receive in a bankruptcy, insolvency, receivership or similar proceeding.

The interest rate of the capital securities will fluctuate when the fixed rate period ends, and may decline below the fixed rate from time to time.

At the conclusion of the fixed rate period for the capital securities on May     , 2016, the capital securities will begin to accrue interest at a floating rate. The floating rate may be volatile over time and could be substantially less than the fixed rate, which could reduce the value of the capital securities in any available after-market, apart from the reduction in current interest income.

General market conditions and unpredictable factors could adversely affect market prices for the capital securities.

There can be no assurance about the market prices for the capital securities. Several factors, many of which are beyond our control, will influence the market value of the capital securities. Factors that might influence the market value of the capital securities include, but are not limited to:

•	whether interest payments have been made and are likely to be made on the capital securities from time to time;

•	our creditworthiness, financial condition, performance and prospects;

•	whether the ratings on the capital securities provided by any ratings agency have changed;

•	regulatory investment classifications of the capital securities for purposes of certain types of investors and whether those classifications have changed;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

If you purchase capital securities, whether in this offering or in the secondary market, the capital securities may subsequently trade at a discount to the price that you paid for them.

We are not obligated to redeem the capital securities prior to their maturity date and could at a future date make a covenant in favor of a class or classes of our senior indebtedness restricting our right to redeem the capital securities.

During the past year, a number of issuers have entered into covenants—generally called “declarations of covenant” or “replacement capital covenants”—in connection with their issuance of preferred stock or other junior securities. In the covenants, the issuers have agreed in favor of specified classes of “covered debt” not to redeem, or in some cases repurchase, such preferred stock or other junior securities except out of the proceeds from the issuance of other specified securities that have equity-like characteristics that are the same as or more equity-like than the characteristics of the subject securities at the time of redemption. We intend to abide by such a capital replacement restriction and, in the future, we could choose to make such a covenant in favor of a specified class or classes of our senior indebtedness. If we were to make such a covenant, there could be circumstances where we would wish to redeem or repurchase some or all of the capital securities but be restricted from doing so because of the covenant. The entering into by us of such a covenant could adversely affect trading prices for the capital securities.

Risk Factors in Connection with Our Business

Our reserves for future policy benefits and claims related to our current and future business as well as businesses we may acquire in the future may prove to be inadequate.

Our reserves for future policy benefits and claims may prove to be inadequate. We establish and carry, as a liability, reserves based on estimates of how much we will need to pay for future benefits and claims. For our insurance and annuity products, we calculate these reserves based on many assumptions and estimates, including estimated premiums we will receive over the assumed life of the policy, the timing of the event covered by the insurance policy, the amount of benefits or claims to be paid and the investment returns on the assets we purchase with the premiums we receive. The assumptions and estimates we use in connection with establishing and carrying our reserves are inherently uncertain. Accordingly, we cannot determine with precision the ultimate amounts that we will pay for, or the timing of payment of, actual benefits and claims or whether the assets supporting the policy liabilities will grow to the level we assume prior to payment of benefits or claims. If our actual experience is different from our assumptions or estimates, our reserves may prove to be inadequate in relation to our estimated future benefits and claims. As a result, we would incur a charge to our earnings in the quarter in which we increase our reserves.

Because the equity markets and interest rates impact our profitability, changes in equity markets and interest rates may also negatively affect our business and profitability.

The fee revenue that we earn on equity-based variable annuities, unit-linked accounts, variable universal life insurance policies and investment advisory business, is based upon account values. Because strong equity markets result in higher account values, strong equity markets positively affect our net income through increased fee revenue. In addition, the increased fee revenue resulting from strong equity markets increases the expected gross profits (“EGPs”) from variable insurance products. As a result, the higher EGPs may result in lower net amortized costs related to DAC, DSI, VOBA, and DFEL associated with those products. For more information on DAC, DSI, VOBA (previously referred to as the present value of in-force business (“PVIF”)) and DFEL amortization, see “Critical Accounting Policies” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and our Annual Report on Form 10-K for the year ended December 31, 2005. Finally, the amount of reserves related to the guaranteed minimum death benefits (“GMDB”) for variable annuities is tied to the difference between the value of the underlying accounts and the guaranteed death benefit, which is a benefit ratio (present value of total expected GMDB payments over the life of the contract divided by the present value of total expected assessments over the life of the contract). Both the level of expected GMDB payments and expected total assessments used in calculating this benefit ratio are affected by the equity markets. Accordingly, strong equity markets will decrease the amount of GMDB reserves that we must carry.

Conversely, a weakening of the equity markets results in lower fee income and, depending upon the significance of the drop in the equity markets, may result in higher net expenses associated with DAC, DSI, VOBA and DFEL. Both lower fee income and higher net expenses may have a material adverse effect on our results of operations and capital resources. Furthermore, a decrease in the equity markets will increase the net amount at risk under the GMDB benefits we offer as part of our variable annuity products, which has the effect of increasing the amount of GMDB reserves that we must carry. As a result, if such reserves are not reasonable in relation to our expected liabilities for GMDB, it would likely result in an increase GMDB payments and would result in a decrease in the present value of total expected assessments over the life of the contract. The result would be an increase in the level of the GMDB reserves. Such an increase in reserves would result in and a charge to our earnings in the quarter in which we increase our reserves to bring them within a reasonable range of our estimated future liabilities related to the GMDB guarantees.

Because the profitability of our fixed annuity and interest-sensitive whole life, universal life and fixed portion of variable universal life insurance business depends in part on interest rate spreads, interest rate fluctuations could negatively affect our profitability. Jefferson-Pilot also offers products the profitability of which depends in part on interest rate spreads. Accordingly, our merger with Jefferson-Pilot may exacerbate this risk.

Changes in interest rates may reduce both our profitability from spread businesses and our return on invested capital. Some of our products, principally fixed annuities and interest-sensitive whole life, universal life and the fixed portion of variable universal life insurance, expose us to the risk that changes in interest rates will reduce our “spread,” or the difference between the amounts that we are required to pay under the contracts and the amounts we are able to earn on our general account investments intended to support our obligations under the contracts. Declines in our spread from these products could have a material adverse effect on our businesses or results of operations.

In periods of increasing interest rates, we may not be able to replace the assets in our general account with higher yielding assets needed to fund the higher crediting rates necessary to keep our interest sensitive products competitive. We therefore may have to accept a lower spread and thus lower profitability or face a decline in sales and greater loss of existing contracts and related assets. In periods of declining interest rates, we have to reinvest the cash we receive as interest or return of principal on our investments in lower yielding instruments then available. Moreover, borrowers may prepay fixed-income securities, commercial mortgages and mortgage-backed securities in our general account in order to borrow at lower market rates, which exacerbates this risk. Because we are entitled to reset the interest rates on our fixed rate annuities only at limited, pre-established intervals, and since many of our policies have guaranteed minimum interest or crediting rates, our spreads could decrease and potentially become negative.

Increases in interest rates may cause increased surrenders and withdrawals of insurance products. In periods of increasing interest rates, policy loans and surrenders and withdrawals of life insurance policies and annuity contracts may increase as policyholders seek to buy products with perceived higher returns. This process may lead to a flow of cash out of our businesses. These outflows may require investment assets to be sold at a time when the prices of those assets are lower because of the increase in market interest rates, which may result in realized investment losses. A sudden demand among consumers to change product types or withdraw funds could lead us to sell assets at a loss to meet the demand for funds. In addition, unanticipated withdrawals and terminations also may require us to accelerate DAC, DSI, VOBA and DFEL amortization. This would increase our current expenses.

A downgrade in our financial strength or credit ratings could limit our ability to market products, increase the number or value of policies being surrendered and/or hurt our relationships with creditors.

Nationally recognized rating agencies rate the financial strength of our principal insurance subsidiaries and rate our debt. Ratings are not recommendations to buy our securities. Please see “Ratings” beginning on page 17 of our Annual Report on Form 10-K for the year ended December 31, 2005 for a complete description of our ratings.

Our financial strength ratings, which are intended to measure our ability to meet policyholder obligations, are an important factor affecting public confidence in most of our products and, as a result, our competitiveness. The interest rates we pay on our borrowings are largely dependent on our credit ratings. Each of the rating agencies reviews its ratings periodically, and our current ratings may not be maintained in the future. A downgrade of the financial strength rating of one of our principal insurance subsidiaries could affect our competitive position in the insurance industry and make it more difficult for us to market our products as potential customers may select companies with higher financial strength ratings. This could lead to a decrease in fees as outflows of assets increase, and therefore, result in lower fee income. Furthermore, sales of assets to meet customer withdrawal demands could also result in losses, depending on market conditions. A downgrade of our debt ratings could affect our ability to raise additional debt with terms and conditions similar to our current debt, and accordingly, likely increase our cost of capital. In addition, a downgrade of these ratings could make it more difficult to raise capital to refinance any maturing debt obligations, to support business growth at our insurance subsidiaries and to maintain or improve the current financial strength ratings of our principal insurance subsidiaries described above.

A drop in the rankings of the mutual funds that we manage as well as a loss of key portfolio managers could result in lower advisory fees.

While mutual funds are not rated, per se, many industry periodicals and services, such as Lipper, provide rankings of mutual fund performance. These rankings often have an impact on the decisions of customers regarding which mutual funds to invest in. If the rankings of the mutual funds for which we provide advisory services decrease materially, the funds’ assets may decrease as customers leave for funds with higher performance rankings. Similarly, a loss of our key portfolio managers who manage mutual fund investments could result in poorer fund performance, as well as customers leaving these mutual funds for new mutual funds managed by the portfolio managers. Any loss of fund assets would decrease the advisory fees that we earn from such mutual funds, which are generally tied to the amount of fund assets and performance. This would have an adverse effect on our results of operations.

Our businesses are heavily regulated and changes in regulation may reduce our profitability.

Our insurance subsidiaries are subject to extensive supervision and regulation in the states in which we do business. The supervision and regulation relate to numerous aspects of our business and financial condition. The primary purpose of the supervision and regulation is the protection of our insurance policyholders, and not our investors. The extent of regulation varies, but generally is governed by state statutes. These statutes delegate regulatory, supervisory and administrative authority to state insurance departments. This system of supervision and regulation covers, among other things:

•	standards of minimum capital requirements and solvency, including risk-based capital measurements;

•	restrictions of certain transactions between our insurance subsidiaries and their affiliates;

•	restrictions on the nature, quality and concentration of investments;

•	restrictions on the types of terms and conditions that we can include in the insurance policies offered by our primary insurance operations;

•	limitations on the amount of dividends that insurance subsidiaries can pay;

•	the existence and licensing status of the company under circumstances where it is not writing new or renewal business;

•	certain required methods of accounting;

•	reserves for unearned premiums, losses and other purposes; and

•	assignment of residual market business and potential assessments for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies.

The regulations of the state insurance departments may affect the cost or demand for our products and may impede us from taking actions we might wish to take to increase our profitability. For example, in July 2005, a committee of the NAIC adopted a change to Actuarial Guideline 38 (also known as “AXXX”), the statutory reserve requirements for universal life (“UL”) products with secondary guarantees, such as Lincoln National Life Insurance Company’s Lapse Protection Rider product. This proposal was formally adopted by the NAIC in 2005 with an effective date of July 1, 2005.

The proposal does not affect business written prior to the effective date of July 1, 2005. We continue to evaluate potential modifications to our universal life products with secondary guarantees that may be made in response to the revised regulation. Although the impact of this proposal on future sales of guaranteed no-lapse UL cannot be predicted, it may result in a price increase for such products, and therefore, may lower sales of such products.

Further, we may be unable to maintain all required licenses and approvals and our business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority’s interpretation of the laws and regulations, which may change from time to time. Also, regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or impose substantial fines. Further, insurance regulatory authorities have relatively broad discretion to issue orders of supervision, which permit such authorities to supervise the business and operations of an insurance company. As of March 31, 2006, no state insurance regulatory authority had imposed on us any substantial fines or revoked or suspended any of our licenses to conduct insurance business in any state or issued an order of supervision with respect to our insurance subsidiaries, which would have a material adverse effect on our results of operations or financial condition.

In addition, LFA and LFD, as well as our variable annuities and variable life insurance products, are subject to regulation and supervision by the SEC and the National Association of Securities Dealers (“NASD”). Our Investment Management segment, like other investment management groups, is subject to regulation and supervision by the SEC, NASD, the Municipal Securities Rulemaking Board, the Pennsylvania Department of Banking and jurisdictions of the states, territories and foreign countries in which they are licensed to do business. Lincoln UK is subject to regulation by the Financial Services Authority in the U.K. These laws and regulations generally grant supervisory agencies and self-regulatory organizations broad administrative powers, including the power to limit or restrict the subsidiaries from carrying on their businesses in the event that they fail to comply with such laws and regulations.

Many of the foregoing regulatory or governmental bodies have the authority to review our products and business practices and those of our agents and employees. In recent years, there has been increased scrutiny of our businesses by these bodies, which has included more extensive examinations, regular “sweep” inquiries and more detailed review of disclosure documents. These regulatory or governmental bodies may bring regulatory or other legal actions against us if, in their view, our practices, or those of our agents or employees, are improper. These actions can result in substantial fines, penalties or prohibitions or restrictions on our business activities and could have a material adverse effect on our business, results of operations or financial condition.

For further information on regulatory matters relating to us, see “Regulatory” beginning on page 19 of our Annual Report on Form 10-K for the year ended December 31, 2005.

Legal and regulatory actions are inherent in our businesses and could result in financial losses or harm our businesses.

There continues to be a significant amount of federal and state regulatory activity in the industry relating to numerous issues including, but not limited to, market timing and late trading of mutual fund and variable insurance products and broker-dealer access arrangements. Like others in the industry, we have received inquiries including requests for information and/or subpoenas from various authorities including the SEC, NASD and the New York Attorney General, as well as notices of potential proceedings from the SEC and NASD. We are in the process of responding to, and in some cases have settled or are in the process of settling, certain of these inquiries and potential proceedings. We continue to cooperate fully with such authorities. In addition, we are, and in the future may be, subject to legal actions in the ordinary course of our insurance and investment management operations, both domestically and internationally. Pending legal actions include proceedings relating to aspects of our businesses and operations that are specific to us and proceedings that are typical of the businesses in which we operate. Some of these proceedings have been brought on behalf of various alleged classes of complainants. In certain of these matters, the plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. Substantial legal liability in these or future legal or regulatory actions could have a material financial effect or cause significant harm to our reputation, which in turn could materially harm our business prospects.

Changes in U.S. federal income tax law could make some of our products less attractive to consumers and increase our tax costs.

The Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) as well as the Jobs and Growth Tax Relief Reconciliation Act of 2003 contain provisions that will, over time, significantly lower individual tax rates. This will have the effect of reducing the benefits of deferral on the build-up of value of annuities and life insurance products. EGTRRA also includes provisions that will eliminate, over time, the estate, gift and generation-skipping taxes and partially eliminate the step-up in basis rule applicable to property held in a decedent’s estate. Many of these provisions expire in 2008 and 2010, unless extended. The Bush Administration continues to propose that many of the foregoing rate reductions be made permanent, as well as several tax-favored savings initiatives, such as the elimination of the estate tax, that, if enacted by Congress, could also adversely affect the sale of our annuity, life and tax-qualified retirement products and increase the surrender of such products. Although we cannot predict the overall effect on the sales of our products of the tax law changes included in these Acts, some of these changes might hinder our sales and result in the increased surrender of insurance products.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk, which could negatively affect our businesses or result in losses.

We have devoted significant resources to develop our risk management policies and procedures and expect to continue to do so in the future. Nonetheless, our policies and procedures to identify, monitor and manage risks may not be fully effective. Many of our methods of managing risk and exposures are based upon our use of observed historical market behavior or statistics based on historical models. As a result, these methods may not predict future exposures, which could be significantly greater than the historical measures indicate, such as the risk of pandemics causing a large number of deaths. Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophe occurrence or other matters that is publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective.

Because we are a holding company with no direct operations, the inability of our subsidiaries to pay dividends to us in sufficient amounts would harm our ability to meet our obligations.

We are a holding company, and we have no direct operations. Our principal asset is the capital stock of our insurance, investment management and communication company subsidiaries.

Our ability to meet our obligations for payment of interest and principal on outstanding debt obligations and to pay dividends to shareholders and corporate expenses depends upon the surplus and earnings of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance or repay funds to us. Payments of dividends and advances or repayment of funds to us by our insurance subsidiaries are restricted by the applicable laws of their respective jurisdictions, including laws establishing minimum solvency and liquidity thresholds. Changes in these laws can constrain the ability of our subsidiaries to pay dividends or to advance or repay funds to us in sufficient amounts and at times necessary to meet our debt obligations and corporate expenses.

We face a risk of non-collectibility of reinsurance, which could materially affect our results of operations.

We follow the insurance practice of reinsuring with other insurance and reinsurance companies a portion of the risks under the policies written by our insurance subsidiaries (known as ceding). At the end of 2005, we have ceded approximately $320.1 billion on a pro forma basis of life insurance in-force to reinsurers for reinsurance protection. Although reinsurance does not discharge our subsidiaries from their primary obligation to pay policyholders for losses insured under the policies we issue, reinsurance does make the assuming reinsurer liable to the insurance subsidiaries for the reinsured portion of the risk. As of March 31, 2006, we had $8.1 billion on a pro forma basis of reinsurance receivables from reinsurers for paid and unpaid losses, for which they are obligated to reimburse us under our reinsurance contracts. Of this amount, $4.1 billion relates to the sale of our reinsurance business to Swiss Re in 2001 through an indemnity reinsurance agreement. During 2004, Swiss Re funded a trust to support this business. The balance in the trust changes as a result of ongoing reinsurance activity and was $1.7 billion at March 31, 2006. In addition, should Swiss Re’s financial strength ratings drop below either S&P AA- or AM Best A or their NAIC risk-based capital ratio fall below 250%, assets equal to the reserves supporting business reinsured must be placed into a trust according to pre-established asset quality guidelines. Furthermore, approximately $2.0 billion of the Swiss Re treaties are funds-withheld structures where we have a right of offset on assets backing the reinsurance receivables. The balance of the reinsurance is due from a diverse group of reinsurers. The collectibility of reinsurance is largely a function of the solvency of the individual reinsurers. We perform annual credit reviews on our reinsurers, focusing on, among other things, financial capacity, stability, trends and commitment to the reinsurance business. We also require assets in trust, letters of credit or other acceptable collateral to support balances due from reinsurers not authorized to transact business in the applicable jurisdictions. Despite these measures, a reinsurer’s insolvency, inability or unwillingness to make payments under the terms of a reinsurance contract, especially Swiss Re, could have a material adverse effect on our results of operations and financial condition.

Significant adverse mortality experience may result in the loss of, or higher prices for, reinsurance.

We reinsure a significant amount of the mortality risk on fully underwritten newly issued life insurance contracts. We regularly review retention limits for continued appropriateness and they may be changed in the future. If we were to experience adverse mortality experience, a significant portion of that would be reimbursed by our reinsurers. Prolonged or severe adverse mortality experience could result in increased reinsurance costs, and ultimately, reinsurers not willing to offer coverage. If we are unable to maintain our current level of reinsurance or purchase new reinsurance protection in amounts that we consider sufficient, we would either have to be willing to accept an increase in our net exposures or revise our pricing to reflect higher reinsurance premiums. If this were to occur, we may be exposed to reduced profitability and cash flow strain or we may not be able to price new business at competitive rates.

We may be unable to attract and retain sales representatives and other employees, particularly financial advisors.

We compete to attract and retain financial advisors, portfolio managers and other employees, as well as independent distributors of our products. Intense competition exists for persons and independent distributors with demonstrated ability. We compete with other financial institutions primarily on the basis of our products, compensation, support services and financial position. Sales in our businesses and our results of operations and financial condition could be materially adversely affected if we are unsuccessful in attracting and retaining financial advisors, portfolio managers and other employees, as well as independent distributors of our products. For example, in 2005, we changed the compensation structure for LFA’s financial advisors. Although we believe the new compensation structure will benefit us, our policyholders and our planners, if a significant number of financial advisors terminate their affiliation with us, it could have a negative impact on our sales and ability to retain existing in-force business. During 2005, the number of new planners recruited to LFA was down relative to prior years, which is partially a result of LFA focusing more on recruiting experienced planners than in it had in prior years.

Our sales representatives are not captive and may sell products of our competitors.

We sell our annuity and life insurance products through independent sales representatives. These representatives are not captive, which means they may also sell our competitors’ products. If our competitors offer products that are more attractive than ours, or pay higher commission rates to the sales representatives than we do, these representatives may concentrate their efforts in selling our competitors’ products instead of ours.

Intense competition could negatively affect our ability to maintain or increase our profitability.

Our businesses are intensely competitive. We compete based on a number of factors including name recognition, service, the quality of investment advice, investment performance, product features, price, perceived financial strength, and claims-paying and credit ratings. Our competitors include insurers, broker-dealers, financial advisors, asset managers and other financial institutions. A number of our business units face competitors that have greater market share, offer a broader range of products or have higher financial strength or credit ratings than we do.

In recent years, there has been substantial consolidation and convergence among companies in the financial services industry resulting in increased competition from large, well-capitalized financial services firms. Many of these firms also have been able to increase their distribution systems through mergers or contractual arrangements. Furthermore, larger competitors may have lower operating costs and an ability to absorb greater risk while maintaining their financial strength ratings, thereby allowing them to price their products more competitively. We expect consolidation to continue and perhaps accelerate in the future, thereby increasing competitive pressure on us.

Losses due to defaults by others could reduce our profitability or negatively affect the value of our investments.

Third parties that owe us money, securities or other assets may not pay or perform their obligations. These parties include the issuers whose securities we hold, borrowers under the mortgage loans we make, customers, trading counterparties, counterparties under swaps and other derivative contracts, reinsurers and other financial intermediaries. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, downturns in the economy or real estate values, operational failure, corporate governance issues or other reasons. A downturn in the United States and other economies could result in increased impairments.

Our communications business faces a variety of risks that could adversely affect its results.

Our communications business relies on advertising revenues, and therefore is sensitive to cyclical changes in both the general economy and in the economic strength of local markets. Also, our stations derived 21.4%, 21.4% and 23.5% of their 2005, 2004 and 2003 advertising revenues from the automotive industry. If automobile advertising is severely curtailed, it could have a negative impact on broadcasting revenues.

For 2005, 7.1% of television revenues came from a network agreement with two CBS-affiliated stations that expires in 2011. The trend in the industry is away from the networks compensating affiliates for carrying their programming and there is a possibility those revenues will be eliminated when the contract is renewed.

Technological media changes, such as satellite radio and the Internet, and consolidation in the broadcast and advertising industries, may increase competition for audiences and advertisers.

Our communications business has commitments for purchases of syndicated television programming and commitments for other contracts and future sports programming rights, payable through 2011. These commitments are not reflected as an asset or liability in our balance sheet because the programs are not currently available for use. If sports programming advertising revenue decreases in the future, the commitments may have a material adverse effect on the financial position and earnings of the segment.

Risk Factors in Connection with the Jefferson-Pilot Merger

The merger with Jefferson-Pilot may cause disruptions in our business, which could have an adverse effect on our business and financial results.

The merger may cause disruptions in our business. Specifically:

•	current employees and agents may experience uncertainty about their future roles with the new company, which might adversely affect our ability to retain key managers and other employees and agents; and

•	the attention of our management may be directed toward the recently completed merger and not their ongoing business.

The anticipated benefits of combining Jefferson-Pilot and us may not be realized.

We merged with Jefferson-Pilot with the expectation that the merger would result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the resulting company in its businesses, cross-selling opportunities, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether we and Jefferson-Pilot are integrated in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact the resulting company’s business, financial condition and operating results.

We may have difficulty integrating Jefferson-Pilot and may incur substantial costs in connection with the integration.

We may experience material unanticipated difficulties or expenses in connection with integrating Jefferson-Pilot, especially given the relatively large size of the merger. Integrating Jefferson-Pilot with us will be a complex, time-consuming and expensive process. Before the merger, we and Jefferson-Pilot operated independently, each with its own business, products, customers, employees, culture and systems.

We may face substantial difficulties, costs and delays in integrating Jefferson-Pilot. These factors may include:

•	perceived adverse changes in product offerings available to clients or client service standards, whether or not these changes do, in fact, occur;

•	conditions imposed by regulators in connection with their decisions whether to approve the merger;

•	potential charges to earnings resulting from the application of purchase accounting to the transaction;

•	the retention of existing clients, key portfolio managers, sales representatives and wholesalers of each company; and

•	retaining and integrating management and other key employees of the resulting company.

We may seek to combine certain operations and functions using common information and communication systems, operating procedures, financial controls and human resource practices, including training, professional development and benefit programs. We may be unsuccessful or delayed in implementing the integration of these systems and processes.

Any one or all of these factors may cause increased operating costs, worse than anticipated financial performance or the loss of clients, employees and agents. Many of these factors are outside our control.

USE OF PROCEEDS

We estimate that, after deducting expenses and underwriting discounts and commissions, our net proceeds from this offering will be approximately $      . We anticipate that we will use all of the net proceeds from this offering to repay a portion of the outstanding loan balance of $1.033 billion under the bridge facility used to finance the cash portion of the merger consideration in connection with the merger of Jefferson-Pilot into a wholly-owned subsidiary of LNC and the repurchase of shares under a private accelerated stock buyback program. The interest rate on our outstanding indebtedness under the bridge facility is LIBOR plus 0.23%, and we are required to pay certain fees under the bridge facility, including a facility fee of 0.02% of the aggregate commitment amount. The bridge facility expires on December 22, 2006.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2006 and includes adjustments resulting from the merger and the financing related to the merger. The “Actual” column reflects our capitalization as of March 31, 2006 on a historical basis, without any adjustments to reflect subsequent or anticipated events. The “Adjusted for the Merger and Related Financing” column reflects pro forma adjustments to reflect the consummation of the merger as of March 31, 2006 and our recent senior notes offering, our recent offering of 6.75% capital securities and this offering. The following data is qualified in its entirety by, and should be read in conjunction with, our consolidated financial statements and notes thereto incorporated in this prospectus supplement and the accompanying base prospectus by reference.

	March 31, 2006
	Actual	Adjusted for the Merger and Related Financing(1)
	(In millions)
Short-term debt:
Commercial paper	$11	$11
Jefferson-Pilot	—	—

Total short-term debt	11	11

Long-term debt less current portion:
5.25% notes, due 2007	250	250
6.5% notes, due 2008	100	100
6.20% notes, due 2011	250	250
4.75% notes, due 2014	199	199
7.00% notes, due 2018	200	200
Floating rate notes, due 2009	—	500
6.15% notes, due 2036	—	500
6.75% capital securities, due 2066	—	275
Jefferson-Pilot securities:
4.75% notes, due 2014	—	300
Floating rate, Extendible Liquidity Securities	—	300

Total long-term debt	999	2,874

Junior subordinated debentures issued to affiliated trusts:
7.65% notes, due 2050	178	178
6.75% notes, due 2052	154	154
Jefferson-Pilot securities:
8.14% notes, due 2046	—	206
8.285% notes, due 2046	—	103

Total	332	641

Capital securities offered	—	1,025

Elimination of debt securities held by one company and issued by the other company	—	(30)

Total Debt	$1,342	$4,521

Shareholders’ Equity:
Series A preferred stock	$1	$1
Common stock and additional paid-in capital	1,818	7,447
Retained earnings	4,236	4,236
Accumulated other comprehensive income	283	283

Total Shareholders’ Equity	$6,338	$11,967

Total Capitalization	$7,680	$16,488

(1)	Adjusted to include the debt of Jefferson-Pilot Corporation acquired by LNC as a result of the completion of its merger with Jefferson-Pilot on April 3, 2006, the value assigned to LNC stock issued to Jefferson-Pilot shareholders and to outstanding Jefferson-Pilot stock options and the retirement of $500 million of LNC common stock through an accelerated stock repurchase program as discussed in the unaudited condensed pro forma financial statements, and to reflect the recent offering of senior notes, the recent offering of 6.75% capital securities and the capital securities being offered hereby, all of which is expected to total $2.3 billion.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF LNC

The following table presents our selected historical consolidated financial data at March 31, 2006 and 2005 and at December 31, 2005, 2004, 2003, 2002 and 2001. The selected financial data is derived from our audited financial statements for those years. The following data should be read in conjunction with the financial statements and the related notes thereto and the pro forma financial information incorporated by reference in this prospectus supplement and the accompanying base prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001(1)
	(In Millions, Except Per Share Information)
Consolidated Summaries of Income
Total revenue	$1,417.0	$1,313.2	$5,487.9	$5,371.3	$5,283.9	$4,635.5	$6,378.0
Income before cumulative effect of accounting changes	$221.2	$178.9	831.1	731.5	767.1	48.8	561.2
Cumulative effect of accounting changes	—	—	—	(24.5)	(255.2)	—	(15.6)

Net Income	$221.2	$178.9	$831.1	$707.0	$511.9	$48.8	$545.6

Per Common Share Data(2)
Net Income-Basic	$1.27	$1.03	$4.80	$4.01	$2.89	$0.27	$2.89
Net Income-Diluted	1.24	1.01	4.72	3.95	2.85	0.26	2.85
Common stock dividends	0.380	0.365	1.475	1.415	1.355	1.295	1.235

	At March 31,		At December 31,
	2006	2005	2005	2004	2003	2002	2001(1)
	(In Millions, Except Per Share Information)
Consolidated Period-End Balance Sheet Items
Assets	$128,393.9	$116,352.2	$124,787.6	$116,219.3	$106,744.9	$93,184.6	$98,041.6
Long-term debt	998.5	1,046.6	999.0	1,048.6	1,117.5	1,119.2	861.8
Junior subordinated debentures issued to affiliated trusts	332.3	336.6	334.0	339.8	341.3	392.7	474.7
Shareholders’ equity	6,338.2	6,042.9	6,384.4	6,175.6	5,811.6	5,347.5	5,303.8

Period-End Per Common Share Data(2)
Shareholders’ equity (including accumulated other comprehensive income)	$35.99	$34.74	$36.69	$35.53	$32.56	$30.10	$28.32
Shareholders’ equity (excluding accumulated other comprehensive income)	34.37	30.85	33.66	30.17	27.69	25.97	27.39
Market value of common stock	54.59	45.14	53.03	46.68	40.37	31.58	48.57

(1)	As discussed in Note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005, LNC sold its reinsurance operations for approximately $2.0 billion on December 7, 2001. Revenues for 2001 include $1.7 billion from the reinsurance operations.

(2)	Per share amounts were affected by the retirement of 755,000 shares of common stock in the first quarter of 2005, and 2,331,000, 7,611,910, 12,088,100 and 11,278,022 shares of common stock for the years ended December 31, 2005, 2004, 2002 and 2001, respectively. In addition, 4,630,318 shares of common stock were issued in 2001 related to the settlement of purchase contracts issued in conjunction with FELINE PRIDES financing.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF JEFFERSON-PILOT

The following table presents Jefferson-Pilot’s selected consolidated historical financial data at March 31, 2006 and 2005 and at December 31, 2005, 2004, 2003, 2002 and 2001. The selected financial data is derived from Jefferson-Pilot’s audited financial statements for those years. The following data should be read in conjunction with the financial statements and the related notes thereto and the pro forma financial information incorporated by reference in this prospectus supplement and the accompanying base prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(In Millions, Except Per Share Information)
Consolidated Summaries of Income
Total revenue	$1,089.5	$1,037.2	$4,219.7	$4,102.1	$3,572.9	$3,406.0	$3,322.0
Income before cumulative effect of accounting changes	$138.3	$161.2	578.6	562.7	491.6	450.2	511.3
Cumulative effect of accounting changes	—	—	—	(16.6)	—	—	1.5

Net Income	$138.3	$161.2	$578.6	$546.1	$491.6	$450.2	$512.8

Per Common Share Data(1)
Net Income-Basic	NM	$1.18	$4.28	$3.96	$3.47	$3.07	$3.38
Net Income-Diluted	NM	1.17	4.25	3.92	3.44	3.04	3.34
Common stock dividends	NM	0.380	1.64	1.47	1.29	1.18	1.09

	At March 31,		At December 31,
	2006	2005	2005	2004	2003	2002	2001
	(In Millions, Except Per Share Information)

Consolidated Period-End Balance Sheet Items(1)
Assets	$35,753.1	$35,151.1	$36,078.3	$35,104.8	$32,696.3	$30,618.9	$29,005.0
Long-term debt	599.7	599.7	599.7	599.6	—	—	—
Junior subordinated debentures issued to affiliated trusts	309.3	309.3	309.3	309.3	309.3	309.3	—
Shareholders’ equity	3,867.6	3,831.3	3,916.9	3,933.9	3,805.9	3,540.0	3,390.9

Period-End Per Common Share Data(1)
Shareholders’ equity (including accumulated other comprehensive income)	NM	$28.18	$29.15	$28.75	$27.07	$24.79	$22.61
Shareholders’ equity (excluding accumulated other comprehensive income)	NM	24.43	25.89	23.76	22.21	20.52	19.84
Market value of common stock	NM	49.05	56.93	51.96	50.65	38.11	46.27

(1)	“NM” indicates that the data is not meaningful.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2006

On April 3, 2006, LNC and Jefferson-Pilot consummated the merger. The Jefferson-Pilot historical consolidated financial statements for the year ended December 31, 2005 are included in Jefferson-Pilot’s Annual Report on Form 10-K for the year ended December 31, 2005.

The following unaudited pro forma condensed combined financial statements of LNC give effect to the merger as if it had been completed as of January 1, 2006 with respect to the pro forma results of operations data, and as of March 31, 2006 with respect to the pro forma balance sheet data. The unaudited proforma condensed combined financial information also gives effect to the initial funding of the cash portion of the merger consideration through a bridge financing facility and the issuance of the portion of the capital securities and senior notes that we have issued or that we expect to issue to repay all of the outstanding debt under the bridge financing facility as if they occurred on January 1, 2006. We have adjusted the historical consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information below should be read in conjunction with the notes thereto and our unaudited consolidated financial statements for the quarterly period ended March 31, 2006 in our Quarterly Report on Form 10-Q, and our audited historical consolidated financial statements for the year ended December 31, 2005 included in our Annual Report on Form 10-K.

The merger will be accounted for under the purchase method of accounting, with LNC treated as the accounting acquirer. Under this method of accounting, the purchase price will be allocated to Jefferson-Pilot’s net assets based upon the estimated fair values of Jefferson-Pilot’s assets and liabilities at the date of completion of the merger. The actual purchase price to be so allocated will depend upon, among other things, the number of shares of Jefferson-Pilot common stock issued and outstanding or subject to outstanding options immediately prior to the merger. The unaudited pro forma condensed combined financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase price to Jefferson-Pilot’s net assets as of March 31, 2006. The purchase price allocation reflected herein is preliminary and final allocation of the purchase price will be based upon the actual purchase price and the actual assets and liabilities of Jefferson-Pilot as of the date of the completion of the merger. Accordingly, the actual purchase accounting adjustments may differ materially from the pro forma adjustments reflected herein.

The following unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of what our actual financial position or results of operations would have been had the merger been completed on the date indicated above. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the resulting company. These statements do not give effect to (1) the impact of possible revenue enhancements, expense efficiencies or synergies expected to result from the merger or contemplated share repurchases of our common stock, (2) the merger related costs of approximately $180 million to integrate our and Jefferson-Pilot’s operations or (3) the effects of transactions or developments that may occur subsequent to the merger. The foregoing matters could cause both LNC’s pro forma historical financial position and results of operations, and LNC’s actual future financial position and results of operations, to differ materially from those presented in the following unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

(in millions)

March 31, 2006

	Lincoln National Corporation	Jefferson- Pilot Corporation	Pro Forma Adjustments	Note	Pro Forma
ASSETS
Investments:
Securities available-for-sale, at fair value:
Fixed maturity	$32,893	$19,897	$1,827	3(a) 3(b)	$54,617
Equity	176	624	(3)	3(c)	797
Fixed maturity held-to-maturity	—	1,828	(1,828)	3(a)	—
Trading securities	3,190	—	—		3,190
Mortgage loans on real estate	3,586	3,920	114	3(d)	7,620
Policy loans	1,860	837	—		2,697
Other investments	868	413	144	3(e)	1,425

Total Investments	42,573	27,519	254		70,346
Cash and invested cash	1,974	39	(90)	3(f)	1,923
Deferred acquisition costs and value of business acquired	5,367	2,987	(496)	3(g)	7,858
Amounts recoverable from reinsurers	6,900	1,296	(143)	3(h)	8,053
Goodwill	1,194	312	3,108	3(i)	4,614
Other intangible assets	—	198	583	3(j)	781
Other assets	2,402	828	137	3(k)	3,367
Assets held in separate accounts	67,984	2,574	—		70,558

Total Assets	$128,394	$35,753	$3,353		$167,500

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Insurance and Investment Contract Liabilities:
Insurance policy and claim reserves	$24,716	$4,682	$107	3(l)	$29,505
Contractholder funds	22,285	22,438	(604)	3(m)	44,119

Total Insurance and Investment Contract Liabilities	47,001	27,120	(497)		73,624
Short-term debt	11	—	—		11
Long-term debt	999	600	1,778	3(n)	3,377
Junior subordinated debentures issued to affiliated trusts	332	309	(12)	3(o)	629
Funds withheld reinsurance liabilities	2,058	—	—		2,058
Deferred gain on indemnity reinsurance	817	—	—		817
Other liabilities	2,854	1,283	322	3(p)	4,459
Liabilities related to separate accounts	67,984	2,574	—		70,558

Total Liabilities	122,056	31,886	1,591		155,533

Shareholders’ Equity:
Series A preferred stock	1	—	—		1
Common stock and additional paid-in capital	1,818	232	5,397	3(q)	7,447
Retained earnings	4,236	3,431	(3,431)	3(r)	4,236
Accumulated other comprehensive income	283	204	(204)	3(s)	283

Total Shareholders’ Equity	6,338	3,867	1,762		11,967

Total Liabilities and Shareholders’ Equity	$128,394	$35,753	$3,353		$167,500

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Income

(in millions, except share amounts)

Three Months Ended March 31, 2006

	Lincoln National Corporation	Jefferson-Pilot Corporation	Pro Forma Adjustments	Note	Pro Forma
Revenue:
Insurance premiums and fees	$554	$561	$(12)	3(t)	$1,103
Net investment income	678	438	(1)	3(u)	1,115
Other revenue and fees	185	90			275

Total Revenue	1,417	1,089	(13)		2,493

Benefits and Expenses:
Benefits	584	613	(10)	3(v)	1,187
Underwriting, acquisition, insurance and other expenses	496	265	(13)	3(w)	748
Interest and debt expense	22	16	25	3(x)	63

Total Benefits and Expenses	1,102	894	2		1,998

Income before Federal income taxes	315	195	(15)		495
Federal income taxes (benefit)	94	57	(5)	3(y)	146

Net Income	$221	$138	$(10)		$349

Common shares—basic	174,577,421				286,882,378
Common shares—diluted	177,929,653				291,852,167
Net Income per Common Share
Basic	$1.27				$1.22

Diluted	$1.24				$1.20

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

Note 1—Reporting Reclassifications

Certain amounts in the historical consolidated financial statements of Jefferson-Pilot have been reclassified to conform to LNC’s historical financial statement presentation. While LNC and Jefferson-Pilot have completed a preliminary review of their respective accounting and financial reporting policies as compared to those used by the other company, this review is ongoing and will continue throughout the merger process. As such, additional reclassifications or pro forma adjustments may be identified.

Note 2—Purchase Price and Financing Considerations

LNC funded the $1.8 billion cash portion of the merger consideration through the issuance of debt under a bridge financing facility. LNC expects to repay all, or substantially all of the outstanding debt under the bridge financing facility through the issuance of long-term debt, including senior notes and capital securities described below. The unaudited pro forma condensed combined financial information reflects the issuance of 112,304,957 shares of LNC common stock with an aggregate value of $5.5 billion (see note 1 to the table below), the conversion of all outstanding Jefferson-Pilot stock options at the date of the merger with an estimated value of approximately $131 million at March 31, 2006, and the cash payment of $1.8 billion and estimated transaction costs of $63 million.

Goodwill of $3.4 billion is a result of the excess of purchase price over the estimated fair value of Jefferson-Pilot’s net assets at March 31, 2006. The purchase price is assumed to be $7.5 billion, including certain estimated purchase price adjustments related to the merger as shown in the table below. The estimated fair value of Jefferson-Pilot’s net assets is assumed to be $4.1 billion based on the carrying value of net assets at March 31, 2006 plus estimated fair value pro forma adjustments as shown in the table below. Preliminary values and lives have been assigned to the acquired assets and liabilities assumed for the purposes of these unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements reflect LNC’s estimates of the fair value of the net assets of Jefferson-Pilot as of March 31, 2006, and the allocation of the purchase price to the fair value of Jefferson-Pilot’s net assets, including identified intangible assets. The estimated fair values and lives will be refined during the completion of the merger process and may vary materially from the amounts included herein.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION (Continued)

Note 2—Purchase Price and Financing Considerations (Continued)

The allocation of the purchase price follows:

	March 31, 2006
	(in millions except share data)
Jefferson-Pilot common shares outstanding	135,140,837
Common shares converted into cash ($1.8 billion divided by cash consideration of $55.96)	(32,165,450)

Jefferson-Pilot common shares converted into LNC common shares	102,975,387
Exchange ratio	1.0906

Estimated LNC common shares to be issued	112,304,957
Purchase price per LNC common share[1]	$48.98
Fair value of the shares to be issued		$5,501

Cash to be paid to Jefferson-Pilot shareholders		1,800
Fair value of Jefferson-Pilot stock options		131
Estimated transaction costs		63

Total estimated purchase price		7,495

Net assets acquired at December 31, 2005
Carrying value of net assets prior to merger	$3,867
Estimated fair value adjustments	208

Estimated fair value of net assets acquired		4,075

Total goodwill		$3,420

(1)	Fair value was based on the average closing price of LNC common stock for the five trading days ranging from two days before to two days after October 10, 2005, the date the merger was announced, which was $48.98 per share.

The pro forma financial information presented herein assumes that LNC initially funded the cash portion of the merger consideration of $1.8 billion through the issuance of debt under a bridge financing facility and then repaid such amount through the issuance of $500 million of floating rate senior notes due 2009, $500 million 6.15% senior notes due 2036, and $275 million of 6.75% capital securities due 2066, and anticipated issuance of $525 million of 7.00% capital securities due 2066, callable in 10 years. The unaudited pro forma condensed combined financial information reflects the impact of these financing arrangements using the applicable actual or anticipated borrowing rates for such types of securities. As discussed below in Note 6, management entered into a repurchase arrangement for $500 million in LNC stock, financed initially through issuance of debt under a bridge facility. No pro forma adjustments have been made to reflect the financing of the repurchase of LNC shares.

The interest rates used to calculate the impact of the financing on the pro forma financial information were based on the securities issued or were estimated based on LNC’s borrowing rates at April 29, 2006. LNC’s borrowing rates are sensitive to changes in risk-free rates and credit spreads. The actual interest rates may differ materially from those estimated by LNC.

Options outstanding to acquire Jefferson-Pilot common stock immediately prior to the effective time of the merger remain subject to the same terms and conditions as were in effect with respect to the options immediately prior to the effective time of the merger, except that each of these stock options is now exercisable for LNC common stock equal to the number of shares of Jefferson-Pilot common stock subject to such option multiplied by 1.0906 (rounded down to the nearest whole share), with the exercise price determined by dividing the exercise price

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION (Continued)

Note 2—Purchase Price and Financing Considerations (Continued)

of the Jefferson-Pilot options by 1.0906 (rounded up to the sixth decimal place). Each unvested Jefferson-Pilot stock option held by an employee, officer or director and granted prior to October 9, 2005 (which was the date we signed the merger agreement) and outstanding under any Jefferson-Pilot stock option plan became fully vested and exercisable in connection with the merger. Jefferson-Pilot stock options held by its agents did not become fully vested and exercisable in connection with the merger, but will vest in accordance with the applicable option agreement.

The fair value of Jefferson-Pilot options was estimated using a Black-Scholes option pricing model at March 31, 2006. The actual variables used to calculate the fair value of the Jefferson-Pilot options at the date of the merger may differ from those estimated within the accompanying unaudited pro forma condensed combined financial statements.

Note 3—Pro Forma Adjustments

These pro forma adjustments are based on certain estimates and assumptions as of the date of the unaudited pro forma condensed combined financial information. The actual adjustments upon the consummation of the merger will depend on a number of factors, including changes in the estimated fair value of net assets and the effective date of the acquisition. Therefore, the actual adjustments may be different from the adjustments made to prepare the unaudited pro forma condensed combined financial information and such differences may be material.

a)	Adjustment of $1.827 billion includes the redesignation of Jefferson-Pilot’s historical $1.828 billion of held-to-maturity debt securities to available-for-sale based on LNC’s investment policies, $29 million for the difference between the estimated fair value and carrying value of Jefferson-Pilot’s investment in held-to-maturity debt securities, and the elimination of $(30) million of intercompany debt (see adjustment 3(b)). The related amortization of the adjustment to fair value is included in adjustment 3(u).

b)	Adjustment eliminates the fair value of $30 million in available-for-sale fixed maturity securities and related carrying value of the junior subordinated debentures issued to affiliated trusts, of which $24 million is held by LNC and issued by Jefferson-Pilot, and $6 million of which is held by Jefferson-Pilot and issued by LNC. The related eliminations of the interest income and interest expense to both LNC and Jefferson-Pilot are not material.

c)	Adjustment of $(3) million to eliminate the fair value of LNC common stock held in Jefferson-Pilot’s available-for-sale equity securities.

d)	Adjustment of $114 million for the difference between the estimated fair value and carrying value of Jefferson-Pilot’s investment in mortgage loans. The related amortization for this adjustment is included in adjustment 3(u).

e)	Adjustment of $144 million consists of $59 million for the difference between the estimated fair value and carrying value of Jefferson-Pilot’s investment in real estate, including foreclosed properties, and $85 million fair value adjustment for equity method investments. The related depreciation and amortization adjustments were not material.

f)	Adjustment of $(90) million represents the cash position of $1.8 billion resulting from the assumed issuance of senior debt and capital securities as described in Note 2, reduced by estimated discounts and issuance costs of $(27) million. The net cash generated from financing has been reduced by the payment of $(1.8) billion of cash to Jefferson-Pilot shareholders and estimated transaction costs of $(63) million. Actual transaction and issuance costs may vary from these estimates.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION (Continued)

Note 3—Pro Forma Adjustments (Continued)

g)	Adjustment of $(496) million for the purchase accounting adjustment related to the elimination of the historical DAC and the historical VOBA of $(2.987) billion and the establishment of VOBA of $2.491 billion.

The VOBA reflects the estimated fair value of in force contracts and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from the life insurance and annuity contracts in force at the acquisition date. VOBA is based on actuarially determined projections, by each line of business, of future policy and contract charges, premiums, mortality and morbidity, separate account performance, surrenders, operating expenses, investment returns and other factors. Actual experience of the purchased business may vary from these projections. Also included in the determination of VOBA is the elimination of Jefferson-Pilot’s historical deferred revenue liability of $505 million (see adjustment 3(m)).

VOBA is amortized in relation to estimated gross profits or premiums, depending on product type. For interest-sensitive products, if estimated gross profits differ from expectations, the amortization of VOBA will be adjusted to reflect actual experience. The net adjustment to amortization as a result of eliminating the historical DAC and VOBA is included in adjustment 3(w).

h)	Adjustment of $(143) million eliminates the amounts recoverable from reinsurers with corresponding eliminations to policy liabilities of $(44) million and contractholder funds of $(99) million resulting from reinsurance arrangements between Jefferson-Pilot and LNC. The reinsurance arrangement between Jefferson-Pilot and LNC was included in LNC’s indemnity reinsurance arrangement with Swiss Re as part of LNC’s 2001 sale of its reinsurance business.

i)	Adjustment of $3.108 billion represents the elimination of Jefferson-Pilot’s historical goodwill of $(312) million and the recording of $3.420 billion of goodwill arising from the transaction. See computation of estimated goodwill in Note 2.

j)	Adjustment of $583 million consists of the establishment of $782 million for identifiable other intangible assets, including $682 million for identifiable other intangible assets related to Jefferson-Pilot’s communications business and $100 million for the estimated value of the sales force acquired, offset by the elimination of $(199) million related to Jefferson-Pilot’s historical other intangible assets, including $85 million for deferred sales inducements, which are referred to as DSI. The identifiable assets will be amortized in relation to the expected economic benefits of the agreement. The related amortization for the adjustment to identified intangibles is included in adjustment 3(w). The reversal of historical amortization expense related to the DSI is included in adjustment 3(v).

k)	Adjustment of $137 million consists of $27 million of financing costs (see adjustment 3(f)) and the fair value adjustment of $113 million for the difference between the estimated fair value and carrying value of Jefferson-Pilot’s other assets consisting of a $138 million increase in the value of owner occupied real estate, offset by a $(25) million fair value adjustment to the pension asset. The adjustment includes $(3) million to expense prepaid merger costs. The adjustments to amortize financing costs and for depreciation expense on owner occupied real estate were not material.

l)	Adjustment of $107 million includes a $151 million increase to the carrying value of Jefferson-Pilot’s liability for future policy benefits based on current assumptions and the elimination of $(44) million related to policy and claim liabilities reinsured by LNC. See adjustment 3(h) for additional information on the reinsurance between Jefferson-Pilot and LNC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION (Continued)

Note 3—Pro Forma Adjustments (Continued)

m)	Adjustment of $(604) million includes the elimination of $(505) million for Jefferson-Pilot’s historical deferred revenue liability and the elimination of $(99) million related to liabilities reinsured by LNC. See adjustment 3(h) for additional information on the reinsurance arrangements between Jefferson-Pilot and LNC.

n)	Adjustment of $1.778 billion includes $1.8 billion for the issuance of $1.0 billion of senior debt and $800 million of capital securities as described in Note 2, offset by an adjustment of $(16) million to record the difference between the historical amount and estimated fair value (present value of amounts to be paid determined at appropriate current interest rates) of Jefferson-Pilot’s notes payable and the elimination of $(6) million of LNC senior notes held by Jefferson-Pilot. Related interest expense is also described in Note 2. Related debt issuance costs are described in adjustment 3(k).

o)	Adjustment of $(12) million includes $(24) million for the elimination of debt securities as described in adjustment 3(b), offset by an adjustment of $12 million to record the difference between the historical amount and estimated fair value (present value of amounts to be paid determined at appropriate current interest rates) of Jefferson-Pilot’s junior subordinated debentures payable to affiliated trusts. Related interest expense is also described in adjustment 3(x).

p)	Adjustment of $322 million consists of a $312 million adjustment to Jefferson-Pilot’s federal and state income tax liabilities and a $10 million liability for Jefferson-Pilot’s employment contractual buyouts and severance.

q)	Adjustment of $5.397 billion includes $5.501 billion for the issuance of LNC common stock to Jefferson-Pilot shareholders, $131 million for the fair value of outstanding stock options granted to Jefferson-Pilot employees and directors (see Note 2), $(232) million to eliminate Jefferson-Pilot’s historical common stock and paid-in-capital, and $(3) million to eliminate the fair value of LNC common stock held in Jefferson-Pilot’s available-for-sale equity securities (see adjustment 3(c)).

r)	Adjustment of $(3.431) billion to eliminate Jefferson-Pilot’s historical retained earnings.

s)	Adjustment of $(204) million to eliminate Jefferson-Pilot’s historical accumulated other comprehensive income.

t)	Adjustment of $(12) million to eliminate the amortization of deferred policy fees resulting from the elimination of such deferred revenue in purchase accounting, included in adjustment 3(m).

u)	Adjustment of $(1) million includes amortization of discounts of $3 million on fixed maturity securities of Jefferson-Pilot resulting from the fair value adjustment of these assets as of March 31, 2006 (see adjustment 3(a)). Realized gains and losses have not been adjusted, and therefore, are based on their historical cost basis. Also included in the adjustment is $(4) million in amortization of the adjustment in fair value of mortgage loans and other investments (see adjustment 3(d)).

v)	Adjustment of $(10) million includes $(7) million for the amortization of the adjustment to the liability for future policy benefits and for interest credited to policyholders related to the increase in the carrying value of Jefferson-Pilot’s contractholder funds (see adjustment 3(l)), and $(3) million for the reversal of Jefferson-Pilot’s historical amortization of DSI (see adjustment 3(j)).

w)	Adjustment of $(13) million includes $(15) million for the reduction in amortization expense related to the fair value adjustment of DAC and VOBA (see adjustment 3(g)), $3 million for the amortization of other identified intangibles (see adjustment 3(j)), and a $(1) million decrease to pension expense (see adjustment 3(k)).

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION (Continued)

Note 3—Pro Forma Adjustments (Continued)

x)	Adjustment of $25 million includes $27 million for interest expense related to financing of the merger, and $(2) million related to the amortization of the fair value of Jefferson-Pilot’s debt securities (see adjustment 3(o)). The elimination of interest expense for intercompany debt (see adjustments 3(b) and 3(o)) was not material.

y)	Adjustment represents the income tax effect of all pro forma consolidated statement of income adjustments using the U.S. federal tax rate of 35%.

Note 4—Merger Related Charges

In connection with the merger, LNC’s preliminary integration plan includes merger related costs of approximately $180 million to integrate LNC’s and Jefferson-Pilot’s operations. Depending on the nature of such costs, they will either be included in the purchase price allocation, or be treated as period costs and charged to the Statement of Income as incurred. The specific details of these plans will continue to be refined.

Note 5—Earnings per Share

The pro forma earnings per share reflect the weighted average number of LNC shares that would have been outstanding had the transaction occurred as at January 1, 2006. Jefferson-Pilot options, which factor into the dilution calculation, were converted at an assumed 1.0906 exchange ratio, as provided in the merger agreement, see Note 2.

The effect of certain potentially dilutive securities was excluded from the computation of diluted earnings per share as their effect is anti-dilutive.

Note 6—Accelerated Stock Repurchase Program

On April 3, 2006, LNC entered into an agreement with a third party broker-dealer to purchase shares of our common stock, under an accelerated stock repurchase program, for an aggregate purchase price of $500 million. The number of shares to be repurchased under this arrangement will be approximately 8 million but not more than approximately 9 million shares, based on the volume weighted average share price of our common stock over the program’s duration. On April 10, 2006, we funded the arrangement by borrowing $500 million under the bridge facility and received approximately 8 million shares of our common stock, which were retired. We expect the program to be completed in the third quarter of 2006. As discussed in Note 2, the pro forma financial statements do not include any effects from this transaction.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

AS OF AND FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2005

On April 3, 2006, LNC and Jefferson-Pilot consummated the merger. The Jefferson-Pilot historical consolidated financial statements for the year ended December 31, 2005 contained in Jefferson-Pilot’s Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated herein by reference.

The following unaudited pro forma condensed combined financial statements of LNC give effect to the merger as if it had been completed as of January 1, 2005 with respect to the pro forma results of operations data, and as of December 31, 2005 with respect to the pro forma balance sheet data. The unaudited pro forma condensed combined financial information also gives effect to the initial funding of the cash portion of the merger consideration through a bridge financing facility and the issuance of the portion of the capital securities and senior notes that we expect to issue to repay all of the outstanding debt under the bridge financing facility as if they occurred on or as of the dates indicated. We have adjusted the historical consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information below should be read in conjunction with the notes thereto, our unaudited historical consolidated financial statements for the quarter ended March 31, 2006 included in our Quarterly Report on Form 10-Q and our audited historical consolidated financial statements for the year ended December 31, 2005 included in our Annual Report on Form 10-K and the audited historical consolidated financial statements for the year ended December 31, 2005 of Jefferson-Pilot included in its Annual Report on Form 10-K.

The merger will be accounted for under the purchase method of accounting, with LNC treated as the accounting acquirer. Under this method of accounting, the purchase price will be allocated to Jefferson-Pilot’s net assets based upon the estimated fair values of Jefferson-Pilot’s assets and liabilities at the date of completion of the merger. The actual purchase price to be so allocated will depend upon, among other things, the number of shares of Jefferson-Pilot common stock issued and outstanding or subject to outstanding options immediately prior to the merger. The unaudited pro forma condensed combined financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase price to Jefferson-Pilot’s net assets as of December 31, 2005. The purchase price allocation reflected herein is preliminary and final allocation of the purchase price will be based upon the actual purchase price and the actual assets and liabilities of Jefferson-Pilot as of the date of the completion of the merger. Accordingly, the actual purchase accounting adjustments may differ materially from the pro forma adjustments reflected herein.

The following unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of what our actual financial position or results of operations would have been had the merger been completed on the date indicated above. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the resulting company. These statements do not give effect to (1) our or Jefferson-Pilot’s results of operations or other transactions or developments since December 31, 2005, (2) the impact of possible revenue enhancements, expense efficiencies or synergies expected to result from the merger or contemplated share repurchases of our common stock, (3) the merger related costs of approximately $180 million to integrate our and Jefferson-Pilot’s operations or (4) the effects of transactions or developments that may occur subsequent to the merger. The foregoing matters could cause both LNC’s pro forma historical financial position and results of operations, and LNC’s actual future financial position and results of operations, to differ materially from those presented in the following unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

(in millions)

December 31, 2005

	Lincoln National Corporation	Jefferson- Pilot Corporation	Pro Forma Adjustments	Note	Pro Forma
ASSETS
Investments:
Securities available-for-sale, at fair value:
Fixed maturity	$33,443	$20,206	$2,034	3(a)3(b)	$55,683
Equity	145	620	(3)	3(c)	762
Fixed maturity held-to-maturity	—	1,974	(1,974)	3(a)	—
Trading securities	3,246	—	—		3,246
Mortgage loans on real estate	3,663	3,982	212	3(d)	7,857
Policy loans	1,862	833	—		2,695
Other investments	809	376	208	3(e)	1,393

Total Investments	43,168	27,991	477		71,636
Cash and invested cash	2,312	150	(92)	3(f)	2,370
Deferred acquisition costs and value of business acquired	5,105	2,822	(554)	3(g)	7,373
Amounts recoverable from reinsurers	6,926	1,318	(148)	3(h)	8,096
Goodwill	1,194	312	2,991	3(i)	4,497
Other intangible assets	—	198	979	3(j)	1,177
Other assets	2,336	820	76	3(k)	3,232
Assets held in separate accounts	63,747	2,467	—		66,214

Total Assets	$124,788	$36,078	$3,729		$164,595

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Insurance and Investment Contract Liabilities:
Insurance policy and claim reserves	$24,652	$4,636	$96	3(l)	$29,384
Contractholder funds	22,571	22,456	(227)	3(m)	44,800

Total Insurance and Investment Contract Liabilities	47,223	27,092	(131)		74,184
Short-term debt	120	260	—		380
Long-term debt	999	600	1,783	3(n)	3,382
Junior subordinated debentures issued to affiliated trusts	334	309	(13)	3(o)	630
Funds withheld reinsurance liabilities	2,012	—	—		2,012
Deferred gain on indemnity reinsurance	836	—	—		836
Other liabilities	3,132	1,433	408	3(p)	4,973
Liabilities related to separate accounts	63,747	2,467	—		66,214

Total Liabilities	$118,403	$32,161	$2,047		$152,611

Shareholders’ Equity:
Series A preferred stock	1	—	—		1
Common stock and additional paid-in capital	1,775	186	5,413	3(q)	7,374
Retained earnings	4,081	3,293	(3,293)	3(r)	4,081
Accumulated other comprehensive income	528	438	(438)	3(s)	528

Total Shareholders’ Equity	6,385	3,917	1,682		11,984

Total Liabilities and Shareholders’ Equity	$124,788	$36,078	$3,729		$164,595

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Income

(in millions, except share amounts)

Year Ended December 31, 2005

	Lincoln National Corporation	Jefferson-Pilot Corporation	Pro Forma Adjustments	Note	Pro Forma
Revenue:
Insurance premiums and fees	$2,071	$2,139	$(52)	3(t)	$4,158
Net investment income	2,702	1,691	(97)	3(u)	4,296
Other revenue and fees	715	390			1,105

Total Revenue	5,488	4,220	(149)		9,559

Benefits and Expenses:
Benefits	$2,365	$2,317	$(82)	3(v)	4,600
Underwriting, acquisition, insurance and other expenses	1,959	976	(83)	3(w)	2,852
Interest and debt expense	89	60	106	3(x)	255

Total Benefits and Expenses	4,413	3,353	(59)		7,707

Income before federal income taxes	1,075	867	(90)		1,852
Federal income taxes (benefit)	244	288	(32)	3(y)	500

Net Income	$831	$579	$(58)		$1,352

Common shares—basic	173,069,552				285,294,096
Common shares—diluted	176,144,243				289,457,220
Net Income per Common Share
Basic	$4.80				$4.74

Diluted	$4.72				$4.67

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

Note 1—Reporting Reclassifications

Certain amounts in the historical consolidated financial statements of Jefferson-Pilot have been reclassified to conform to LNC’s historical financial statement presentation. While LNC and Jefferson-Pilot have completed a preliminary review of their respective accounting and financial reporting policies as compared to those used by the other company, this review is ongoing and will continue throughout the merger process. As such, additional reclassifications or pro forma adjustments may be identified.

Note 2—Purchase Price and Financing Considerations

LNC funded the $1.8 billion cash portion of the merger consideration through the issuance of debt under a bridge financing facility. LNC expects to repay all of the outstanding debt under the bridge financing facility through the issuance of long-term debt, including this offering, the recent offering of senior notes and the recent offering of 6.75% capital securities. The unaudited pro forma condensed combined financial information reflects the issuance of 111,472,871 shares of LNC common stock with an aggregate value of $5.5 billion (see note 1 to the table below), the conversion of all outstanding Jefferson-Pilot stock options at the date of the merger with an estimated value of approximately $142 million at December 31, 2005, and the cash payment of $1.8 billion and estimated transaction costs of $63 million.

Goodwill of $3.3 billion is a result of the excess of purchase price over the estimated fair value of Jefferson-Pilot’s net assets at December 31, 2005. The purchase price is assumed to be $7.5 billion, including certain estimated purchase price adjustments related to the merger as shown in the table below. The estimated fair value of Jefferson-Pilot’s net assets is assumed to be $4.2 billion based on the carrying value of net assets at December 31, 2005 plus estimated fair value pro forma adjustments as shown in the table below. Preliminary values and lives have been assigned to the acquired assets and liabilities assumed for the purposes of these unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements reflect LNC’s estimates of the fair value of the net assets of Jefferson-Pilot as of December 31, 2005, and the allocation of the purchase price to the fair value of Jefferson-Pilot’s net assets, including identified intangible assets. The estimated fair values and lives will be refined during the completion of the merger process and may vary materially from the amounts included herein.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION (Continued)

Note 2—Purchase Price and Financing Considerations (Continued)

The allocation of the purchase price follows:

	December 31, 2005
	(in millions except share data)
Jefferson-Pilot common shares outstanding	134,378,258
Estimated common shares converted into cash ($1.8 billion divided by cash consideration of $55.96 per share)	(32,165,833)

Estimated Jefferson-Pilot common shares to be converted into LNC common shares	102,212,425
Exchange ratio	1.0906

Estimated LNC common shares to be issued	111,472,871
Purchase price per LNC common share(1)	$48.98
Fair value of the shares to be issued		$5,460

Cash to be paid to Jefferson-Pilot shareholders		1,800
Fair value of Jefferson-Pilot stock options		142
Estimated transaction costs		63

Total estimated purchase price		7,465

Net assets acquired at December 31, 2005
Carrying value of net assets prior to merger	$3,917
Estimated fair value of net assets acquired	245	4,162

Total goodwill		$3,303

(1)	Fair value was based on the average closing price of LNC common stock for the five trading days ranging from two days before to two days after October 10, 2005, the date the merger was announced, which was $48.98 per share.

The pro forma financial information presented herein assumes that LNC initially funded the cash portion of the merger consideration through the issuance of debt under a bridge financing facility and then repaid the bridge financing facility debt through the issuance of $400 million of 5.05% senior notes due 2009, $500 million 5.85% senior notes due 2036, $450 million of 6.50% Series A capital securities due 2066 callable in 5 years and, $450 million of 6.50% Series B capital securities due 2066 callable in 10 years. The unaudited pro forma condensed combined financial information reflects the impact of these financing arrangements using the anticipated borrowing rates for such types of securities. As discussed below in Note 6, management intends to repurchase $500 million in LNC stock and finance it with subordinated debt securities. No pro forma adjustments have been made to reflect the financing of the $500 million subordinated debt or the repurchase of LNC shares.

The interest rates used to calculate the impact of the financing on the pro forma financial information were estimated based on LNC’s borrowing rates at March 24, 2006. LNC’s borrowing rates are sensitive to changes in risk-free rates and credit spreads. The actual interest rates may differ materially from those estimated by LNC.

Options outstanding to acquire Jefferson-Pilot common stock immediately prior to the effective time of the merger remain subject to the same terms and conditions as were in effect with respect to the options immediately prior to the effective time of the merger, except that each of these stock options is now exercisable for LNC common stock equal to the number of shares of Jefferson-Pilot common stock subject to such option multiplied by 1.0906 (rounded down to the nearest whole share), with the exercise price determined by dividing the exercise

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION (Continued)

Note 2—Purchase Price and Financing Considerations (Continued)

price of the Jefferson-Pilot options by 1.0906 (rounded up to the sixth decimal place). Each unvested Jefferson-Pilot stock option held by an employee, officer or director and granted prior to October 9, 2005 (which was the date we signed the merger agreement) and outstanding under any Jefferson-Pilot stock option plan became fully vested and exercisable in connection with the merger. Jefferson-Pilot stock options held by its agents did not become fully vested and exercisable in connection with the merger, but will vest in accordance with the applicable option agreement.

The fair value of Jefferson-Pilot options was estimated using a Black-Scholes option pricing model at December 31, 2005. The actual variables used to calculate the fair value of the Jefferson-Pilot options at the date of the merger may differ from those estimated within the accompanying unaudited pro forma condensed combined financial statements.

Note 3—Pro Forma Adjustments

These pro forma adjustments are based on certain estimates and assumptions as of the date of the unaudited pro forma condensed combined financial information. The actual adjustments upon the consummation of the merger will depend on a number of factors, including changes in the estimated fair value of net assets and the effective date of the acquisition. Therefore, the actual adjustments may be different from the adjustments made to prepare the unaudited pro forma condensed combined financial information and such differences may be material.

a)	Adjustment of $2.034 billion includes the redesignation of Jefferson-Pilot’s historical $1.974 billion of held-to-maturity debt securities to available-for-sale based on LNC’s investment policies, $90 million for the difference between the estimated fair value and carrying value of Jefferson-Pilot’s investment in held-to-maturity debt securities, and the elimination of $(30) million of intercompany debt (see adjustment 3(b)). The related amortization of the adjustment to fair value is included in adjustment 3(u).

b)	Adjustment of $(30) million to eliminate the fair value of available-for-sale fixed maturity securities and related carrying value of $24 million of the junior subordinated debentures issued to affiliated trusts held by LNC and issued by Jefferson-Pilot and $6 million of senior notes held by Jefferson-Pilot and issued by LNC. The related eliminations of the interest income and interest expense to both LNC and Jefferson-Pilot are included in adjustments 3(u) and 3(x).

c)	Adjustment of $(3) million to eliminate the fair value of LNC common stock held in Jefferson-Pilot’s available-for-sale equity securities.

d)	Adjustment of $212 million for the difference between the estimated fair value and carrying value of Jefferson-Pilot’s investment in mortgage loans. The related amortization for this adjustment is included in adjustment 3(u).

e)	Adjustment of $208 million consists of $122 million for the difference between the estimated fair value and carrying value of Jefferson-Pilot’s investment in real estate, including foreclosed properties, and $86 million fair value adjustment for equity method investments. The related depreciation and amortization adjustments were not material.

f)	Adjustment of $(92) million represents the cash position of $1.8 billion resulting from the assumed issuance of senior debt and capital securities as described in Note 2, reduced by estimated issuance costs of $(29) million. The net cash generated from financing has been reduced by the payment of $(1.8) billion of cash to Jefferson-Pilot shareholders and estimated transaction costs of $(63) million. Actual transaction and issuance costs may vary from these estimates.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION (Continued)

Note 3—Pro Forma Adjustments (Continued)

g)	Adjustment of $(554) million for the purchase accounting adjustment related to the elimination of the historical DAC and the historical VOBA of $(2.822) billion and the establishment of VOBA of $2.268 billion.

The VOBA reflects the estimated fair value of in force contracts and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from the life insurance and annuity contracts in force at the acquisition date. VOBA is based on actuarially determined projections, by each line of business, of future policy and contract charges, premiums, mortality and morbidity, separate account performance, surrenders, operating expenses, investment returns and other factors. Actual experience of the purchased business may vary from these projections. Also included in the determination of VOBA is the elimination of Jefferson-Pilot’s historical deferred revenue liability of $478 million (see adjustment 3(m)).

VOBA is amortized in relation to estimated gross profits or premiums, depending on product type. For interest-sensitive products, if estimated gross profits differ from expectations, the amortization of VOBA will be adjusted to reflect actual experience. The net adjustment to amortization as a result of eliminating the historical DAC and VOBA is included in adjustment 3(w).

h)	Adjustment of $(148) million eliminates the amounts recoverable from reinsurers with corresponding eliminations to policy liabilities of $(51) million and contractholder funds of $(97) million resulting from reinsurance arrangements between Jefferson-Pilot and LNC. The reinsurance arrangement between Jefferson-Pilot and LNC was included in LNC’s indemnity reinsurance arrangement with Swiss Re as part of LNC’s 2001 sale of its reinsurance business.

i)	Adjustment of $2.991 billion represents the elimination of Jefferson-Pilot’s historical goodwill of $(312) million and the recording of $3.303 billion of goodwill arising from the transaction. See computation of estimated goodwill in Note 2.

j)	Adjustment of $979 million consists of the establishment of $1.177 billion for identifiable other intangible assets, including $1.077 billion primarily related to Jefferson-Pilot’s communications business and $100 million for the estimated value of the sales force acquired, offset by the elimination of $(198) million related to Jefferson-Pilot’s historical other intangible assets, including $83 million for deferred sales inducements, which are referred to as DSI. The identifiable assets will be amortized in relation to the expected economic benefits of the agreement. The related amortization for the adjustment to identified intangibles is included in adjustment 3(w). The reversal of historical amortization expense related to the DSI is included in adjustment 3(v).

k)	Adjustment of $76 million consists of $29 million of estimated financing costs (see adjustment 3(f)) and the fair value adjustment of $47 million for the difference between the estimated fair value and carrying value of Jefferson-Pilot’s other assets consisting of a $72 million increase in the value of owner occupied real estate, offset by a $(25) million fair value adjustment to the pension asset. The related adjustment to depreciation expense on owner occupied real estate was not material. The adjustment related to amortization of the estimated financing costs is included in adjustment 3(x).

l)	Adjustment of $96 million includes a $147 million increase to the carrying value of Jefferson-Pilot’s liability for future policy benefits based on current assumptions and the elimination of $(51) million related to policy and claim liabilities reinsured by LNC. See adjustment 3(h) for additional information on the reinsurance between Jefferson-Pilot and LNC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION (Continued)

Note 3—Pro Forma Adjustments (Continued)

m)	Adjustment of $(227) million includes the elimination of $(478) million for Jefferson-Pilot’s historical deferred revenue liability and the elimination of $(97) million related to liabilities reinsured by LNC offset by an increase of $348 million to Jefferson-Pilot’s carrying value of contractholder funds based upon the expected liability cash flows discounted at current crediting rates. See adjustment 3(h) for additional information on the reinsurance arrangements between Jefferson-Pilot and LNC. The related adjustments to benefits for amortization of the adjustment to the liability for future policy benefits and for interest credited related to the increase in the carrying value of Jefferson-Pilot’s contractholder funds is included in adjustment 3(t) and 3(v).

n)	Adjustment of $1.783 billion includes $1.8 billion for the issuance of $900 million of senior debt and $900 million of capital securities being offered as described in Note 2, offset by adjustments of $(11) million to record the difference between the historical amount and estimated fair value (present value of amounts to be paid determined at appropriate current interest rates) of Jefferson-Pilot’s notes payable and $(6) million to eliminate LNC senior notes held by Jefferson-Pilot as described in note 3(b). Related interest expense is also described in Note 2. Related debt issuance costs are described in adjustment 3(k).

o)	Adjustment of $(13) million includes $(24) million for the elimination of Jefferson-Pilot junior subordinated debentures issued to affiliated trusts held by LNC as described in adjustment 3(b), offset by an adjustment of $11 million to record the difference between the historical amount and estimated fair value (present value of amounts to be paid determined at appropriate current interest rates) of Jefferson-Pilot’s junior subordinated debentures payable to affiliated trusts. Related interest expense is also described in adjustment 3(x).

p)	Adjustment of $408 million consists of a $368 million adjustment to Jefferson-Pilot’s federal and state income tax liabilities, a $7 million liability for Jefferson-Pilot’s employment contractual buyouts and severance, and a $33 million adjustment for Jefferson-Pilot’s pension liability. The related adjustment to decrease pension expense is included in adjustment 3(w).

q)	Adjustment of $5.413 billion includes $5.460 billion for the issuance of LNC common stock to Jefferson-Pilot shareholders, $142 million for the fair value of outstanding stock options granted to Jefferson-Pilot employees and directors (see Note 2), $(186) million to eliminate Jefferson-Pilot’s historical common stock and paid-in-capital, and $(3) million to eliminate the fair value of LNC common stock held in Jefferson-Pilot’s available-for-sale equity securities (see adjustment 3(c)).

r)	Adjustment of $(3.293) billion to eliminate Jefferson-Pilot’s historical retained earnings.

s)	Adjustment of $(438) million to eliminate Jefferson-Pilot’s historical accumulated other comprehensive income.

t)	Adjustment of $(52) million to eliminate the amortization of deferred policy fees resulting from the elimination of such deferred revenue in purchase accounting, included in adjustment 3(m).

u)	Adjustment of $(97) million includes amortization of premiums and discounts of $(65) million on fixed maturity securities of Jefferson-Pilot resulting from the fair value adjustment of these assets (see adjustment 3(a)). Realized gains and losses have not been adjusted, and therefore, are based on their historical cost basis. Also included in the adjustment is $(30) million in amortization of the adjustment in fair value of mortgage loans and other investments (see adjustment 3(d)), and $(2) million related to interest income on LNC and Jefferson-Pilot securities held by the other company (see adjustment 3(b)).

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION (Continued)

Note 3—Pro Forma Adjustments (Continued)

v)	Adjustment of $(82) million includes $(71) million for the amortization of the adjustment to the liability for future policy benefits and for interest credited to policyholders related to the increase in the carrying value of Jefferson-Pilot’s contractholder funds (see adjustment 3(m)) and $(11) million for the reversal of Jefferson-Pilot’s historical amortization of DSI (see adjustment 3(j)).

w)	Adjustment of $(83) million includes $(105) million for the reduction in amortization expense related to the fair value adjustment of DAC and VOBA (see adjustment 3(g)), $13 million for the historical expense associated with the estimated fair value of stock-based compensation of stock options granted to Jefferson-Pilot employees and directors that were previously accounted for under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), $12 million for the amortization of other identified intangibles (see adjustment 3(j)), and a $(3) million decrease to pension expense (see adjustment 3(p)). Under APB 25, Jefferson-Pilot recognized no compensation expense when the option price is not less than the market value of the stock at the date of award. For pro forma purposes the income statements are adjusted to reflect the fair value method in accordance with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” to align Jefferson-Pilot’s accounting policy with that of LNC.

x)	Adjustment of $106 million includes $108 million for interest expense related to financing of the merger, $1 million related to the amortization of debt issuance costs (see adjustment 3(k)), $(1) million related to the amortization of the fair value adjustment to Jefferson-Pilot’s debt obligations (see adjustment 3(o)) and $(2) million for the elimination of intercompany debt (see adjustments 3(o) and 3(u)).

y)	Adjustment represents the income tax effect of all pro forma consolidated statement of income adjustments using the U.S. federal tax rate of 35%.

Note 4—Merger Related Charges

In connection with the merger, LNC’s preliminary integration plan includes merger related costs of approximately $180 million to integrate LNC’s and Jefferson-Pilot’s operations. Depending on the nature of such costs, they will either be included in the purchase price allocation, or be treated as period costs and charged to the Statement of Income as incurred. The specific details of these plans will continue to be refined.

Note 5—Earnings per Share

The pro forma earnings per share reflect the weighted average number of LNC shares that would have been outstanding had the transaction occurred as at January 1, 2005. Jefferson-Pilot options, which factor into the dilution calculation, were converted at an assumed 1.0906 exchange ratio, as provided in the merger agreement, see Note 2.

The effect of certain potentially dilutive securities was excluded from the computation of diluted earnings per share as their effect is anti-dilutive.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION (Continued)

Note 6—Accelerated Stock Repurchase Program

On April 3, 2006, LNC entered into an agreement with a third party broker-dealer to purchase shares of our common stock, under an accelerated stock repurchase program, for an aggregate purchase price of $500 million. As discussed in Note 2, the pro forma financial statements do not include any effects from this transaction.

The number of shares to be repurchased under this program will be based on the volume weighted average share price (“VWAP”) of our common stock during the term of the program, subject to collar provisions that will establish minimum and maximum number of shares based on the VWAP price over an initial hedge period. The third party broker-dealer will deliver the minimum number of shares to us at the beginning of the repurchase program, with additional shares delivered throughout the program until the completion date. The minimum and maximum number of shares we may repurchase under the program will not be known until the conclusion of the hedge period, which is expected to be completed during the second quarter of 2006. At the end of the hedge period LNC will pay to the third party broker-dealer the aggregate purchase price and the shares will be retired and recorded as a reduction in shareholders’ equity on our Consolidated Balance Sheet. The completion date of the repurchase program is variable, but is expected to be completed during the third quarter of 2006.

CAPITAL REPLACEMENT

We intend that, to the extent that the capital securities provide us with equity credit at the time of repayment at maturity or earlier redemption, we will repay the principal amount of the capital securities at maturity or upon such redemption with amounts that include net proceeds received by us from the sale or issuance, during the 180-day period prior to the date of maturity or redemption, as the case may be, by us or our subsidiaries to third-party purchasers, other than a subsidiary, of securities, for which we will receive equity credit, at the time of sale or issuance, that is equal to or greater than the equity credit attributed to the capital securities at the time of such repayment or redemption.

DESCRIPTION OF THE CAPITAL SECURITIES

LNC will issue the       % Capital Securities due 2066 (the “capital securities”) under the Junior Subordinated Indenture dated as of May 1, 1996, as supplemented by a Third Supplemental Junior Subordinated Indenture to be dated as of the date of completion of this offering between us and J.P. Morgan Trust Company, National Association (as successor in interest of Bank One Trust Company, National Association and the First National Bank of Chicago), as subordinated indenture trustee (which we refer to collectively as the “subordinated indenture”). The capital securities are junior subordinated debentures issued by LNC under the subordinated indenture. The following description of certain terms of the capital securities and certain provisions of the subordinated indenture in this prospectus supplement supplements the description under “Description of Securities We May Sell—Debt Securities—Junior Subordinated Debt Securities” in the accompanying base prospectus and, to the extent it is inconsistent with that description, replaces the description in the accompanying base prospectus. This description is only a summary of the material terms and does not purport to be complete. We urge you to read the subordinated indenture in its entirety because it, and not this description, will define your rights as a beneficial holder of the capital securities. We will file the subordinated indenture and the capital securities as exhibits to a Current Report on Form 8-K, which will be incorporated by reference in the attached base prospectus. You may also request copies of these documents from us at our address set forth under “Documents Incorporated by Reference” in the accompanying base prospectus. Unless otherwise specified, when we refer to “LNC” in the following description, we mean only LNC and not its subsidiaries.

General

We will initially issue $       million aggregate principal amount of the capital securities. We may from time to time, without the consent of the existing holders of the capital securities, create and issue further capital securities having the same terms and conditions as the capital securities being offered hereby in all respects, except for issue date, issue price and, if applicable, the first payment of interest thereon. Additional capital securities issued in this manner will be consolidated with, and will form a single series with, the previously outstanding capital securities, unless such additional capital securities will not be treated as fungible with the previously issued and outstanding capital securities for U.S. federal income tax purposes.

The capital securities will be issued in denominations of $2,000 principal amount and integral multiples of $1,000.

The capital securities will not be subject to a sinking fund provision. The entire principal amount of the capital securities will mature and become due and payable, together with any accrued and unpaid interest thereon, including compounded interest (as defined under “—Optional Deferral of Interest”), if any, on May       , 2066.

Interest

Fixed Rate Period

Subject to certain requirements during any optional deferral period or following a trigger event, as described below, interest on the capital securities will accrue from the date of initial issuance up to but not including May       , 2016 at an annual rate equal to       %, and will be payable semi-annually in arrears on May        and November        of each year, commencing on November     , 2006.

Interest payments during the fixed rate period will include accrued interest from and including the last date in respect of which interest has been paid or duly provided for to, but not including, the next succeeding interest payment date or the redemption date, as the case may be. The amount of interest payable for any full interest payment period during the fixed rate period will be computed on the basis of a 360-day year of twelve 30-day months. The term “interest payment period” refers to the semi-annual or quarterly period, as applicable, from and including an interest payment date to but not including the next succeeding interest payment date. The amount of interest payable for any period shorter than a full interest payment period for which interest is computed will be computed on the basis of 30-day months and, for periods of less than a 30-day month, the actual number of days elapsed per 30-day month. In the event that any date on which interest for a fixed rate period is payable on the capital securities is not a business day, payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay). Interest not paid on any payment date during the fixed rate period will accrue and compound semi-annually at a rate per year equal to the rate of interest on the capital securities until paid.

Floating Rate Period

Subject to certain requirements during any optional deferral period or following a trigger event, as described below, from May    , 2016 up to but not including the maturity date or earlier redemption, interest on the capital securities will accrue at an annual rate of 3-month LIBOR plus a margin equal to       %, payable quarterly in arrears on February    , May    , August     and November     of each year.

Interest payments during the floating rate period will include accrued interest from and including the last date in respect of which interest has been paid or duly provided for to, but not including, the next succeeding interest payment date or the maturity date, as the case may be. If a scheduled interest payment date is not a business day, then such interest payment date will be postponed to the next succeeding day that is a business day, except that if such business day is in the next succeeding calendar month, then such interest payment date will be the immediately preceding business day. Interest will accrue to the date that interest is actually paid.

Interest not paid on any payment date during the floating rate period will accrue and compound quarterly at a rate per year equal to the then applicable rate of interest on the capital securities until paid on the basis of a 360-day year and the actual number of days elapsed in each quarterly interest payment period. All percentages resulting from any interest rate calculation will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point.

The calculation agent will calculate the floating rate and the amount of interest payable on each quarterly interest payment date relating to the floating rate period. Promptly upon such determination, the calculation agent will notify us and, if the trustee is not then serving as the calculation agent, the trustee, of the floating rate for the new quarterly interest payment period. The floating rate determined by the calculation agent, absent manifest error, will be binding and conclusive on us and the holders of the capital securities and the trustee. J.P. Morgan Trust Company, National Association will initially act as the calculation agent.

“3-month LIBOR,” with respect to an interest payment during the floating rate period, means the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the second London banking day immediately preceding the first day of such interest payment period (the “LIBOR determination date”). The term “Telerate Page 3750” means the display on Moneyline Telerate, Inc. on page 3750 or any successor service or page for the purpose of displaying the London interbank offered rates of major banks.

If 3-month LIBOR cannot be determined as described above, we will select four major banks in the London interbank market. We will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the LIBOR determination date for such distribution period. These quotations will be for deposits in U.S. dollars for a three-month period. Offered quotations must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time.

If two or more quotations are provided, 3-month LIBOR for the interest payment period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, we will select three offered rates quoted by three major banks in New York City on the LIBOR determination date for that interest payment period. The rates quoted will be for loans in U.S. dollars for a three-month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If fewer than three New York City banks selected by us are quoting rates, 3-month LIBOR for the applicable interest payment period will be the same as for the immediately preceding interest payment period or, if the immediately preceding interest payment period is a fixed rate interest payment period, the same as for the most recent quarter for which 3-month LIBOR can be determined.

“Business day” means any day which is not a Saturday, a Sunday, a legal holiday or a day on which banking institutions or trust companies located in New York City are authorized or obligated by law to close.

“London banking day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Record Dates

Interest is payable on each interest payment date to the person in whose name the capital security is registered at the close of business on the day next preceding the interest payment date. In the event the capital securities will not continue to remain in book-entry only form or are not in the form of a global certificate, LNC will have the right to select record dates, which will be at least one business day before an interest payment date.

Optional Deferral of Interest

So long as no event of default with respect to the capital securities or trigger event, as described below, has occurred and is continuing, LNC may elect to defer one or more interest payments on the capital securities at any time and from time to time for up to five years. During that five-year period, LNC may pay deferred interest out of any source of funds. Deferred interest will continue to accrue and compound semi-annually or quarterly, as applicable, to the extent permitted by applicable law, at the rate of interest applicable to the capital securities. If interest remains unpaid after five years of optional deferral, the alternative coupon satisfaction mechanism described below under “—Alternative Coupon Satisfaction Mechanism” will apply, with the consequence, among others, that LNC must (except upon an event of default with respect to the capital securities) make commercially reasonable efforts to sell certain qualifying securities, as described below. If such efforts are successful, we must pay optionally deferred interest out of the net proceeds from the sale of such qualifying securities on the next succeeding interest payment date following such five year period, but we cannot pay such optionally deferred interest from sources other than the net proceeds from the sale of such qualifying securities. LNC’s use of other sources to fund interest payments after the fifth year of an optional deferral period would be a breach of its obligations under the capital securities but would not be an event of default under the subordinated indenture. Additionally, during any optional deferral period the restrictions on payment by LNC of dividends and other distributions on capital stock described below under “—Certain Restrictions during Optional Deferral Periods or Following a Trigger Event” will apply. An event of default will occur if non-payment of interest, due to an optional deferral or otherwise, continues for 10 consecutive years or extends beyond the stated maturity date of, or the redemption date for, the capital securities, without all accrued and unpaid interest (including compounded interest) having been paid in full.

If a trigger event occurs after commencement of optional deferral, the optional deferral will be deemed suspended for so long as the trigger event is continuing. Once the trigger event is no longer continuing, our right to optionally defer payment of interest will continue, subject to the limitations and consequences described herein. For example, if we have elected to defer interest payments on interest payment dates for three years, and then a trigger event occurs and continues for another three years, the next interest payment date after the trigger event is no longer continuing will be an interest payment date that is three years into an optional deferral period.

LNC must provide a notice of its election to defer interest no more than 60 and no fewer than 15 days prior to the relevant interest payment date. A notice of optional deferral, once given, will be irrevocable and the deferral of payments on the related interest payment date will be considered an optional deferral, unless a trigger event has occurred as of the thirtieth day prior to such interest payment date, in which case the provisions under the heading “—Consequences of a Trigger Event” will be applicable for all purposes. Unpaid interest on the capital securities will continue to accrue and compound during the pendency of any optional deferral period at the then applicable interest rate. When an optional deferral period ends and LNC has paid all accrued and unpaid interest on the capital securities, together with interest thereon, to the extent permitted by applicable law, compounded semi-annually or quarterly, as applicable, at the then applicable rate of interest on the capital securities, which we refer to as “compounded interest,” LNC may begin a new optional deferral period, subject to the terms described above. There is no limit on the number of optional deferral periods that LNC may begin. Any deferral of interest on the capital securities by election of LNC under this provision is referred to as an “optional deferral,” and the period during which such interest is deferred is referred to as an “optional deferral period.”

LNC has no current intention to exercise its right of optional deferral.

Trigger Event

If and to the extent that a trigger event has occurred and is continuing, and regardless of any notice of optional deferral that has been previously delivered, LNC may pay interest on the capital securities (other than any interest that had accrued during an optional deferral period of less than five years and prior to the occurrence of a trigger event, which may remain unpaid or be paid out of any source of funds) only to the extent that such interest is paid through the alternative coupon satisfaction mechanism, as described below under “—Alternative Coupon Satisfaction Mechanism.”

A “trigger event” will have occurred if LNC makes a determination that one of the following conditions exists as of the thirtieth day prior to an interest payment date:

(i)	the risk-based capital ratio for our covered life insurance subsidiaries, calculated on a combined basis, is less than 175%, based on the most recent annual financial statements filed with applicable state insurance commissioners (annual statements for a year are generally required to be filed on or before March 1st of the following year); or

(ii)	(x) the trailing four quarters consolidated net income amount, for the period ending on the quarter that is two quarters prior to the most recently completed quarter prior to such determination date, is zero or a negative amount, and (y) the adjusted shareholders’ equity amount, as of the most recently completed quarter and as of the end of the quarter that is two quarters before the most recently completed quarter, has declined by 10% or more as compared to the adjusted shareholders’ equity amount at the end of the benchmark quarter, which is the quarter that is 10 quarters prior to the most recently completed quarter.

The NAIC’s model risk-based capital, or “RBC,” law sets forth the RBC levels, ranging from the company action level to the mandatory control level, at which certain corrective actions are required and at which a state insurance regulator is authorized and expected to take regulatory action. The highest RBC level is known as the “company action level.” If an insurance company’s total adjusted capital is higher than the company action level, no corrective action is required to be taken. At progressively lower levels of total adjusted capital, an insurance company faces increasingly rigorous levels of corrective action, including the submission of a comprehensive financial plan to the insurance regulator in its state of domicile, a mandatory examination or analysis of the insurer’s business and operations by the regulator and the issuance of appropriate corrective orders to address the insurance company’s financial problems, and, at the lowest levels, either voluntary or mandatory action by the regulator to place the insurer under regulatory control. The company action level is twice the level (known as the “authorized control level”) below which the regulator is authorized (but not yet required) to place the insurance company under regulatory control.

If, because of a change in GAAP that results in a cumulative effect of a change in an accounting principle or a restatement, our consolidated net income is higher or lower than it would have been absent such change, then for purposes of making the calculations described in clause (ii) above, commencing with the fiscal quarter for which such change in GAAP becomes effective, such consolidated net income will be calculated on a pro forma basis as if such change had not occurred.

If, because of a change in GAAP that results in a cumulative effect of a change in an accounting principle or a restatement, the adjusted shareholders’ equity amount as of a quarter end is higher or lower than it would have been absent such change, then for purposes of making the calculations described in clause (ii) above, commencing with the fiscal quarter for which such change in GAAP becomes effective, the adjusted shareholders’ equity amount will be calculated on a pro forma basis as if such change had not occurred.

If, because of a change in the Model Act that results in (1) a change in the mathematical relationship between the “company action level RBC” and the “authorized control level RBC” (each as defined in subsection J of Section 1 (or the relevant successor section, if any) of the Model Act), or (2) any similar recalibration or re-scaling of the levels of total adjusted capital that a life insurance company must possess in order to avoid triggering particular company action or regulatory action (whether mandatory or authorized) under the Model Act, then for purposes of making the calculations described in clause (i) of the definition of “trigger event,” commencing with the first year for which such change becomes effective, the conditions for the occurrence of a trigger event will be changed to maintain consistency with the 175% risk-based capital ratio set forth in such clause (i), as determined and verified by a nationally recognized independent actuarial consulting firm that is designated by a nationally recognized accounting firm that is not the independent registered public accounting firm that is LNC’s auditors at the time of such designation.

As used in this section:

“Adjusted shareholders’ equity amount” means, as of any quarter end, the shareholders’ equity of LNC as reflected on LNC’s consolidated GAAP balance sheet as of such quarter end, minus (i) accumulated other comprehensive income as reflected on such consolidated balance sheet and (ii) any increase in shareholders’ equity resulting from the issuance of preferred stock during such quarter.

“Covered life insurance subsidiaries” means, as of any year end, life insurance subsidiaries that account for 80% or more of the combined general account admitted assets of our life insurance subsidiaries as of such year end. Our covered life insurance subsidiaries as of a year end will be identified by first ranking the life insurance subsidiaries from largest to smallest based upon the amount of each life insurance subsidiary’s general account admitted assets and then, beginning with the life insurance subsidiary that has the largest amount of general account admitted assets as of such year end, identifying such life insurance subsidiaries as covered life insurance subsidiaries until the ratio of the combined general account admitted assets of the life insurance subsidiaries so identified to the combined general account admitted assets of all of the life insurance subsidiaries as of such year end equals or exceeds 80%.

“GAAP” means, at any date or for any period, U.S. generally accepted accounting principles as in effect on such date or for such period.

“General account admitted assets” means, as to a life insurance subsidiary as of any year end, the total admitted assets of such life insurance subsidiary as reflected on the balance sheet included in its statutory financial statements as of such year end minus the separate account assets reflected on such balance sheet.

“Life insurance subsidiary” means any of our subsidiaries that is organized under the laws of any state in the United States and is licensed as a life insurance company in any state in the United States but does not include any subsidiary of a life insurance subsidiary.

“Model Act” means the National Association of Insurance Commissioners Risk-Based Capital (RBC) for Insurers Model Act as included in the NAIC’s Model Laws, Regulations and Guidelines as of       , 2006 and as hereinafter amended, modified or supplemented.

“Risk-based capital ratio” means a ratio that insurance companies are required to calculate and report to their regulators as of the end of each year in accordance with prescribed procedures. The ratio measures the relationship of the insurance company’s “total adjusted capital,” calculated in accordance with those prescribed procedures, relative to the company’s “company action level RBC” as defined in subsection J of Section 1 (or the relevant successor section, if any) of the Model Act.

“Trailing four quarters consolidated net income amount” means, for any fiscal quarter, the sum of our consolidated GAAP net income for the four fiscal quarters ending as of the last day of such fiscal quarter.

Consequences of a Trigger Event

If, as of the thirtieth day prior to an interest payment date, regardless of whether a notice of optional deferral has been previously delivered, a trigger event has occurred, LNC will be required to make commercially reasonable efforts to satisfy a payment on the capital securities on such payment date using the alternative coupon satisfaction mechanism, except upon an event of default with respect to the capital securities. If a market disruption event prevents LNC from making such payment in accordance with the alternative coupon satisfaction mechanism, LNC shall be deemed to have made commercially reasonable efforts to satisfy its obligation to pay interest. See “—Alternative Coupon Satisfaction Mechanism.” LNC’s use of other sources to fund interest payments during a trigger period would be a breach of its obligations under the capital securities but would not be an event of default under the subordinated indenture. Any interest that is accrued and unpaid during a trigger period will be deferred and will continue to accrue and compound semi-annually or quarterly, as applicable, to the extent permitted by applicable law, at the then applicable rate of interest on the capital securities. Non-payment of interest may not continue for more than 10 consecutive years or extend beyond the stated maturity date of, or the redemption date for, the capital securities.

In the event that a trigger period is no longer continuing and at the termination of the trigger period there is no unpaid interest from an optional deferral period that had continued for more than five years, LNC may pay subsequent interest in cash from any source of funds. Notwithstanding the foregoing, any unpaid interest, together with any compounded interest, that accrued during the continuance of a trigger period may only be satisfied using the alternative coupon satisfaction mechanism except upon an event of default with respect to the capital securities; provided, however, that any accrued and unpaid interest will in all events be due and payable upon maturity or redemption of the capital securities, except for foregone interest if certain events of bankruptcy, insolvency or receivership, whether voluntary or not, occur with respect to LNC prior to the maturity or redemption of the capital securities. See “—Limitation on Claims in the Event of Our Bankruptcy, Insolvency or Receivership.”

By not later than the fifteenth day prior to each interest payment date during a trigger period, LNC will give notice of the continuance of such trigger period to the holders of the capital securities. Such notice will, depending on which condition is relied upon in determining that a trigger event has occurred, set forth either (x) the covered life insurance subsidiaries’ risk-based capital ratio or (y) the trailing four quarters consolidated net income amount and the adjusted shareholders’ equity amount, as applicable, and the extent to which these amounts must increase in order for payments of interest from sources other than the alternative coupon satisfaction mechanism to resume.

During such trigger period, the restrictions on interest payments will continue, other than under the alternative coupon satisfaction mechanism, until LNC no longer triggers the conditions for a trigger event in clauses (i) and (ii) of the definition of “trigger event” for an interest payment date. In addition, in the case of a restriction arising under clause (ii) of the definition of the term “trigger event” described above, the restrictions on interest payments will continue until LNC no longer triggers the conditions for a trigger event in clauses (i) and (ii) of the definition for an interest payment date and LNC’s adjusted shareholders’ equity amount has increased or has declined by less than 10%, in either case as compared to the adjusted shareholders’ equity amount at the end of the benchmark quarter for each interest payment date as to which interest payment restrictions were imposed under clause (ii) of the definition. For example, if LNC triggers a restriction based on clause (ii) of the definition for three consecutive interest payment dates, LNC would be able to pay interest on the capital securities on the fourth interest payment date other than through the alternative coupon satisfaction mechanism only if, as of the related interest payment date:

•	LNC no longer triggered such restrictions as a result of the conditions of clauses (i) and (ii) of the definition for that fourth interest payment date, and

•

LNC’s adjusted shareholders’ equity amount as of the last completed quarter prior to that interest payment date had increased from, or was less than 10% below, its level at the end of the benchmark quarter for each of the prior three interest payment dates for which interest payments were restricted under clause (ii) of the definition. In effect, LNC’s adjusted shareholders’ equity amount as of the most recently completed quarter prior to that interest payment date would have to be greater than, or less than

10% below, its level as of the end of not only the tenth quarter, but also each of the eleventh, twelfth and thirteenth quarters, preceding the most recently completed quarter.

For purposes of these tests as determined as of March 15, 2006:

•	For the quarter ended on June 30, 2005, our trailing four quarters consolidated net income amount was $766.3 million, and

•	the adjusted shareholders’ equity amount as of December 31, 2005 and as of June 30, 2005, as compared to such amount as of June 30, 2003, had increased by 24.6% and by 15.9%, respectively.

As of December 31, 2005, the risk-based capital ratio for our covered life insurance subsidiaries was 419%.

Certain Restrictions during Optional Deferral Periods or Following a Trigger Event

On any date on which accrued interest through the most recent interest payment date has not been paid in full, whether because of an optional deferral, the consequences of a trigger event or otherwise, LNC will not, and will not permit any subsidiary to:

•	declare or pay any dividends on, make distributions regarding, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of LNC, other than:

(1)	purchases of the capital stock of LNC in connection with employee or agent benefit plans or the satisfaction of its obligations under any contract or security then outstanding requiring LNC to purchase capital stock or under any dividend reinvestment plan;

(2)	in connection with the reclassifications of any class or series of LNC’s capital stock, or the exchange or conversion of one class or series of LNC’s capital stock for or into another class or series of our capital stock;

(3)	the purchase of fractional interests in shares of LNC’s capital stock in connection with the conversion or exchange provisions of that capital stock or the security being converted or exchanged;

(4)	dividends or distributions of LNC’s capital stock, or rights to acquire common stock, or repurchases or redemptions of common stock, in each case solely from the issuance or exchange of common stock;

(5)	any declaration of a dividend in connection with the implementation of a shareholders rights plan, or issuances of capital stock under any such plan in the future, or redemptions or repurchases of any rights outstanding under a shareholder rights plan; or

(6)	acquisitions of LNC’s common stock in connection with acquisitions of businesses made by LNC (which acquisitions are made by LNC in connection with the satisfaction of indemnification obligations of the sellers of such businesses).

•	make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by LNC that rank equally with or junior to the capital securities, other than any payment, repurchase or redemption in respect of debt securities that rank equally with the capital securities (“parity debt securities”) made ratably and in proportion to the respective amount of (1) accrued and unpaid amounts on such parity debt securities, on the one hand, and (2) accrued and unpaid amounts on the capital securities, on the other hand; and

•	make any guarantee payments with respect to any guarantee by LNC of the debt securities of any subsidiary, if such guarantee ranks equally with or junior to the capital securities, other than any payment in respect of guarantees that rank equally with the capital securities (“parity guarantees”) made ratably and in proportion to the respective amount of (1) accrued and unpaid amounts on such parity guarantees, on the one hand, and (2) accrued and unpaid amounts on the capital securities, on the other hand.

Alternative Coupon Satisfaction Mechanism

If:

•	we have optionally deferred interest payments otherwise due on the capital securities for a period of more than five consecutive years, or

•	a trigger event has occurred and is continuing as of the thirtieth day prior to an interest payment date (regardless of whether a notice of an optional deferral has been delivered),

we must make commercially reasonable efforts to satisfy our obligation to pay interest in full on the capital securities (subject to the limitations described below) by selling qualifying securities, the sale of which will provide a cash amount to be paid to the holders of the capital securities in satisfaction of accrued and unpaid interest, together with any compounded interest. Such obligation will continue until all unpaid interest has been paid in full (subject to the limitations described below). Our obligation to make commercially reasonable efforts to sell qualifying securities to satisfy our obligation to pay interest is subject to market disruption events, does not apply to interest that has accrued during an optional deferral period of less than five years, and does not apply if an event of default with respect to the capital securities has occurred and is continuing. The net proceeds received by LNC from the issuance of qualifying securities (i) during the 180 days prior to any interest payment date on which we are required to use the alternative coupon satisfaction mechanism and (ii) designated by LNC at or before the time of such issuance as available to pay interest on the capital securities will, at the time such proceeds are delivered to the subordinated indenture trustee to satisfy the relevant interest payment, be deemed to satisfy LNC’s obligations to pay interest on the capital securities pursuant to the alternative coupon satisfaction mechanism.

As used in this section:

“Commercially reasonable efforts” to sell our qualifying securities means commercially reasonable efforts to complete the offer and sale of our qualifying securities to third parties that are not subsidiaries of ours in public offerings or private placements, provided that we will be deemed to have made such commercially reasonable efforts during a market disruption event, as defined below, regardless of whether we make any offers or sales during such market disruption event. For the avoidance of doubt, we will not be considered to have made commercially reasonable efforts to effect a sale of qualifying securities if we determine to not pursue or complete such sale solely due to pricing considerations.

“Qualifying securities” means our common stock, including treasury shares and shares of common stock sold pursuant to our dividend reinvestment plan and employee benefit plan.

A “market disruption event” means the occurrence or existence of any of the following events or sets of circumstances:

•	Trading in securities generally on the principal exchange on which LNC securities are then listed and traded (as of today, the New York Stock Exchange) shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the SEC, by such exchange or by any other regulatory body or governmental authority having jurisdiction;

•	a material disruption or banking moratorium occurs or has been declared in commercial banking or securities settlement or clearance services in the United States;

•	there is such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States is such, as to make it, in our judgment, impracticable to proceed with the offer and sale of our common stock; or

•

an event occurs and is continuing as a result of which the offering document for such offer and sale of securities would, in our judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (1) the disclosure of that event at such time, in our judgment, would have a material adverse effect on our business or (2) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, provided that no single suspension period contemplated by this bullet may exceed 90 consecutive days and multiple suspension periods contemplated by this bullet may not exceed an aggregate of 180 days in any 360-day period.

Any interest payment made pursuant to the alternative coupon satisfaction mechanism will first be allocated to payment of the interest due on that payment date. Any payment of interest in excess of the amount of the interest due on that payment date will be applied first against any then existing accrued and unpaid interest, in chronological order beginning with the earliest unpaid interest payment date, and then against any accrued and unpaid compounded interest. In the event that LNC defers the interest payment on the capital securities and on other securities that rank equally with the capital securities and contain similar requirements to pay interest pursuant to the alternative coupon satisfaction mechanism (including LNC’s recently issued 6.75% Capital Securities due 2066), LNC will apply any net proceeds so raised on a pro rata basis towards its obligations to pay interest on the capital securities and such equally ranking securities. Notwithstanding the foregoing, a partial payment will be applied (i) only to optionally deferred interest payments, to the extent that the source of such partial payment is other than the sale of qualifying securities, and (ii) first to interest that is unpaid during a trigger period and second to optionally deferred interest payments, to the extent that the source of such partial payment is the sale of qualifying securities.

Limitation on Claims in the Event of Our Bankruptcy, Insolvency or Receivership

The subordinated indenture provides that a holder of capital securities, by such holder’s acceptance of the capital securities, agrees that in certain events of our bankruptcy, insolvency or receivership prior to the maturity or redemption of any capital securities, whether voluntary or not, such holder of capital securities will have no claim for, and thus no right to receive, interest that is unpaid as a result of certain consequences of a trigger event (including compounded interest thereon) and has not been settled through the application of the alternative coupon satisfaction mechanism to the extent the amount of such interest exceeds 25% of the then outstanding principal amount of such holder’s capital securities.

Consolidation, Merger, Conveyance, Sale of Assets and Other Transfers

The provisions of the subordinated indenture relating to LNC’s possible consolidation, merger, conveyance, sale of assets and other transfers will apply to the capital securities. You should refer to the description of these provisions under “Description of Securities We May Sell—Debt Securities—Junior Subordinated Debt Securities—Consolidation, Merger, Sale of Assets and Other Transactions” in the accompanying base prospectus.

Subordination

The payment of principal of and interest on the capital securities, to the extent provided in the subordinated indenture, will be subordinated to the prior payment in full of all present and future senior indebtedness, as defined below.

Subject to the qualifications described below, the term “senior indebtedness” includes principal of, and interest and premium, if any, on the following:

•	all indebtedness of LNC, whether outstanding on the date of the issuance of the capital securities or thereafter created, incurred or assumed, which is for money borrowed (including, without limitation, trust preferred securities of statutory trusts and related subordinated debentures and guarantees of LNC issued under the subordinated indenture), or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

•	all obligations of LNC under leases required or permitted to be capitalized under generally accepted accounting principles;

•	any indebtedness of others of the kinds described in the first bullet point above for the payment of which LNC is responsible or liable as guarantor or otherwise; and

•	amendments, modifications, renewals, extensions, deferrals and refundings of any of the above types of indebtedness.

The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (1) indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business, (2) any indebtedness which by its terms is expressly made equal in rank and payment with or subordinated to the capital securities and (3) obligations owed by LNC to its subsidiaries.

No direct or indirect payment, in cash, property or securities, by set-off or otherwise, may be made or agreed to be made on account of the capital securities or interest thereon, or in respect of any repayment, redemption, retirement, purchase or other acquisition of the capital securities, if:

•	LNC defaults in the payment of any principal, or premium, if any, or interest on any senior indebtedness, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or

•	an event of default occurs with respect to any senior indebtedness permitting the holders of senior indebtedness to accelerate the maturity and written notice of such event of default, requesting that payments on the capital securities cease, is given to LNC by any holder of senior indebtedness, unless and until such default in payment or event of default has been cured or waived or ceases to exist.

All present and future senior indebtedness, which will include, without limitation, interest accruing after the commencement of any proceeding, assignment or marshaling of assets described below, will first be paid in full before any payment, whether in cash, securities or other property, will be made by LNC on account of the capital securities in the event of:

•	any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to LNC, its creditors or its property;

•	any proceeding for the liquidation, dissolution or other winding-up of LNC, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

•	any assignment by LNC for the benefit of creditors; or

•	any other marshaling of the assets of LNC.

In any such event, payments which would otherwise be made on the capital securities will generally be paid to the holders of senior indebtedness, or their representatives, in accordance with the priorities existing among these creditors at that time until the senior indebtedness is paid in full. If the payments on the capital securities are in the form of LNC’s securities or those of any other corporation under a plan of reorganization or readjustment and are subordinated to outstanding senior indebtedness and to any securities issued with respect to such senior indebtedness under a plan of reorganization or readjustment, they will be made to the holders of senior indebtedness and then, if any amounts remain, to the holders of the capital securities. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce the subordination of the capital securities by any act or failure to act on the part of LNC.

In the event that, notwithstanding any of the foregoing prohibitions, the subordinated indenture trustee or the holders of the capital securities receive any payment on account of or in respect of the capital securities at a time when a responsible officer of the subordinated indenture trustee or such holder has actual knowledge that such payment should not have been made to it, the trustee or such holder will hold such payment in trust for the benefit of, and, upon written request, will pay it over to, the holders of the senior indebtedness or their agents or representatives, for application to the payment of all principal, premium, if any, and interest then payable with respect to any senior indebtedness.

Senior indebtedness will only be deemed to have been paid in full if the holders of such indebtedness have received cash, securities or other property which is equal to the amount of the outstanding senior indebtedness.

After payment in full of all present and future senior indebtedness, holders of the capital securities will be subrogated to the rights of any holders of senior indebtedness to receive any further payments that are applicable to the senior indebtedness until all the capital securities are paid in full. In matters between holders of the capital securities and any other type of LNC’s creditors, any payments that would otherwise be paid to holders of senior indebtedness and that are made to holders of the capital securities because of this subrogation will be deemed a payment by LNC on account of senior indebtedness and not on account of the capital securities.

Moreover, the subordinated indenture provides that a holder of capital securities, by such holder’s acceptance of the capital securities, agrees that in certain events of our bankruptcy, insolvency or receivership prior to the maturity or redemption of any capital securities, whether voluntary or not, such holder of capital securities will have no claim for, and thus no right to receive, interest that is unpaid due to certain consequences of a trigger event (including compounded interest thereon) and has not been settled through the application of the alternative coupon satisfaction mechanism to the extent the amount of such interest exceeds 25% of the then outstanding principal amount of such holder’s capital securities. We refer to the unpaid interest for which the holder has no claim pursuant to the limitations described in this paragraph as “foregone interest.”

The subordinated indenture places no limitation on the amount of additional senior indebtedness that may be incurred by LNC. LNC expects from time to time to incur additional indebtedness constituting senior indebtedness.

In addition to the contractual subordination provisions described above, the rights of the holders of the capital securities will be structurally subordinated to all existing and future obligations of LNC’s subsidiaries. LNC is a holding company. As a result, we rely primarily on dividends or other payments from our direct and indirect operating subsidiaries, which generally are regulated insurance companies, to pay principal and interest on our outstanding debt obligations, and to make dividend distributions on our capital stock. See “Risk Factors—Because we are a holding company with no direct operations, the inability of our subsidiaries to pay dividends to us in sufficient amounts would harm our ability to meet our obligations” and “—Upon the occurrence of a bankruptcy, insolvency or receivership with respect to us, claims for payment may be limited” in this prospectus supplement. Regulatory rules, and certain covenants contained in various debt agreements, may restrict our ability to withdraw capital from our subsidiaries by dividends, loans or other payments. We can also utilize investment securities maintained in our portfolio for these payments. The principal source of funds for our operating subsidiaries is from current operations.

Due to the subordination provisions described above, in the event of our insolvency, funds which we would otherwise use to pay the holders of the capital securities will be used to pay the holders of senior indebtedness to the extent necessary to pay the senior indebtedness in full. As a result of these payments, our general creditors may recover less, ratably, than the holders of our senior indebtedness and these general creditors may recover more, ratably, than the holders of the capital securities, which are subject to the risks described in “Risk Factors—The capital securities are effectively subordinated to substantially all of our other debt” and “—Upon the occurrence of a bankruptcy, insolvency or receivership with respect to us, claims for payment may be limited.”

On a pro forma basis, our indebtedness as of March 31, 2006, after giving effect to the offerings of Floating Rate Senior Notes due 2009, 6.15% Senior Notes due 2036 and 6.75% Capital Securities due 2066, would have been approximately $3.496 billion, $3.221 billion of which would be senior in priority to the capital securities. This senior indebtedness includes approximately $617 million of junior subordinated indebtedness that we issued to statutory trusts, which will rank senior to the capital securities and at least equally with any other junior subordinated debt that we might issue in the future, but which is subordinated and junior in right of payment to our current and future senior debt securities.

The capital securities will be structurally subordinated to all of LNC’s subsidiaries’ existing and future obligations. LNC only has a stockholder’s claim in the assets of its subsidiaries. This stockholder’s claim is junior to claims that creditors and reinsurance contract holders of LNC’s subsidiaries have against those subsidiaries. Holders of the capital securities will only be creditors of LNC, and such holders will not be creditors of LNC’s subsidiaries, where most of LNC’s consolidated assets are located. All of LNC’s subsidiaries’ existing and future liabilities, including any claims of trade creditors, claims under reinsurance contracts, debt obligations and other liabilities and third-party preferred shareholders, will be effectively senior to the capital securities. As of March 31, 2006, our subsidiaries had approximately $151 billion of outstanding liabilities on a pro forma basis that effectively ranks and would rank senior to our current and future senior debt securities, unless the senior debt securities are guaranteed on a senior basis by these subsidiaries. See “Risk Factors—Because we are a holding company with no direct operations, the inability of our subsidiaries to pay dividends to us in sufficient amounts would harm our ability to meet our obligations.”

Redemption

We may redeem the capital securities:

•	in whole or in part, at our option, on or after May , 2016, at a cash redemption price equal to the par redemption amount; provided that if the capital securities are not redeemed in whole, at least $50 million aggregate principal amount of the capital securities (excluding any capital securities held by us or any of our affiliates) remains outstanding after giving effect to such redemption; or

•	in whole, at our option, including, but not limited to, upon the occurrence of a “tax event,” as defined in this prospectus supplement, prior to May , 2016, at a cash redemption price of the greater of (i) the par redemption amount and (ii) the make-whole redemption amount.

As used in this section:

“Comparable treasury issue” means the U.S. Treasury security selected by the quotation agent as having a term comparable to the period from the redemption date to May    , 2016 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a term comparable to such period.

“Comparable treasury price” means, with respect to a redemption date (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the quotation agent obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

“H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Federal Reserve System Board of Governors, available through the Board of Governors of the Federal Reserve System’s website at http://www.federalreserve.gov/releases/H15/ or any successor site or publication. We make no representation or warranty as to the accuracy or completeness of the information displayed on such website, and such information is not incorporated by reference herein and should not be considered a part of this prospectus supplement.

“Make-whole rate” means the treasury rate plus, (x) in the case of a tax event,        basis points, and (y) in the case of a redemption for any other reason,        basis points.

“Make-whole redemption amount” means the sum of the present value of (i) the aggregate principal amount outstanding of the capital securities discounted from the interest payment date falling on May     , 2016 to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the make-whole rate, and (ii) the present values of scheduled semi-annual interest payments from the date fixed for redemption through and including the interest payment date on May    , 2016, discounted from such interest payment date to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the make-whole rate, plus any accrued and unpaid interest, together with any compounded interest to the date of redemption, as calculated by the quotation agent.

“Par redemption amount” means a cash redemption price of 100% of the principal amount of the capital securities to be redeemed, plus accrued and unpaid interest, together with any compounded interest, on such capital securities to the date of redemption.

“Quotation agent” means one of the reference treasury dealers appointed by us.

“Reference treasury dealer” means (1) Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. and (2) any additional primary U.S. government securities dealers in New York City (each, a “primary treasury dealer”) selected by us and their successors, provided, however, that if any of them ceases to be a primary treasury dealer we will substitute another primary treasury dealer.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Tax event” means, with respect to the capital securities, the receipt by us of an opinion of counsel, rendered by a law firm with experience in such matters, to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision interpreting or applying such laws or regulations, or (c) a threatened challenge asserted in connection with an audit of us or any of our subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the capital securities, which amendment or change is effective or which pronouncement or decision is announced or which challenge occurs on or after the date of issuance of the capital securities, there is more than an insubstantial increase in the risk that interest accruing or payable by us on the capital securities is not or, at any time subsequent to our receipt of such opinion, will not be, wholly deductible by us for U.S. federal income tax purposes.

With respect to any redemption of capital securities as a result of a tax event, the date fixed for such redemption will be within 180 days following the occurrence of the tax event; provided, however, that if at that time LNC is able to eliminate, within the 180-day period, the tax event by taking some ministerial action (such as making an election or filing a form) that has no adverse effect on LNC or the holders of the capital securities, LNC will pursue such action in lieu of redemption. LNC will have no right or obligation to redeem the capital securities while it is pursuing such measure.

“Treasury rate” means the yield, under the heading that represents the average for the week immediately prior to the redemption date, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the end of the relevant interest payment period, yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month). If such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, “treasury rate” means the rate per year equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. The treasury rate will be calculated on the third business day preceding the redemption date.

We will mail, or cause the subordinated indenture trustee to mail, notice of every redemption of capital securities by first class mail, postage prepaid, addressed to the holders of record of the capital securities to be redeemed at their respective last addresses appearing on our books. Such mailing will be at least 15 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing of such notice, to any holder of capital securities designated for redemption will not affect the redemption of any other capital securities. Each notice will state (i) the redemption date; (ii) the redemption price; (iii) that the capital securities are being redeemed pursuant to the subordinated indenture or the terms of the capital securities together with the facts permitting such redemption; (iv) if less than all outstanding capital securities are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular capital securities to be redeemed; (v) the place or places where the capital securities are to be redeemed; and (vi) that interest on the capital securities to be redeemed will cease to accrue on the redemption date.

Any capital securities to be redeemed pursuant to the aforementioned notice will, on the date fixed for redemption, become due and payable at the redemption price. From and after such date such capital securities will cease to bear interest. Upon surrender of any such capital securities for redemption in accordance with said notice, such capital securities will be paid by LNC at the redemption price, subject to certain conditions. If any capital securities called for redemption are not so paid upon surrender thereof for redemption, the redemption price will, until paid, bear interest from the redemption date at the rate prescribed therefor in the capital securities. Any capital securities redeemed only in part will be surrendered in accordance with the provisions of the subordinated indenture. In exchange for the unredeemed portion of such surrendered capital securities, new capital securities in an aggregate principal amount equal to the unredeemed portion will be issued.

Subordinated Indenture Events of Default

An event of default with respect to the capital securities means:

•	default for 30 calendar days in the payment of any interest on the capital securities when it becomes due and payable (whether or not such payment is prohibited by the subordination provisions); however, a default under this provision will not arise if we have properly deferred the interest in connection with an optional deferral period or when the alternative coupon satisfaction mechanism applies;

•	any non-payment of interest, whether due to an optional deferral, during a trigger period or otherwise, that continues for 10 consecutive years without all accrued and unpaid interest (including compounded interest) having been paid in full;

•	default in the payment of the principal of, and premium, if any, on the capital securities when due; or

•	certain events of bankruptcy, insolvency or receivership, whether voluntary or not.

Subordinated indenture events of default with respect to the capital securities, which replace the events of default described in “Description of Securities We May Sell—Debt Securities—Junior Subordinated Debt Securities—Subordinated Debt Security Events of Default” in the accompanying base prospectus, do not include failure to comply with or breach of our other covenants in the subordinated indenture with respect to the capital securities (an “other covenant default”), including the covenant to sell qualifying securities through the alternative coupon satisfaction mechanism to meet certain interest payment obligations. Accordingly, an other covenant default will not result in the acceleration of payment of the capital securities. Although an other covenant default will not constitute an event of default, it will otherwise constitute a default under the subordinated indenture and could give rise to a claim against us relating to the specific breach; however, the remedy of holders of the capital securities may be limited to direct monetary damages (if any). An other covenant default will only give rise to possible remedies if it continues for 90 days after delivery of specified notice.

Holders of the capital securities may not themselves institute a proceeding against LNC on account of an other covenant default unless, among other things, the subordinated indenture trustee fails to institute such a proceeding, subject to the terms of the subordinated indenture. However, the holders of a majority in principal amount of the capital securities may direct the subordinated indenture trustee to bring such a proceeding if an other covenant default continues for a period of 90 days after delivery of specified notice to us from the subordinated indenture trustee or to us and the subordinated indenture trustee from the holders of a majority in principal amount of the capital securities, subject to the terms of the subordinated indenture. Except with respect to covenants relating to our obligation to file periodic or other reports and an annual statement with respect to subordinated indenture defaults, the subordinated indenture will not require the subordinated indenture trustee to take any action in case of an other covenant default (other than to give notice of such default to the holders of the capital securities under certain circumstances, as described below) unless so directed by the holders of the capital securities. In the case of an other covenant default resulting from our failure or breach in regards to our obligation under the subordinated indenture to file periodic or other reports or the annual statement with respect to defaults, such other covenant default, after its continuance for 90 days after delivery of such specified notice, will be treated under the subordinated indenture as if it were an event of default with respect to the capital securities, and the subordinated indenture trustee will have all of the rights, duties and obligations, and the holders of the capital securities will have all of the rights, in respect of such other covenant default as if such other covenant default were such an event of default, except that there will be no right to accelerate the payment of the capital securities.

The subordinated indenture provides, as to both events of default and other covenant defaults, that holders of the capital securities only have the right to institute a direct action against us upon compliance with certain conditions specified in the subordinated indenture. These conditions include, among other things, prior notice by the requisite percentage of holders of the capital securities, offer of indemnification to the subordinated indenture trustee, and failure of the subordinated indenture trustee to act for 60 days.

Within 90 days after a default, the subordinated indenture trustee must give to the holders of the capital securities notice of all uncured and unwaived defaults by us known to it. However, except in the case of default in payment, the subordinated indenture trustee may withhold such notice if it determines that such withholding is in the interest of such holders.

If an event of default occurs in respect of any outstanding capital securities, the subordinated indenture trustee or the holders of at least 25% in principal amount of the outstanding capital securities may declare the principal amount, premium, if any and all unpaid and accrued interest (other than foregone interest in case of certain events of bankruptcy, insolvency or receivership, whether voluntary or not) to be due and payable immediately by written notice thereof to us, and to the subordinated indenture trustee if given by the holders of the capital securities, subject to the terms of the subordinated indenture. However, the payment of principal, premium, if any, and interest on the capital securities will remain subordinated to the extent provided in the subordinated indenture. In addition, at any time after such a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the capital securities may, subject to specified conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or premium, if any, or interest on the capital securities have been cured or waived as provided in the subordinated indenture. See “—Modification, Waiver, Meetings and Voting—Waiver of Default” in this prospectus supplement.

Satisfaction, Discharge and Defeasance

The defeasance, satisfaction and discharge provisions of the subordinated indenture will apply to the capital securities. You should refer to the description of these provisions under “Description of Securities We May Sell—Debt Securities—Junior Subordinated Debt Securities—Satisfaction, Discharge and Defeasance” in the accompanying base prospectus.

Defeasance of Certain Covenants

The subordinated indenture provides that we may elect to defease certain covenants with respect to any debt securities, including the capital securities offered by this prospectus supplement from the date hereof. Such defeasance will take effect when we deposit, in trust for the benefit of the holders of such capital securities, money or U.S. government obligations, or both, which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay and discharge the entire amount of principal and interest on such capital securities in accordance with their terms. Such defeasance may occur only if, among other things, we have delivered to the subordinated indenture trustee an opinion of counsel stating that holders of the capital securities will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercise this option with respect to any capital securities and such capital securities are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust will be sufficient to pay amounts due on such capital securities at their maturity but may not be sufficient to pay amounts due on the capital securities upon any acceleration resulting from such event of default. In such case, we will remain liable for such payments.

Modification, Waiver, Meetings and Voting

Modification of Subordinated Indenture

The modification provisions of the subordinated indenture will apply to the capital securities. You should refer to the description of these provisions under “Description of Securities We May Sell—Debt Securities—Junior Subordinated Debt Securities—Modification of Subordinated Indenture” in the accompanying base prospectus.

Waiver of Default

The holders of not less than a majority in aggregate principal amount of the capital securities then outstanding may, on behalf of the holders of all capital securities, waive any past default under the subordinated indenture except a default in the payment of principal, premium, if any, or any interest on the capital securities and a default in respect of a covenant or provision of the subordinated indenture which cannot be modified or amended without the consent of each holder of the capital securities then outstanding.

Meetings and Voting

A meeting with respect to the capital securities may be called at any time by the subordinated indenture trustee, and will be called upon request, by LNC, pursuant to a resolution of its board of directors or the holders of at least 20% in aggregate principal amount of the capital securities then outstanding. Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the subordinated indenture to be given or taken by holders of the capital securities may be embodied in one or more instruments of substantially similar tenor signed by such holders in person or by an agent or proxy duly appointed in writing; and, except as otherwise expressly provided in the subordinated indenture, such action will become effective when such instrument or instruments are delivered to the subordinated indenture trustee and, where expressly required, to LNC. Whenever holders of a specified percentage in aggregate principal amount of the capital securities may take any act, such act may be evidenced by:

•	instruments executed by such holders of the capital securities;

•	the record of holders voting in favor thereof at any meeting of such holders of the capital securities; or

•	a combination of such instruments and any such record of such a meeting of holders of the capital securities.

Governing Law

The subordinated indenture and the capital securities will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry System

Upon issuance, the capital securities will be represented by one or more fully registered global certificates, each of which we refer to as a global security. Each such global security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Initial settlement for the capital securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the capital securities. Unless and until it is exchanged in whole or in part for capital securities in definitive form, no global security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Beneficial interests in the capital securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the capital securities held by DTC through Clearstream, Luxembourg or Euroclear Bank S.A./N.V., as operator of the Euroclear System, the (“Euroclear operator”), if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream, Luxembourg and the Euroclear operator will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear operator’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

So long as DTC, or its nominee, is a registered owner of a capital security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the capital securities represented by such capital security for all purposes under the subordinated indenture. Except as provided below, the actual owners of the capital securities represented by a capital security (the “beneficial owner”) will not be entitled to have the capital securities represented by such capital security registered in their names, will not receive or be entitled to receive physical delivery of the capital securities in definitive form and will not be considered the owners or holders thereof under the subordinated indenture.

Accordingly, each person owning a beneficial interest in a capital security must rely on the procedures of DTC and, if such person is not a participant of DTC (a “participant”), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the subordinated indenture. We understand that under existing industry practices, in the event that LNC requests any action of holders of the capital securities or that an owner of a beneficial interest that a holder is entitled to give or take under the subordinated indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, as defined below, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The following is based on information furnished by DTC:

DTC will act as securities depositary for the capital securities. Offered securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One or more fully registered global securities will be issued for the capital securities in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC (“direct participants”) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the NASD. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The rules applicable to DTC and its participants are on file with the SEC.

Purchases of the capital securities under DTC’s system must be made by or through direct participants, which will receive a credit for the capital securities on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in the capital securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the capital securities, except in the limited circumstances that may be provided in the subordinated indenture.

To facilitate subsequent transfers, all capital securities deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the capital securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the capital securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the capital securities. Under its usual procedures, DTC mails an Omnibus Proxy to LNC as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Payments on the capital securities will be made in immediately available funds to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or the LNC, subject to any statutory or regulatory requirements as may be in effect from time to time. Any payment due to DTC on behalf of beneficial owners is the responsibility of LNC or the applicable agent, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct participants and indirect participants.

DTC may discontinue providing its services as securities depositary with respect to the capital securities at any time by giving reasonable notice to LNC or the applicable agent. Under such circumstances, in the event that a successor securities depositary is not obtained, offered security certificates are required to be printed and delivered. LNC may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, offered security certificates will be printed and delivered.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream, Luxembourg participants”) and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg participants through electronic book-entry changes in accounts of Clearstream, Luxembourg participants, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Clearstream, Luxembourg provides to Clearstream, Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute.

Clearstream, Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant, either directly or indirectly.

Distributions with respect to the capital securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for its participants (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by the Euroclear operator.

Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or agents for the capital securities. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to the capital securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the capital securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. If and to the extent this prospectus supplement with respect to any of the capital securities indicates that investors may elect to hold interests in the capital securities through Clearstream, Luxembourg or Euroclear, secondary market trading between Clearstream, Luxembourg participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the capital securities.

Cross-market transfers between persons holding capital securities directly or indirectly through DTC, on the one hand, and holding capital securities directly or indirectly through Clearstream, Luxembourg or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Clearstream, Luxembourg or Euroclear, as the case may be, by its U.S. depositary; however, such cross-market transactions will require delivery of instruction to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). Clearstream, Luxembourg or Euroclear, as the case may be, will, if the transaction meets its settlement requirements, deliver to its U.S. depositary instructions to take action to effect final settlement on its behalf by delivering or receiving the capital securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg participants and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of the capital securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions in the capital securities settled during such processing will be reported to the relevant Clearstream, Luxembourg or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of the capital securities by or through a Clearstream, Luxembourg participant or a Euroclear participant to a DTC participant will be received with value on DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear case account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the capital securities among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

About the Trustee

J.P. Morgan Trust Company, National Association is the subordinated indenture trustee and will be the principal paying agent and registrar for the capital securities. We have entered, and from time to time may continue to enter, into banking or other relationships with J.P. Morgan Trust Company, National Association or its affiliates.

The trustee may resign or be removed with respect to one or more series of debt securities under the subordinated indenture, and a successor trustee may be appointed to act with respect to such series.

Miscellaneous

LNC will have the right at all times to assign any of its respective rights or obligations under the subordinated indenture to a direct or indirect wholly-owned subsidiary of LNC; provided that, in the event of any such assignment, LNC will remain liable for all of its respective obligations. Subject to the foregoing, the subordinated indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The subordinated indenture provides that it may not otherwise be assigned by the parties thereto.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the capital securities. Except where noted, this discussion only applies to capital securities that are held as capital assets by holders who purchase the capital securities upon their original issuance at their initial offering price. This discussion does not describe all of the material tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, tax-exempt entities, certain former citizens or residents of the United States, dealers and traders in securities or persons holding the capital securities as part of a hedge, straddle or other integrated transaction. In addition, this discussion does not address the effect of any state, local, foreign or other tax laws or any U.S. federal estate, gift or alternative minimum tax considerations. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.

As used in this prospectus supplement, the term “U.S. Holder” means a beneficial owner of a capital security that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust with respect to which (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) a valid election is in effect under applicable Treasury regulations to be treated as a U.S. person.

The term “Non-U.S. Holder” means a beneficial owner of a capital security that is not a U.S. Holder or a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds capital securities, the tax treatment of the partnership and its partners will generally depend on the status of the partner and the activities of the partnership and its partners. If you are a partner in a partnership (or other entity that is treated as a partnership for U.S. federal income tax purposes), you should consult your own tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of capital securities.

Persons considering the purchase of capital securities should consult their own tax advisors regarding the U.S. federal income tax considerations relating to the purchase, ownership and disposition of capital securities in light of their particular circumstances, as well as the effect of any state, local, foreign or other tax laws.

Classification of the Capital Securities

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the capital securities, and no rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”). In connection with the issuance of the capital securities, Shearman & Sterling LLP, our special tax counsel, will provide us with its opinion generally to the effect that, although the matter is not free from doubt, under then current law and assuming full compliance with the terms of the subordinated indenture and other relevant documents, and based on the facts and assumptions contained in such opinion, the capital securities will be treated as indebtedness for U.S. federal income tax purposes. Such opinion is not binding on the IRS or any court, and there can be no assurance that the IRS or a court will agree with such opinion. If the IRS were to challenge successfully the classification of the capital securities as indebtedness, interest payments on the capital securities would be treated for such purposes as dividends to the extent of our current or accumulated earnings and profits. In the case of Non-U.S. Holders, distributions treated as dividends would be subject to withholding of U.S. federal income tax, except to the extent provided by an applicable income tax treaty.

We agree, and by acquiring a capital security each holder of a capital security will agree, to treat the capital securities as indebtedness for U.S. federal income tax purposes. The remainder of this discussion assumes the capital securities will be respected as indebtedness for U.S. federal income tax purposes.

U.S. Holders

Interest Income and Original Issue Discount

Under applicable Treasury regulations, the possibility that interest on the capital securities might be deferred could result in the capital securities being treated as issued with original issue discount (“OID”), notwithstanding that the capital securities are issued at par, unless the likelihood of such deferral is remote. We believe that the likelihood of interest deferral on the capital securities is remote within the meaning of the Treasury regulations and therefore that the possibility of such deferral will not result in the capital securities being treated as issued with OID. Based on the foregoing, we believe that, although the matter is not free from doubt, the capital securities will not be considered to be issued with OID. Accordingly, interest paid on the capital securities will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

However, there can be no assurance that the IRS or a court will agree with this position. If the possibility of interest deferral were determined not to be remote, the capital securities would be treated as issued with OID at the time of issuance and all stated interest would be treated as OID. In such case, a U.S. Holder would be required to include stated interest in income as it accrues, regardless of its method of accounting, using a constant yield method, and actual cash payments of interest on the capital securities would not be reported as taxable income.

Further, during any deferral period, the capital securities will be treated as issued with OID at the time of such deferral and all stated interest due after such deferral will be treated as OID. Consequently, a U.S. Holder of capital securities would be required to include OID in its gross income in the manner described above even though we would not make any actual cash payments during a deferral period.

Sale, Exchange, Redemption or Retirement of the Capital Securities

Upon the sale, exchange, redemption or retirement of a capital security, a U.S. Holder will generally recognize gain or loss equal to the difference between the amount realized (less any accrued interest not previously included in the U.S. Holder’s income, which will be taxable as ordinary income) on the sale, exchange, redemption or retirement and such U.S. Holder’s adjusted tax basis in the capital security. Assuming that we do not exercise our option to defer payment of interest on the capital securities and that the capital securities are not deemed to be issued with OID, a U.S. Holder’s adjusted tax basis in the capital securities generally will be its initial purchase price. If the capital securities are deemed to be issued with OID, a U.S. Holder’s tax basis in the capital securities generally will be its initial purchase price, increased by OID previously includible in that U.S. Holder’s gross income to the date of disposition and decreased by payments received on the capital securities since and including the date that the capital securities were deemed to be issued with OID. That gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the capital securities have been held for more than one year. A U.S. Holder that is an individual is generally entitled to preferential treatment for net long-term capital gains. The ability of a U.S. Holder to deduct capital losses is limited.

Information Reporting and Backup Withholding

Information reporting requirements generally apply in connection with payments on the capital securities to, and the proceeds from a sale or other disposition of the capital securities by, non-corporate U.S. Holders. A U.S. Holder will be subject to backup withholding tax on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Although not free from doubt, no withholding of U.S. federal income tax will apply to a payment on a capital security to a Non-U.S. Holder under the “Portfolio Interest Exemption,” provided that:

•	such payment is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or, if certain income tax treaties apply, such payment is not attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States);

•	the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership;

•	the Non-U.S. Holder is not a bank that acquired the capital securities in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	the Non-U.S. Holder provides the withholding agent, in accordance with specified procedures, with a statement to the effect that such holder is not a U.S. person (generally through the provision of a properly executed IRS Form W-8BEN).

If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, payments of interest on the capital securities (including payments in respect of OID, if any, on the capital securities) made to such Non-U.S. Holder will be subject to a 30 percent U.S. federal withholding tax, unless that holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding tax under an applicable income tax treaty; or (ii) stating that the payment on the capital securities is not subject to withholding tax because it is effectively connected with that holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder is engaged in a trade or business in the United States and the interest on the capital securities is effectively connected with the conduct of that trade or business (and, if certain income tax treaties apply, is attributable to a permanent establishment maintained by the U.S. Holder within the United States), that Non-U.S. Holder will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if that Non-U.S. Holder were a U.S. Holder. In addition, a Non-U.S. Holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30 percent (or, if certain income tax treaties apply, lower rates as provided) branch profits tax.

Any gain realized by a Non-U.S. Holder on the sale, exchange, redemption or retirement of a capital security generally will not be subject to U.S. federal income tax unless:

•	such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, information reporting and backup withholding will not apply to a payment of interest on a capital security to a Non-U.S. Holder, or to proceeds from the disposition of a capital security by a Non-U.S. Holder, in each case, if the holder certifies under penalties of perjury that it is a Non-U.S. Holder and neither we nor our paying agent has actual knowledge to the contrary. Any amounts withheld under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided the required information is timely furnished to the IRS. In general, if a capital security is not held through a qualified intermediary, the amount of payments made on that capital security, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated May     , 2006, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of the capital securities set forth opposite their names below:

Name	Principal amount of capital securities
Morgan Stanley & Co. Incorporated	$
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Banc of America Securities LLC
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
UBS Securities LLC
Wachovia Capital Markets, LLC

Total	$

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the capital securities are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the capital securities if any capital securities are taken.

The underwriters initially propose to offer part of the capital securities directly to the public at the public offering price set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a selling concession not in excess of $       per capital security. Any underwriter may allow, and dealers may reallow, a selling concession not in excess of $       per capital security to certain other dealers. After the initial offering of the capital securities, the offering price and other selling terms may from time to time be varied by the representatives.

We have agreed that without the prior consent of the representatives, we will not offer, sell, contract to sell or otherwise dispose of any of our debt securities or warrants to purchase or otherwise acquire our debt securities substantially similar to the capital securities for a period of 30 days from the date of this prospectus supplement with the exception of commercial paper issued in the ordinary course of business.

We expect that delivery of the capital securities will be made against your payment on or about       , 2006, which is the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the Securities Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the capital securities on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the capital securities initially will settle in T+      , to specify an alternative settlement cycle at the time of the trade to prevent a failed settlement and should consult their own advisor in connection with that election.

The aggregate proceeds to us are set forth on the cover page hereof before deducting our expenses in offering the capital securities. We estimate that we will spend approximately $       million for printing, rating agency, trustees and legal fees and other expenses allocable to the offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

The capital securities are offered for sale only in those jurisdictions in the United States where it is legal to make such offers.

We have been advised by the underwriters that they intend to make a market in the capital securities but they are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of, or the trading markets for, the capital securities.

In connection with this offering and in accordance with applicable law and industry practice, the underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the capital securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when capital securities originally sold by the syndicate member are purchased in syndicate covering transactions.

From time to time, certain of the underwriters have provided, and may provide, various financial advisory or investment banking services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions. Affiliates of Banc of America, Citigroup, Goldman Sachs, JPMorgan, Lehman Brothers, Merrill Lynch, UBS and Wachovia acted as lenders under the bridge facility used to finance the cash portion of the merger consideration in connection with the merger of Jefferson-Pilot into a wholly-owned subsidiary of LNC. In addition, affiliates of Banc of America, Citigroup, Goldman Sachs, JPMorgan, Lehman Brothers, Merrill Lynch, Morgan Stanley, UBS, and Wachovia have acted as lenders in a $1.0 billion new line capacity and affiliates of Banc of America, Citigroup, Goldman Sachs, JPMorgan, Lehman Brothers, Merrill Lynch, Morgan Stanley and Wachovia have acted as lenders in a $1.5 billion amendment to existing lines of credit. Goldman Sachs and Lehman Brothers acted as merger and acquisition advisors to us and Morgan Stanley acted as merger and acquisition advisor to Jefferson-Pilot in our merger with Jefferson-Pilot and provided fairness opinions on that transaction. In addition to certain of the underwriters participating in the recent offerings of senior notes and 6.75% capital securities, the underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of business, including acting as distributors of various life, annuity and investment products of our subsidiaries.

VALIDITY OF THE CAPITAL SECURITIES

The validity of the capital securities offered in this offering will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae LLP and for the underwriters by Sullivan & Cromwell LLP. Shearman & Sterling LLP will pass upon certain tax matters for us.

EXPERTS

The consolidated financial statements of LNC appearing in LNC’s Annual Report on Form 10-K for the year ended December 31, 2005 (including schedules appearing therein), and LNC management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Jefferson-Pilot Corporation appearing in Jefferson-Pilot Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005 (including schedules appearing therein), and Jefferson-Pilot management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

LINCOLN NATIONAL CORPORATION

Debt Securities

Common Stock

Preferred Stock

Warrants

Stock Purchase Contracts

Depositary Shares

Stock Purchase Units

Lincoln National Capital VII

Lincoln National Capital VIII

Lincoln National Capital IX

Trust Preferred Securities

fully and unconditionally guaranteed, as described herein,

by Lincoln National Corporation

We will provide you with more specific terms of these securities in supplements to this prospectus.

Lincoln National Capital VII, Lincoln National Capital VIII and Lincoln National Capital IX are Delaware statutory trusts which may offer from time to time trust preferred securities representing preferred undivided beneficial interests in the assets of the applicable trust.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis, at prices and on other terms to be determined at the time of offering.

Our common stock is listed on the New York, Chicago and Pacific Stock Exchanges, under the symbol “LNC.”

Before you invest, you should carefully read this prospectus, any applicable prospectus supplement and information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.”

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 14, 2006.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover. Our business, financial condition, results of operations and prospects may have changed since that date.

For North Carolina Residents: The Commissioner of Insurance for the State of North Carolina has not approved or disapproved these securities nor has the Commissioner ruled upon the accuracy or adequacy of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is one part of a “shelf” registration statement that we have filed on Form S-3 with the SEC under the Securities Act. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus.

This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information concerning us and the securities, you should read the entire registration statement and the additional information described under “Documents Incorporated By Reference” below. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information and documents with the Securities and Exchange Commission, or SEC. You may read and copy any document we file with the SEC at:

•	the public reference room maintained by the SEC in Washington, D.C. (100 F Street, N.E., Room 1580, Washington, D.C. 20549). Copies of such materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330, or

•	the SEC website located at www.sec.gov.

Information about us is also available on our website at http://www.lfg.com. This URL and the SEC’s URL above are intended to be inactive textual references only. Such information on our or the SEC’s website is not a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed (File No. 1-6028) with the SEC (other than, in each case, information deemed to have been furnished or not filed in accordance with the SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005;

•	Our Current Reports on Form 8-K filed with the SEC on January 20, February 16, March 4, May 12 (except Item 7.01 on such Form 8-K shall not be deemed incorporated by reference herein), October 11 and December 27, 2005 and January 13, January 20, January 31, February 13, February 14 (one report), and February 28, 2006;

•	The description of our Common Stock contained in Form 10 filed with the SEC on April 28, 1969, including any amendments or reports filed for the purpose of updating that description; and

•	The description of our Common Stock purchase rights contained in our Registration Statement on Form 8-A/A, Amendment No. 1, filed with the SEC on December 2, 1996, including any amendments or reports filed for the purpose of updating that description.

Each document filed subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

We will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of such person, a copy of the documents incorporated by reference as described above (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents), copies of all documents constituting part of the prospectus for the Plan and copies of the Plan. Please direct your oral or written request to:

C. Suzanne Womack

2nd Vice President & Secretary

1500 Market Street, Ste. 3900

Philadelphia, PA 19102

215-448-1475

DESCRIPTION OF SECURITIES WE MAY OFFER

Debt Securities

Senior Debt Securities

We may issue the senior debt securities in one or more series under an indenture dated as of September 15, 1994 between LNC and The Bank of New York, as trustee. For purposes of this section, we refer to the indenture, as supplemented from time to time, as the “indenture” and to The Bank of New York or any successor or additional trustee, in its capacity as trustee under the indenture, as the “trustee.” The indenture and the form of the senior debt securities are filed as exhibits to the registration statement that includes this prospectus. The indenture has been qualified under the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

This summary of the indenture and the senior debt securities relates to terms and conditions applicable to the senior debt securities generally. We will summarize the particular terms of any series of senior debt securities in the applicable prospectus supplement. If indicated in the prospectus supplement, the terms of any series may differ from the terms summarized below. Because the summary of the material provisions of the indenture and the senior debt securities set forth below and the summary of the material terms of a particular series of senior debt securities set forth in the applicable prospectus supplement are not complete, you should refer to the forms of the indenture and the senior debt securities for complete information regarding the terms and provisions of the indenture (including defined terms) and the senior debt securities. Wherever we refer to particular articles, sections or defined terms of the indenture in this prospectus or in a prospectus supplement, those articles, sections or defined terms are incorporated in this prospectus and the prospectus supplement by reference, and the statement with respect to which such reference is made is qualified in its entirety by such reference.

General

The senior debt securities will be unsecured and will rank on parity with all of our other unsecured and unsubordinated indebtedness. The indenture does not limit the amount of senior debt securities which we may issue under it, and it provides that senior debt securities may be issued up to the aggregate principal amount that we authorize from time to time.

Please refer to the applicable prospectus supplement for the following terms of a particular series of senior debt securities being offered:

•	the title, aggregate principal amount and authorized denominations of the senior debt securities;

•	the percentage of their principal amount at which the senior debt securities will be issued;

•	the date or dates on which the senior debt securities will mature;

•	the rate or rates per annum (which may be fixed or variable), if any, at which the senior debt securities will bear interest or the method of determining or calculating such rate or rates;

•	the times at which any such interest will be payable;

•	the currency or units of two or more currencies in which the senior debt securities are denominated and in which principal and any premium, interest and additional amounts (described below) will or may be payable;

•	the dates, if any, on which and the price or prices at which we may redeem the senior debt securities pursuant to any optional or mandatory sinking fund provisions, and other terms and provisions of any sinking fund;

•	any redemption terms or any terms for repayment of principal amount at the option of the holder;

•	whether and under what circumstances we will pay additional amounts in respect of certain taxes imposed on certain holders or as otherwise provided;

•	the terms and conditions upon which such senior debt securities may be convertible into shares of our common stock or our other securities, including the conversion price, conversion period and other conversion provisions;

•	the defeasance provisions, if any, that are applicable to the senior debt securities (other than those described in this prospectus);

•	whether the senior debt securities are to be issuable in global form and, if so, the terms and conditions, if any, upon which interests in senior debt securities issued in global form may be exchanged, in whole or in part, for the individual senior debt securities represented by the global senior debt security and the initial depository for the global senior debt security;

•	the person to whom any interest on a registered security is payable, if other than the registered holder, or the manner in which any interest is payable on a bearer security if other than upon presentation of the related coupons; or

•	any other specific terms of the senior debt securities.

Principal, interest and premium and additional amounts, if any, will be payable in the manner, at the places and subject to the restrictions set forth in the indenture, the senior debt securities and the prospectus supplement relating thereto.

Unless we specify otherwise in the applicable prospectus supplement, we will issue the senior debt securities in fully registered form without coupons. When we issue senior debt securities of any series in bearer form, we will describe in the applicable prospectus supplement the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to the senior debt securities and to payment on and transfer and exchange of the senior debt securities.

We may issue senior debt securities as discounted senior debt securities that bear no interest or that bear interest at a below market rate at the time of issuance to be sold at a substantial discount below their stated principal amount. We will describe the U.S. federal income tax consequences and other special considerations applicable to any discounted senior debt securities in the applicable prospectus supplement.

If the purchase price of any senior debt securities is payable in one or more foreign currencies or currency units or if any senior debt securities are denominated in one or more foreign currencies or currency units or if the principal of, or premium, or interest, if any, on, any senior debt securities is payable in one or more foreign currencies or currency units, we will describe the restrictions, elections, certain U.S. federal income tax considerations, specific terms and other information with respect to the senior debt securities and foreign currency or currency units in the applicable prospectus supplement.

Holders may present senior debt securities for exchange, and holders may present registered senior debt securities for transfer, in the manner, at the places and subject to the restrictions set forth in the indenture, the senior debt securities and the applicable prospectus supplement. Holders of senior debt securities in bearer form and the related coupons may transfer them by delivery. No service charge will be made for any transfer or exchange of senior debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. (Section 2.06)

If the senior debt securities are convertible into shares of common stock, the conversion price payable and the number of shares purchasable upon conversion may be subject to adjustment in certain events as set forth in the applicable prospectus supplement.

Form, Registration, Transfer and Exchange

We may issue senior debt securities of a series solely as registered securities, solely as bearer securities (with or without coupons attached) or as both registered securities and bearer securities. We may issue senior debt securities of a series in whole or part in the form of one or more global senior debt securities, which we refer to in this prospectus as “global securities”, as described below under “Global Senior Debt Securities.”

Registered securities of any series will be exchangeable for other registered securities of the same series and of a like aggregate principal amount and tenor in different authorized denominations. In addition, if senior debt securities of any series are issuable as both registered securities and bearer securities, the holder may choose, subject to the terms of the indenture, to exchange bearer securities and the appropriate related coupons of that series for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in the applicable prospectus supplement, any bearer security surrendered in exchange for a registered security between a record date or a special record date for defaulted interest and the relevant date for payment of interest will be surrendered without the coupon relating to the interest payment date. Interest will not be payable with respect to the registered security issued in exchange for the bearer security. Instead, that interest will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Bearer securities will not be issued in exchange for registered securities. (Sections 2.06, 2.12 and 4.01)

Holders may present senior debt securities for exchange as provided above, and unless otherwise indicated in the applicable prospectus supplement, holders may present registered securities for registration of transfer (duly endorsed, or accompanied by a duly executed written instrument of transfer), at the office of any transfer agent that we designate for that purpose with respect to any series of senior debt securities and referred to in the applicable prospectus supplement. This may be done without service charge upon payment of any taxes and other governmental charges as described in the indenture. The transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We may at any time rescind the designation of any transfer agent. However, no such designation or rescission will in any manner relieve us of our obligation to maintain an office or agency in each place of payment for senior debt securities of a series. We may at any time designate additional transfer agents with respect to any series of senior debt securities. (Sections 2.06 and 4.02)

If senior debt securities of any series are redeemed, we will not be required to:

•	register the transfer or exchange of senior debt securities of that series during a 15-day period before the selection of the securities of that series to be redeemed;

•	register the transfer of or exchange any registered security, or portion thereof, selected for redemption, except the unredeemed portion of any registered security being redeemed in part; or

•	exchange any bearer security called for redemption except, to the extent provided with respect to any series of senior debt securities and referred to in the applicable prospectus supplement, to exchange such bearer security for a registered security of that series of like tenor and principal amount that is immediately surrendered for redemption. (Section 2.06)

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of principal and premium, interest and additional amounts, if any, on registered securities will be made at the office of the paying agent or paying agents that we may designate from time to time. However, at our option, we may make payment of interest and any additional amounts by check or draft mailed to the address, as it appears in the senior debt security register, of the person or entity entitled to the payment. Unless otherwise indicated in an applicable prospectus supplement, we will make payment of any installment of interest on registered securities to the person or entity in whose name the registered security is registered at the close of business on the record date for such interest. (Section 4.01)

Unless otherwise indicated in the applicable prospectus supplement, payment of principal and premium, interest and additional amounts, if any, on bearer securities will be payable in accordance with applicable laws and regulations at the offices of those paying agents outside the U.S. as we may designate from time to time, or by check or by transfer to an account maintained by the payee outside the U.S. Unless otherwise indicated in the applicable prospectus supplement, we will make interest payments on bearer securities only against surrender of the coupon relating to that interest installment. (Sections 2.06, 4.01, and 4.02)

We will initially designate paying agents in or outside the U.S. for the senior debt securities in the applicable prospectus supplement. If the senior debt securities of a series are listed on a stock exchange located outside the U.S. and if the stock exchange requires it, we will maintain a paying agent for that series in London, Luxembourg or any other required city located outside the U.S. so long as the senior debt securities of that series are listed on that exchange. We may at any time designate additional paying agents or rescind the designation of any paying agent. However, no such designation or rescission shall in any manner relieve us of our obligation to maintain an office or agency in each place of payment. (Section 4.02)

All monies that we pay to a paying agent for the payment of principal of or interest or additional amounts, if any, on any senior debt security which remain unclaimed at the end of one year after becoming due and payable will be repaid to us. After that time, the holder of the senior debt security or coupon will look only to us for payment of those amounts. (Section 4.03)

Global Senior Debt Securities

We may issue the senior debt securities of a series in the form of one or more global securities that we will deposit with a depository or its nominee identified in the applicable prospectus supplement. In such a case, we will issue one or more global securities in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding senior debt securities of the series to be represented by such global security or global securities. Unless and until it is exchanged in whole or in part for senior debt securities in registered form, a global security may not, subject to certain exceptions, be registered for transfer or exchange except to the depository for the global security or a nominee of the depository. (Sections 2.01 and 2.06)

Unless otherwise specified in the applicable prospectus supplement, a global security representing a series of senior debt securities will be exchangeable for individual senior debt securities of that series in the following circumstances:

•	if a depository is at any time unwilling, unable or ineligible to continue as depository and we do not appoint a successor depository within 90 days;

•	at any time in our sole discretion if we determine not to have any senior debt securities of that series represented by a global security;

•	if we so specify with respect to a series of senior debt securities, at any time upon the request of an owner of a beneficial interest in a global security representing senior debt securities of that series if the exchange is made on terms acceptable to us, the trustee and the depository; or

•	a senior debt security event of default has occurred and is continuing with respect to that series of senior debt securities. (Section 2.01)

To the extent not described under the heading “Book-Entry Issuance,” we will describe the terms of the depository arrangement for any portion of a series of senior debt securities to be represented by a global security in the applicable prospectus supplement.

Limitation on Liens on Stock of Restricted Subsidiaries

We will not, nor will we permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for borrowed money (which we refer to in this prospectus as “Debt”) secured by a mortgage, security interest, pledge, lien or other encumbrance upon any shares of stock of any Restricted Subsidiary without effectively providing that the senior debt securities (together with, if we shall so determine, any other indebtedness of or guarantee by us ranking equally with the senior debt securities and then existing or thereafter created) will be secured equally and ratably with that Debt. (Section 4.06)

For purposes of the indenture, “Restricted Subsidiary” means The Lincoln National Life Insurance Company so long as it remains a subsidiary, as well as any successor to all or a principal part of the business of that subsidiary and any other subsidiary which our board of directors designates as a Restricted Subsidiary. (Section 1.01)

Limitation on Issuance or Disposition of Stock of Restricted Subsidiaries

We will not, nor will we permit any Restricted Subsidiary to, issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any capital stock, other than nonvoting preferred stock, of any Restricted Subsidiary, except for:

•	the purpose of qualifying directors;

•	sales or other dispositions to us or one or more Restricted Subsidiaries;

•	the disposition of all or any part of the capital stock of any Restricted Subsidiary for consideration which is at least equal to the fair value of that capital stock as determined by our board of directors acting in good faith; or

•	an issuance, sale, assignment, transfer or other disposition required to comply with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at our request or the request of any Restricted Subsidiary. (Section 4.07)

For the purposes of the indenture, “capital stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in corporate stock. (Section 1.01)

Defaults and Remedies

A “senior debt security event of default” with respect to senior debt securities of any series is defined in the indenture as being any one of the following events:

(a)	default for 30 days in payment of any interest or additional amounts on the senior debt securities of that series;

(b)	default in payment of principal or premium, if any, on the senior debt securities of that series when due either at maturity, upon redemption, by declaration or otherwise, other than a failure to make payment resulting from mistake, oversight or transfer difficulties not continuing for more than three business days beyond the payment due date;

(c)	default in payment of any sinking fund installment when due and payable, other than a failure to make payment resulting from mistake, oversight or transfer difficulties not continuing for more than three business days beyond the payment due date;

(d)	our default in the performance or breach of any of our other covenants or warranties relating to the senior debt securities of that series for a period of 60 days after written notice has been provided to us by the trustee or to us and the trustee by the registered holders of at least 25% in principal amount of the outstanding debt securities of that series;

(e)	certain events involving our bankruptcy or insolvency; or

(f)	other events of default as specified in the supplemental indenture or board resolution under which that series of senior debt securities was issued. (Section 6.01)

The indenture provides that if a senior debt security event of default described in clauses (a), (b), (c) or, in the event of a default with respect to less than all outstanding series under the indenture, (d) above has occurred and is continuing with respect to one or more series, either the trustee or the holders of 25% in principal amount of the outstanding senior debt securities of that series (each series voting as a separate class) may declare the principal (or in the case of original issue discount senior debt securities, the portion of the principal amount specified in the terms of the senior debt securities), accrued interest and any additional amounts payable with respect to the senior debt securities of that series to be due and payable immediately. (Section 6.01)

The indenture also provides that if a senior debt security event of default described in clause (d) (in the event of a default with respect to all outstanding series) or (e) above has occurred and is continuing, either the trustee or the holders of 25% in principal amount of all senior debt securities then outstanding (voting as one class) may declare the principal (or in the case of original issue discount senior debt securities, the portion of the principal amount specified in the terms of the senior debt securities), accrued interest and any additional amounts payable with respect to all outstanding senior debt securities to be due and payable immediately. (Section 6.01)

Upon certain conditions, the holders of a majority in principal amount of the outstanding senior debt securities of that series (or of all series, as the case may be) may annul declarations of acceleration and waive past defaults, other than defaults in the payment of principal of, or premium, interest or additional amounts, if any, on the senior debt securities. (Sections 6.01 and 6.10)

Holders may not enforce the indenture or the senior debt securities except as provided in the indenture. The trustee may refuse to enforce the indenture or the senior debt securities unless it receives indemnity satisfactory to it. Subject to certain limitations, holders of a majority in principal amount of the senior debt securities of any series may direct the trustee in its exercise of any trust or power. We must deliver annually to the trustee an officer’s statement indicating whether the signer knows of any default by us in performing any of our obligations under the indenture. Except a default in payment of principal or any premium, interest or additional amounts, or any sinking or purchase fund installment, the trustee may withhold notice of any continuing default from holders, if it determines that withholding notice is in their interest. (Sections 4.05, 6.06, 6.09, 6.11, 7.01 and 7.05)

Defeasance

Unless otherwise described in a prospectus supplement with respect to any series of senior debt securities, if we deposit with the trustee, in trust, money, government obligations or a combination thereof which will in the written opinion of independent public accountants selected by us, provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest and additional amounts and premium, if any, on, a series of senior debt securities on the dates such payments are due in accordance with the terms of that series, we, at our option:

•	will be discharged from any and all obligations in respect of that series of senior debt securities on the 91st day after satisfaction of all conditions to the discharge, other than certain obligations to register the transfer or exchange of the senior debt securities, replace stolen, lost or mutilated senior debt securities, maintain paying agencies and hold moneys for payment in trust; or

•	effective upon the satisfaction of all applicable conditions, need not comply with certain restrictive covenants under the indenture or otherwise applicable to that series of senior debt securities and will not be limited by any restrictions with respect to merger, consolidation or sales of assets. (Section 8.02)

In order to exercise either of the options described above, no senior debt security event of default shall have occurred and be continuing under the indenture, and we must provide to the trustee:

•	an opinion of counsel to the effect that holders of the applicable series of senior debt securities:

•	will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of its option;

•	will be subject to federal income tax on the same amount, in the same manner and at the same time as would have been the case if such option had not been exercised;

•	if senior debt securities are being discharged, a private letter ruling to the same effect as the opinion of counsel received from the U.S. Internal Revenue Service or a revenue ruling pertaining to a comparable form of transaction to that effect published by the IRS;

•	an officers’ certificate to the effect that no senior debt security event of default or event which with the giving of notice or lapse of time, or both, would become a senior debt security event of default, with respect to the applicable series of senior debt securities shall have occurred and be continuing on the date of the deposit; and

•	if the senior debt securities are listed on the New York Stock Exchange, an opinion of counsel to the effect that the exercise of the option will not cause the senior debt securities to be delisted. (Section 8.02)

For purposes of the indenture, the term “government obligations” means generally:

•	direct noncallable obligations of the government which issued the currency in which the senior debt securities of the applicable series are denominated;

•	noncallable obligations which are fully guaranteed by that government with respect to the payment of principal and interest; or

•	noncallable obligations on which the full faith and credit of that government is pledged with respect to the payment of principal and interest. (Section 1.01)

In addition, we may obtain a discharge under the indenture with respect to all the senior debt securities of a series by depositing with the trustee, in trust, moneys or government obligations sufficient to pay at maturity or upon redemption all of the principal, premium, interest and additional amounts payable with respect to the senior debt securities of that series if all of those senior debt securities are by their terms to become due and payable within one year or are to be called for redemption within one year. We are not required to deliver an opinion of counsel or ruling relating to the tax consequences to holders for this discharge. (Section 8.01) After any discharge of senior debt securities pursuant to the terms of the indenture described above, the holders of those senior debt securities will be able to look solely to the trust fund, and not to us, for payments of principal and any premium, interest or additional amounts. (Sections 8.01 and 8.02)

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or sell, lease or convey all or substantially all of its assets to, another corporation unless:

•	the successor or transferee corporation is a corporation organized and existing under the laws of the U.S. or a state thereof;

•	the successor or transferee corporation assumes by supplemental indenture all of our obligations under the senior debt securities and the indenture; and

•	we or the successor corporation, as the case may be, will not, immediately after such consolidation or merger or sale, lease or conveyance, be in default in the performance of any covenant or condition with respect to the senior debt securities or the indenture.

We will deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the supplemental indenture comply with the terms of the indenture. Upon any consolidation or merger or any sale, lease or conveyance of all or substantially all of our assets, the successor or transferee corporation shall succeed to, and be substituted for us, under the indenture, and may exercise all rights and powers. (Sections 5.01 and 5.02) Thereafter, all obligations of the predecessor corporation will terminate. (Section 5.01)

Modification of the Indenture

The indenture permits us and the trustee to amend or supplement the indenture or the senior debt securities without notice to or the consent of any holder of a senior debt security for certain purposes, including to:

•	cure any ambiguity, defect or inconsistency;

•	comply with Section 5.01 (relating to when we may consolidate, merge or sell all or substantially all of its assets);

•	provide for uncertificated senior debt securities;

•	establish the form or terms of senior debt securities of any series; or

•	make any change that does not adversely affect the rights of any holder of a senior debt security. (Section 9.01)

We and the trustee may modify or amend certain other provisions of the indenture only with the consent of the holders of at least a majority in aggregate principal amount of the outstanding senior debt securities of each series issued under the indenture which is affected by the modification or amendment (voting as one class). However, no such modification or amendment may, without the consent of the holder of each senior debt security affected thereby:

•	reduce the percentage of senior debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate or rates or extend the time for payment of interest or additional amounts, if any, on any senior debt security;

•	reduce the principal of or premium, if any, on or extend the fixed maturity of any senior debt security;

•	modify or effect in any manner adverse to the holders of senior debt securities the terms and conditions of our obligations in respect of its obligations under the indenture;

•	waive a default in the payment of principal of or premium or interest or additional amounts, if any, on any senior debt security;

•	impair the right to institute a suit for the enforcement of any payment with respect to any series of senior debt securities;

•	change a place of payment; or

•	make any senior debt security payable in currency other than that stated in the senior debt security. (Section 9.02)

Regarding the Trustee

The trustee is a participant in certain of our credit agreements, and we have maintained other banking relationships with the trustee in the normal course of business. The trustee also acts as trustee and paying agent for our 6 1/2% Notes due March 15, 2008, 6.20% Notes due December 15, 2011, 7% Notes due March 15, 2018, and 4.75% Notes due February 15, 2014 and may act as trustee under other of our indentures, trusts and guarantees and those of our affiliates in the ordinary course of business.

Junior Subordinated Debt Securities

We may issue junior subordinated debt securities in one or more series under a junior subordinated indenture, dated May 1, 1996, as supplemented by the first supplement of indenture, dated August 14, 1998, and as may be further supplemented from time to time, between LNC and J.P. Morgan Trust Company, National Association (successor in interest to Bank One Trust Company, National Association and The First National Bank of Chicago), as trustee. For purposes of this prospectus, we refer to the junior subordinated indenture, as supplemented from time to time, as the “subordinated indenture”, to the junior subordinated debt securities as “subordinated debt securities” and to J.P. Morgan Trust Company, National Association or any successor or additional trustee, in its capacity as trustee under the subordinated indenture, as the “subordinated indenture trustee.” The subordinated indenture (including the form of the subordinated debt securities) is filed as an exhibit to the registration statement that includes this prospectus. The subordinated indenture has been qualified under the Trust Indenture Act.

This summary of the subordinated indenture and the subordinated debt securities relates to terms and conditions applicable to the subordinated debt securities generally. We will summarize the particular terms of any series of subordinated debt securities in the applicable prospectus supplement. If indicated in the prospectus supplement, the terms of any series may differ from the terms summarized below. Because the summary of the material provisions of the subordinated indenture and the subordinated debt securities set forth below and the summary of the material terms of a particular series of subordinated debt securities set forth in the applicable prospectus supplement are not complete, you should refer to the forms of the subordinated indenture and the subordinated debt securities for complete information regarding the terms and provisions of the subordinated indenture (including defined terms) and the subordinated debt securities. Wherever we refer to particular articles, sections or defined terms of the subordinated indenture in this prospectus or in a prospectus supplement, those articles, sections or defined terms are incorporated in this prospectus and the prospectus supplement by reference, and the statement with respect to which such reference is made is qualified in its entirety by such reference.

General

Each series of subordinated debt securities will rank equally with all other series of subordinated debt securities, unless otherwise provided in the supplemental indenture, and will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the subordinated indenture to all of our Senior Debt (as defined below). See “—Subordination.”

We are a non-operating holding company and our consolidated subsidiaries own almost all of our operating assets. We rely primarily on dividends from our subsidiaries to meet our obligations. The payment of dividends by our insurance company subsidiaries is limited under the insurance company holding company laws of the states in which those subsidiaries are domiciled. Accordingly, the subordinated debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of subordinated debt securities should look only to our assets for payments on the subordinated debt securities. Except as otherwise provided in the applicable prospectus supplement, the subordinated indenture does not limit our incurrence or issuance of other secured or unsecured debt, whether under the subordinated indenture, the indenture or any other indenture that we may enter into in the future or otherwise. See “—Subordination” and the prospectus supplement relating to any offering of subordinated debt securities.

We will issue the subordinated debt securities in one or more series pursuant to an indenture supplemental to the subordinated indenture or a resolution of our board of directors or a committee thereof.

The applicable prospectus supplement will describe the following terms of the subordinated debt securities:

•	the title of the subordinated debt securities;

•	any limit upon the aggregate principal amount of the subordinated debt securities;

•	the date or dates on which the principal of the subordinated debt securities is payable (which we refer to as the “stated maturity”) or the method of determination of the stated maturity;

•	the rate or rates, if any, at which the subordinated debt securities will bear interest, the interest payment dates on which interest will be payable, our right, if any, to defer or extend an interest payment date and the regular record date for interest payable on any interest payment date or the method by which any of these items will be determined;

•	the place or places where the principal of and premium, if any, and interest on the subordinated debt securities will be payable and where the subordinated debt securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon us regarding the subordinated debt securities and the subordinated indenture may be made;

•	the terms and conditions upon which subordinated debt securities may be redeemed, in whole or in part, at our option or a holder of subordinated debt securities;

•	our obligation or right, if any, or the obligation or right of, if any, a holder to redeem, purchase or repay the subordinated debt securities and the terms and conditions upon which the subordinated debt securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

•	the denominations in which any subordinated debt securities shall be issuable if other than denominations of $25 and any integral multiple thereof;

•	if other than in U.S. dollars, the currency or currencies (including currency unit or units) in which the principal of and premium and interest, if any, on the subordinated debt securities shall be payable, or in which the subordinated debt securities shall be denominated;

•	any additions, modifications or deletions in the events of default or covenants specified in the subordinated indenture with respect to the subordinated debt securities;

•	if other than the principal amount, the portion of the principal amount of subordinated debt securities that shall be payable upon declaration of acceleration of the maturity thereof;

•	any additions or changes to the subordinated indenture with respect to a series of subordinated debt securities as shall be necessary to permit or facilitate the issuance of the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	any index or indices used to determine the amount of payments of principal of and premium, if any, on the subordinated debt securities and the manner in which these amounts will be determined;

•	the terms and conditions relating to the issuance of a temporary global security representing all of the subordinated debt securities of the series and the exchange of the temporary global security for definitive subordinated debt securities of the series;

•	whether the subordinated debt securities of the series will be issued in whole or in part in the form of one or more global securities and the depositary for the global securities, which depositary will be a clearing agency registered under the Securities Exchange Act of 1934;

•	the appointment of any paying agent or agents;

•	the terms and conditions of any obligation or right of us or a holder to convert or exchange the subordinated debt securities into trust preferred securities;

•	the form of trust agreement and guarantee agreement, if applicable;

•	the relative degree, if any, to which subordinated debt securities of the series shall be senior or subordinated to other series of our subordinated debt securities or other indebtedness in right of payment, whether other series of subordinated debt securities or other indebtedness are outstanding or not; and

•	any other terms of the subordinated debt securities not inconsistent with the provisions of the subordinated indenture.

We may sell subordinated debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which is below market rates at the time of issuance. We will describe certain U.S. federal income tax consequences and special considerations applicable to any subordinated debt securities in the applicable prospectus supplement.

If the purchase price of any subordinated debt securities is payable in one or more foreign currencies or currency units or if any subordinated debt securities are denominated in one or more foreign currencies or currency units or if the principal of, or premium or interest, if any, on, any subordinated debt securities is payable in one or more foreign currencies or currency units, we will describe the restrictions, elections, certain U.S. federal income tax consequences, specific terms and other information with respect to the subordinated debt securities and foreign currency or currency units in the applicable prospectus supplement.

If any index is used to determine the amount of any principal, premium or interest payable with respect to any series of subordinated debt securities, we will describe the special U.S. federal income tax, accounting and other considerations in the applicable prospectus supplement.

Denominations, Registration and Transfer

Unless otherwise specified in the applicable prospectus supplement, we will issue the subordinated debt securities only in registered form without coupons in denominations of $25 and any integral multiple of $25. Subordinated debt securities of any series will be exchangeable for other subordinated debt securities of the same series and of a like aggregate principal amount and tenor in different authorized denominations. (Section 3.02)

Holders may present subordinated debt securities for exchange as provided above, and holders may present subordinated debt securities for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for such purpose with respect to any series of subordinated debt securities and referred to in the applicable prospectus supplement. This may be done without service charge upon payment of any taxes and other governmental charges as described in the subordinated indenture. We have appointed the subordinated indenture trustee as securities registrar under the subordinated indenture. If the applicable prospectus supplement refers to any transfer agents initially designated by us with respect to any series of subordinated debt securities in addition to the securities registrar, we may at any time rescind the designation of any of those transfer agents or approve a change in the location through which any of those transfer agents acts. However, we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of subordinated debt securities.

In the event of any redemption, neither we nor the subordinated indenture trustee will be required to:

•	issue, register the transfer of or exchange subordinated debt securities of any series during a period beginning at the opening of business 15 days before any selection of subordinated debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	transfer or exchange any subordinated debt securities selected for redemption, except the unredeemed portion of any subordinated debt securities being redeemed in part.

Global Subordinated Debt Securities

We may issue the subordinated debt securities of a series in whole or in part in the form of one or more global securities that we will deposit with, or on behalf of, a depository or its nominee identified in the prospectus supplement relating to that series. We will issue global securities only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual subordinated debt securities it represents, a global security may not be transferred except as a whole:

•	by the depository for the global security to a nominee of the depository;

•	by a nominee of the depository to the depository or another nominee of the depository; or

•	by the depository or any nominee to a successor depository or any nominee of the successor.

Unless otherwise specified in the applicable prospectus supplement, a global security representing a series of subordinated debt securities will be exchangeable for individual subordinated debt securities of that series in the following circumstances:

•	if a depository is unwilling or unable to continue as depository or if the depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934;

•	at any time in our sole discretion if we determine not to have any subordinated debt securities of that series represented by a global security;

•	if we so specify with respect to a series of subordinated debt securities, at any time upon the request of an owner of a beneficial interest in a global security representing subordinated debt securities of that series if the exchange is made on terms acceptable to us, the subordinated indenture trustee and the depository; or

•	a subordinated debt security event of default has occurred and is continuing with respect to that series of subordinated debt securities.

To the extent not described under the heading “Book-Entry Issuance,” we will describe the terms of the depository arrangement for a series of subordinated debt securities to be represented by a global security in the applicable prospectus supplement.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of principal and any premium and interest on subordinated debt securities will be made at 55 Water Street, 1st Floor, Jeanette Park Entrance, New York, New York 10041, or at the office of any paying agent or paying agents as we may designate from time to time in the applicable prospectus supplement. However, at our option, we may make payment of any interest:

•	except in the case of global subordinated debt securities, by check mailed to the address, as it appears in the securities register, of the person or entity entitled to the payment; or

•	by transfer to an account maintained by the person or entity entitled to the payment as specified in the securities register, if we have received proper transfer instructions by the regular record date.

Unless otherwise indicated in the applicable prospectus supplement, we will make payments of interest on subordinated debt securities to the person or entity in whose name the subordinated debt security is registered at the close of business on the regular record date for such interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent. However, we will be required to maintain at all times a paying agent in each place of payment for each series of subordinated debt securities.

Any moneys that we deposit with the subordinated indenture trustee or any paying agent, or then held by us in trust, for the payment of the principal of and any premium or interest on any subordinated debt security that remains unclaimed for two years after becoming due and payable will be repaid to us at our request. After that time, the holder of the subordinated debt security will look, as a general unsecured creditor, only to us for payment of those amounts.

Option to Extend Interest Payment Date

If provided in the applicable prospectus supplement and subject to any terms, conditions and covenants contained in the prospectus supplement, we will have the right at any time and from time to time during the term of any series of subordinated debt securities to defer payment of interest for that number of consecutive interest payment periods as may be specified in the applicable prospectus supplement (each of which we refer to as an

“extension period”). However, no extension period may extend beyond the stated maturity of the applicable series of subordinated debt securities. We will describe certain U.S. federal income tax consequences and special considerations applicable to the subordinated debt securities in the applicable prospectus supplement.

Redemption

Unless otherwise indicated in the applicable prospectus supplement:

•	subordinated debt securities will not be subject to any sinking fund;

•	we may, at our option, redeem the subordinated debt securities of any series in whole at any time or in part from time to time. We may redeem subordinated debt securities in denominations larger than $25 in part but only in integral multiples of $25;

•	the redemption price for any subordinated debt security shall equal the principal amount of the security, plus any accrued and unpaid interest to the redemption date; and

•	if a Subordinated Debt Security Tax Event described below has occurred and is continuing with respect to a series of subordinated debt securities, we may, at our option, redeem that series of subordinated debt securities in whole, but not in part, at any time within 90 days of the occurrence of the Subordinated Debt Security Tax Event, at a redemption price equal to 100% of the principal amount of the subordinated debt securities of that series then outstanding plus accrued and unpaid interest to the redemption date.

“Subordinated Debt Security Tax Event” means the receipt by us of an opinion of counsel experienced in such matters to the effect that:

•	as a result of any amendment to, or change or announced prospective change in, the laws or regulations of the U.S. or any political subdivision or taxing authority in the U.S., or

•	as a result of any official administrative pronouncement or judicial decision interpreting or applying those laws or regulations,

•	which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the applicable series of subordinated debt securities under the subordinated indenture,

•	there is more than an insubstantial risk that interest payable by us on the series of subordinated debt securities is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of subordinated debt securities to be redeemed at its registered address. Unless we default in payment of the redemption price, interest will cease to accrue on those subordinated debt securities called for redemption on and after the redemption date.

Restrictions on Certain Payments

We will also covenant, as to each series of subordinated debt securities, that we will not, and will not permit any of our subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including other subordinated debt securities) that rank equally with or junior in interest to the subordinated debt securities; or

•	make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries if that guarantee ranks equally or junior in interest to the subordinated debt securities;

if at such time, any event has occurred of which we have actual knowledge that:

•	with the giving of notice or the lapse of time, or both, would constitute a subordinated debt security event of default with respect to the subordinated debt securities of that series;

•	which default we have not taken reasonable steps to cure;

•	if the subordinated debt securities are held by a trust of a series of related trust preferred securities, we are in default with respect to its payment of any obligations under the guarantee relating to those trust preferred securities; or

•	we have given notice of our selection of an extension period as provided in the subordinated indenture with respect to the subordinated debt securities of that series and has not rescinded such notice, or that extension period, or any extension of that extension period, shall be continuing.

The following actions are not subject to the restrictions described above:

•	dividends or distributions in our common stock;

•	redemptions or purchases of any rights pursuant to our rights plan, or any successor to our rights plan, and the declaration of a dividend of rights or the issuance of stock under those plans in the future;

•	payments under any guarantee; and

•	purchases of common stock related to the issuance of common stock under any of our benefit plans for its directors, officers or employees.

Modification of Subordinated Indenture

From time to time, we and the subordinated indenture trustee may, without the consent of the holders of any series of subordinated debt securities, amend, waive or supplement the subordinated indenture for specified purposes, including, among other things:

•	curing ambiguities, defects or inconsistencies, as long as the cure does not materially adversely affect the interest of the holders of any series of subordinated debt securities or, in the case of corresponding subordinated debt securities, the holders of the related trust preferred securities so long as they remain outstanding; and

•	qualifying, or maintaining the qualification of, the subordinated indenture under the Trust Indenture Act.

We and the subordinated indenture trustee may generally modify the subordinated indenture in a manner affecting the rights of the holders of one or more series of the subordinated debt securities with the consent of the holders of not less than a majority in principal amount of each outstanding series of subordinated debt securities affected. However, no modification may, without the consent of the holder of each outstanding subordinated debt security affected:

•	change the stated maturity or reduce the principal amount of any series of subordinated debt securities, or reduce the rate or extend the time of payment of interest on those securities, other than an extension as contemplated by the subordinated indenture; or

•	reduce the percentage of principal amount of subordinated debt securities of any series, the holders of which are required to consent to a modification of the subordinated indenture.

In the case of subordinated debt securities that correspond to a series of trust preferred securities, so long as any of the related trust preferred securities remain outstanding:

•	no modification described in the previous paragraph may be made that adversely affects the holders of such trust preferred securities in any material respect,

•	no termination of the subordinated indenture may occur, and

•	no waiver of any subordinated debt security event of default or compliance with any covenant under the subordinated indenture may be effective,

in each case without the prior consent of the holders of at least a majority of the aggregate liquidation preference of the related trust preferred securities unless and until the principal of and all accrued and unpaid interest on the corresponding subordinated debt securities has been paid in full and certain other conditions are satisfied.

In addition, we and the subordinated indenture trustee may execute a supplemental subordinated indenture for the purpose of creating any new series of subordinated debt securities without the consent of any holder of subordinated debt securities.

Subordinated Debt Security Events of Default

The subordinated indenture provides that any one or more of the following events with respect to a series of subordinated debt securities that has occurred and is continuing constitutes a “subordinated debt security event of default” with respect to that series of subordinated debt securities:

•	failure for 30 days to pay any interest on the series of the subordinated debt securities when due, other than the deferral of any due date in the case of an extension period;

•	failure to pay any principal or premium, if any, on the series of subordinated debt securities when due whether at maturity, upon redemption by declaration or otherwise;

•	failure to observe or perform in any material respect certain other covenants contained in the subordinated indenture for 90 days after written notice has been provided to us by the subordinated indenture trustee or to us and the subordinated trustee by the holders of at least 25% in aggregate principal amount of the outstanding subordinated debt securities of that series; or

•	certain events relating to our bankruptcy, insolvency or reorganization. (Section 5.1)

The holders of a majority in aggregate outstanding principal amount of an applicable series of subordinated debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the subordinated indenture trustee. The subordinated indenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of an applicable series of subordinated debt securities may declare the principal due and payable immediately upon a subordinated debt security event of default. In the case of subordinated debt securities that correspond to a series of trust preferred securities, if the subordinated indenture trustee or the holders of the corresponding subordinated debt securities fail to declare the principal due and payable immediately upon a subordinated debt security event of default, then the holders of at least 25% in aggregate liquidation preference of the related trust preferred securities may exercise that right. The holders of a majority in aggregate outstanding principal amount of a series of subordinated debt securities may annul the declaration and its consequences if the default (other than the non-payment of the principal of the series of subordinated debt securities which has become due solely by such acceleration) has been cured or waived and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and the fees and expenses of the subordinated indenture trustee has been deposited with the subordinated indenture trustee. In the case of subordinated debt securities that correspond to a series of trust preferred securities, if the holders of the corresponding subordinated debt securities fail to annul the declaration and waive the default, the holders of a majority in aggregate liquidation preference of the related trust preferred securities may exercise that right. (Section 5.2)

The holders of a majority in aggregate outstanding principal amount of a series of subordinated debt securities may, on behalf of the holders of all the affected subordinated debt securities of that series, waive any past default, except:

•	a default in the payment of principal or interest, unless the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the subordinated indenture trustee; or

•	a default with respect to a covenant which cannot be modified or amended pursuant to the terms of the subordinated indenture without the consent of the holder of each outstanding subordinated debt security.

In the case of subordinated debt securities that correspond to a series of trust preferred securities, if the holders of the corresponding subordinated debt securities fail to annul the declaration and waive the default, the holders of a majority in aggregate liquidation preference of the related trust preferred securities may exercise that right. We must file annually with the subordinated indenture trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to it under the subordinated indenture. (Section 5.2)

If a subordinated debt security event of default has occurred and is continuing as to a series of subordinated debt securities that correspond to a series of trust preferred securities, the property trustee will have the right to declare the principal of and the interest on the corresponding subordinated debt securities, and any other amounts payable under the subordinated indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the corresponding subordinated debt securities.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

If a subordinated debt security event of default has occurred and is continuing and the default is attributable to our failure to pay interest or principal on the related subordinated debt securities on the date such interest or principal is otherwise payable, a holder of trust preferred securities may, subject to the terms of the subordinated indenture, institute a legal proceeding directly against us for enforcement of payment to the holder of the principal of or interest on related subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the related trust preferred securities held by the holder (which we refer to as a “direct action”). (Section 5.8) We may not amend the subordinated indenture to remove this right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities. If we remove the right to bring a direct action, the applicable trust may become subject to the reporting obligations under the Securities Exchange Act of 1934. (Section 9.2) We will have the right under the subordinated indenture to set-off any payment made to the holder of trust preferred securities by us in connection with a direct action.

The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the related subordinated debt securities unless a trust agreement event of default has occurred and is continuing under the applicable trust agreement. See “Description of Trust Preferred Securities—Events of Default; Notice.”

Consolidation, Merger, Sale of Assets and Other Transactions

We may not consolidate with or merge into any other person or entity or convey, transfer or lease its properties and assets substantially as an entirety to any person or entity, and no person or entity may consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

•	if we consolidate with or merge into another person or entity or convey or transfer our properties and assets substantially as an entirety to any person or entity, the successor person or entity is organized under the laws of the U.S. or any state or the District of Columbia and expressly assumes our obligations under the subordinated debt securities and the subordinated indenture;

•	immediately after giving effect to the transaction, no subordinated debt security event of default, and no event which, after notice or lapse of time or both, would become a subordinated debt security event of default, shall have occurred and be continuing;

•	in the case of subordinated debt securities that correspond to a series of trust preferred securities, the transaction is permitted under the related trust agreement or guarantee and does not give rise to any breach or violation of the related trust agreement and guarantee; and

•	certain other conditions prescribed in the subordinated indenture are met. (Section 8.1)

The general provisions of the subordinated indenture do not afford holders of the subordinated debt securities protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the subordinated debt securities.

Satisfaction, Discharge and Defeasance

The subordinated indenture provides that when:

•	all subordinated debt securities not previously delivered to the subordinated indenture trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year;

•	we deposit or cause to be deposited with the subordinated indenture trustee funds, in trust, in the currency or currencies in which those subordinated debt securities are payable;

•	the deposited amount is for the purpose and is sufficient to pay and discharge the entire amount of principal, premium and interest on those subordinated debt securities to the date of the deposit if those debt securities have become due and payable or to the stated maturity, as the case may be

•	we have paid or caused to be paid all other sums payable pursuant to the subordinated indenture; and

•	certain other conditions prescribed in the subordinated debenture are met,

then with certain exceptions the subordinated indenture will cease to be of further effect and we will be deemed to have satisfied and discharged the subordinated indenture. (Section 4.1)

Conversion or Exchange

If and to the extent indicated in the applicable prospectus supplement, the subordinated debt securities of any series may be convertible or exchangeable into trust preferred securities or other securities. We will describe the specific terms on which subordinated debt securities of any series may be so converted or exchanged in the applicable prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of trust preferred securities or other securities to be received by the holders of subordinated debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

Subordination

Any subordinated debt securities issued by us under the subordinated indenture will be subordinate and junior in right of payment to all Senior Debt to the extent provided in the subordinated indenture. (Section 13.1) Upon any payment or distribution of our assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with our insolvency, the holders of Senior Debt will first be entitled to receive payment in full of principal and premium and interest, if any, on the Senior Debt before the holders of subordinated debt securities or, in the case of corresponding subordinated debt securities, the property trustee on behalf of the holders, will be entitled to receive or retain any payment with respect to the subordinated debt securities. (Section 13.2)

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the outstanding Senior Debt (including any amounts due upon acceleration) before the holders of subordinated debt securities will be entitled to receive or retain any payment with respect to the subordinated debt securities. (Section 13.3)

No payments on account of principal, premium or interest, if any, in respect of the subordinated debt securities may be made if there has occurred and is continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of its maturity, or if any judicial proceeding is pending with respect to any default. (Section 13.4)

“Debt” means with respect to any person or entity, whether recourse is to all or a portion of the assets of that person or entity and whether or not contingent,

•	every obligation of that person or entity for money borrowed;

•	every obligation of that person or entity evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	every reimbursement obligation of that person or entity with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of that person or entity;

•	every obligation of that person or entity issued or assumed as the deferred purchase price of property or services, other than trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	every capital lease obligation of that person or entity; and

•	every obligation of the type described above of another person or entity and all dividends of another person or entity the payment of which, in either case, that person or entity has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise. (Section 1.1)

“Senior Debt” means the principal of, and premium and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us) whether or not such claim for post-petition interest is allowed in that proceeding), on Debt, whether incurred on or prior to the date of the subordinated indenture or incurred after that date, unless, in the instrument creating or evidencing the Debt or pursuant to which the Debt is outstanding, it is provided that the obligations with respect to that Debt are not superior in right of payment to the subordinated debt securities or to other Debt which is equal with, or subordinated to, the subordinated debt securities; provided, however, that Senior Debt shall not be deemed to include:

•	any of our Debt which was without recourse to us when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code,

•	any of our Debt to any of our subsidiaries,

•	any of our Debt to any of our employees,

•	any liability for taxes,

•	indebtedness or monetary obligations to trade creditors or assumed by us or any of our subsidiaries in the ordinary course of business in connection with the obtaining of materials or services, and

•	any other debt securities issued pursuant to the subordinated indenture. (Section 1.1)

The subordinated indenture provides that the subordination provisions described above, insofar as they relate to any particular issue of subordinated debt securities, may be changed prior to such issuance. We will describe any change in the applicable prospectus supplement.

Governing Law

The subordinated indenture and the subordinated debt securities will be governed by and construed in accordance with the laws of the state of New York.

Information Concerning the Subordinated Indenture Trustee

The subordinated indenture trustee will have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to those provisions, the subordinated indenture trustee is under no obligation to exercise any of the powers vested in it by the subordinated indenture at the request of any holder of subordinated debt securities, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which the subordinated trustee might incur in connection with its exercise of those powers. The subordinated indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the subordinated indenture trustee reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

The subordinated trustee is a participant in certain of our credit agreements, and we have maintained other banking relationships with the trustee in the normal course of business. The subordinated indenture trustee acts as property trustee and guarantee trustee for our 7.65% Series E trust preferred securities and 6.75% Series F trust preferred securities and may act as trustee under various of other indentures, trusts and guarantees of LNC and its affiliates in the ordinary course of business.

Corresponding Subordinated Debt Securities

We may issue corresponding subordinated debt securities in one or more series of subordinated debt securities under the subordinated indenture with terms corresponding to the terms of a series of related trust preferred securities. In that event, concurrently with the issuance of each trust’s trust preferred securities, the trust will invest the proceeds of that issuance and the consideration paid by us for the common securities in a series of corresponding subordinated debt securities issued by us to the trust. We will issue each series of corresponding subordinated debt securities with a principal amount equal to the aggregate stated liquidation amount of the related trust preferred securities and the common securities of such trust. Each series of corresponding subordinated debt securities will rank equally with all other series of subordinated debt securities. Unless otherwise provided in the applicable prospectus supplement, holders of the related trust preferred securities for a series of corresponding subordinated debt securities will have certain rights in connection with modifications to the subordinated indenture and upon occurrence of subordinated debt security events of default as described under “—Modification of Subordinated Indenture” and “—Subordinated Debt Security Events of Default”.

If a Special Event (which we define in “Description of Trust Preferred Securities—Redemption or Exchange” below) has occurred and is continuing with respect to a trust that issued trust preferred securities, we may, at our option, redeem the corresponding subordinated debt securities at any time within 90 days of the occurrence of the Special Event, in whole but not in part, subject to the provisions of the subordinated indenture. The redemption price for any corresponding subordinated debt securities will be equal to 100% of the principal amount of the outstanding corresponding subordinated debt securities plus accrued and unpaid interest to the redemption date. As long as the applicable trust is the holder of all the outstanding series of corresponding subordinated debt securities, the trust will use the proceeds of the redemption to redeem the corresponding trust securities. We may not redeem a series of corresponding subordinated debt securities in part unless we have paid in full all accrued and unpaid interest on all outstanding corresponding subordinated debt securities of that series for all interest periods terminating on or prior to the redemption date.

We will covenant in the subordinated indenture as to each series of corresponding subordinated debt securities, that if and so long as:

•	the trust of the related series of trust securities is the holder of all the corresponding subordinated debt securities;

•	a Tax Event (which we define in “Description of Trust Preferred Securities—Redemption or Exchange” below) in respect of such trust has occurred and is continuing; and

•	We have elected, and have not revoked such election, to pay additional sums (which we define under “Description of Trust Preferred Securities—Redemption or Exchange” below) with respect to the trust securities,

We will pay to the trust the additional sums.

We will also covenant, as to each series of corresponding subordinated debt securities that:

•	we or any of our permitted successors under the subordinated indenture will maintain directly or indirectly 100% ownership of the common securities of the trust to which we have issued corresponding subordinated debt securities;

•	we will not voluntarily terminate, wind-up or liquidate any trust, other than:

•	in connection with a distribution of corresponding subordinated debt securities to the holders of the trust preferred securities in liquidation of the trust, or

•	in connection with certain mergers, consolidations or amalgamations permitted by the related trust agreement, and

•	we will use its reasonable efforts, consistent with the terms and provisions of the related trust agreement, to cause the trust to remain classified as a grantor trust and not as an association taxable as a corporation for U.S. federal income tax purposes.

Common Stock and Preferred Stock

General

We may issue, separately or together with other offered securities, shares of common stock or preferred stock, all as set forth in the prospectus supplement relating to the common stock or preferred stock for which this prospectus is being delivered. In addition, if the prospectus supplement so provides, the debt securities or preferred stock may be convertible into or exchangeable for common stock.

Our articles of incorporation currently authorize the issuance of 800,000,000 shares of common stock and 10,000,000 shares of preferred stock. We may issue our preferred stock from time to time in one or more series by resolution of our board of directors. We have outstanding one series of preferred stock, consisting of LNC’s $3.00 Cumulative Convertible preferred stock, Series A (without par value), which we refer to as “Series A preferred stock.” At February 3, 2006, we had issued and outstanding 174,159,561 shares of common stock and 15,335 shares of Series A preferred stock.

As described under “Description of Depositary Shares”, we may, at our option, elect to offer depositary shares evidenced by depositary receipts, each representing an interest (to be specified in the prospectus supplement relating to the particular series of the preferred stock) in a share of the particular series of the preferred stock issued and deposited with a preferred stock depositary.

The following descriptions of the classes of our capital stock are summaries, do not purport to be complete, and are subject, in all respects, to the applicable provisions of the Indiana Business Corporation Law, which we refer to the IBCL and our articles of incorporation (including a board of directors’ certificate of resolution designating the rights and preferences of the Series A preferred stock), and the rights agreement described below, which, in each case, are included as exhibits to the registration statement that includes this prospectus.

Common Stock

Transfer Agent and Registrar.    Our common stock is traded on the New York, Pacific and Chicago Stock Exchanges under the symbol “LNC.” The registrar and transfer agent is Mellon Investor Services LLC.

Voting Rights.    Each holder of record of our common stock is entitled to one vote for each share of our common stock held on all matters submitted to a vote of the shareholders, including election of directors. Holders of our common stock do not have cumulative voting rights with respect to the election of directors or any other matter.

Dividend Rights.    The holders of our common stock may receive cash dividends, if and when declared by our board of directors out of funds legally available for that purpose, and subject to preferential rights of the holders of preferred stock or other special classes of stock.

Liquidation Rights.    In the event of a liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of the holders of any preferred stock that may at the time be outstanding.

Preemptive Rights.    Holders of our common stock do not have any preemptive or similar equity rights.

Shareholders Rights Plan

We have in place a shareholders rights plan, which is referred to as the Rights Plan, which could discourage unwanted or hostile takeover attempts that are not approved by our board of directors. The Rights Plan permits holders of our common stock to purchase either shares of our common stock or shares of the acquirer at a discount to the market value in response to specified takeover events. These rights do not apply to the merger. The Rights Plan is expected to continue in effect after the merger until it expires on November 14, 2006 or is extended by our board of directors.

The Rights.    On November 6, 1986, our board of directors declared a dividend of one common share purchase right, which is referred to as a Right or Rights, for each share of our common stock then outstanding and each share of our common stock issued thereafter. The Rights currently trade with our common stock.

Exercisability.    The Rights separate from the shares of our common stock upon the “Distribution Date,” which is the earlier of either (i) the tenth calendar day after the announcement that a person or group has acquired beneficial ownership of 15% or more of our common stock or (ii) the tenth business day after a person commences, or announces an intention to commence, an offer the consummation of which will result in such person owning 15% or more of our common stock, in both scenarios the persons are referred to as an Acquiring Person. After separation, each Right entitles its holder to purchase from us one common share at an “Exercise Price” of $200.00, until the earlier of November 14, 2006, unless the Rights Plan is extended or the Rights are redeemed by our board of directors. The Rights will begin trading separately following the Distribution Date.

Flip-Over Events and Flip-In Events.    In the event that (i) we are acquired in a merger or other business combination, (ii) any person consolidates or mergers with us and all or part of our common stock is exchanged for securities, cash or property of any other person or (iii) 50% or more of our consolidated assets or earning power are sold, which is referred to collectively as a Flip-Over Event, each Right will entitle its holder, other than the Acquiring Person, to purchase at the Exercise Price, upon exercise of the Right, common stock in the surviving corporation with a market value of two times the Exercise Price. In the event that a person acquires 15% or more of our outstanding common stock, which is referred to as a Flip-In Event, alternatively, each Right will entitle its holder, other than the Acquiring Person, the right to purchase at the Exercise Price, upon exercise of the Right, our common stock with a market value of two times the Exercise Price.

Exchange Option.    At any time after a person becomes an Acquiring Person, but before its acquisition of 50% or more of the our common stock, our board of directors may exchange Rights, other than the Rights owned by the Acquiring Person, in whole or in part, at an exchange ratio of one share of our common stock per Right, subject to adjustment.

Redemption.    Rights are redeemable in whole, but not in part, at $0.01 per Right at anytime prior to the expiration of 10 calendar days from the date of the public announcement that a person or group has become an acquiring person. Until a Right is exercised, the holder of the Right will have no rights as a shareholder, including without limitation, the right to vote or to receive dividends.

The purchase price payable and the number of shares of our common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, our common stock;

•	as a result of the grant to holders of our common stock of certain rights or warrants to subscribe for our common stock or convertible securities at less than the current market price of our common stock; or

•	as a result of the distribution to holders of our common stock of evidences of indebtedness or assets (other than regular periodic cash dividends or dividends payable in our common stock) or of subscription rights or warrants, other than those referenced above.

The Rights Agreement will not prevent our takeover. However, the Rights Agreement may cause a substantial dilution to a person or group that acquires 15% or more of our common stock unless our board of directors first elects to redeem the Rights. Nevertheless, the Rights Agreement should not interfere with a transaction that our board of directors determines is in our and our shareholders’ best interest because the Rights can be redeemed prior to the completion of that transaction or the Rights Agreement can be amended in any manner prior to the Distribution Date.

The complete terms of the Rights are contained in the Rights Agreement. The foregoing description of the Rights and the Rights Agreement is qualified in its entirety by reference to the Rights Agreement. To obtain a copy of the Rights Agreement, please see “Where You Can Find More Information”.

Preferred Stock

General.    Our articles of incorporation authorize our board of directors to provide for the issuance of up to 10 million shares of preferred stock, in one or more series, and to fix by resolution and to the extent permitted by the IBCL, the relative rights, preferences and limitations of each series of preferred stock, including dividend, redemption, liquidation, sinking fund, conversion and other provisions in the resolutions or certificate establishing or designating the series, without a vote or any other action taken by our shareholders.

Shares Outstanding.    We currently have only one series of preferred stock outstanding, the Series A preferred stock. All outstanding shares of Series A preferred stock are duly authorized, validly issued, fully paid and non-assessable.

Series A Preferred Stock

Voting Rights.    Each holder of preferred stock of any series outstanding is entitled to one vote per share and to vote together, as a single class, with holders of our common stock on all matters submitted to a vote of the common shareholders.

Special Voting Rights With Respect to Directors.    In the event that six or more quarterly dividends, whether or not consecutive, on any series of preferred stock are in default, the holders of any outstanding series of preferred stock as to which the default exists will be entitled, at the next annual meeting of shareholders, to vote as a class to elect two of our directors. This right will continue with respect to shares of cumulative preferred stock, including the Series A preferred stock, until all accumulated and unpaid dividends on all such shares, the holders of which are entitled to vote at the previous special meeting of shareholders, have been paid or declared and set aside for payment and, with respect to shares of non-cumulative preferred stock, if any, until any non-cumulative dividends have been paid or declared and set apart for payment for four consecutive quarterly dividend periods on all such shares, the holders of which were entitled to vote at the previous annual meeting of shareholders.

Other Special Voting Rights.    In addition, the approval of the holders of record of at least two-thirds of the outstanding shares of all series of our preferred stock, voting as a class, will be required to take the following actions:

•	amend our articles of incorporation to create or authorize any stock ranking prior to or on a parity with the outstanding preferred stock with respect to the payment of dividends or distributions upon dissolution, liquidation or winding up;

•	to create or authorize any security convertible into shares of stock ranking prior to or on a parity with the outstanding preferred stock with respect to the payment of dividends or distributions upon dissolution, liquidation or winding up;

•	amend, alter, change or repeal any of the express terms of any outstanding preferred stock, or any series thereof, in any prejudicial manner (provided only holders of two-third of the outstanding shares of the series prejudiced by such change or repeal need consent to such action);

•	merge or consolidate with another corporation where we are not the surviving entity, if the rights, preferences or powers of the preferred stock would be adversely affected or if securities would thereupon be authorized or outstanding which could not otherwise have been created without the approval of the preferred shareholders; or

•	authorize, or revoke a previously authorized, voluntary dissolution of LNC, approve any limitation of the terms of our existence, or authorize the sale, lease, exchange or other disposition of all or substantially all of our property.

Dividend Rights.    To the extent permitted by law, holders of LNC Series A preferred stock are entitled to receive, but only when and as declared by our board of directors, cash dividends at the per annum rate of $3.00 per share, payable $0.75 per share quarterly. Dividends on the Series A preferred stock are cumulative.

Liquidation:    Holders of Series A preferred stock are entitled to a liquidation preference of $80.00 per share, plus accrued dividends, before any assets may be distributed to holders of our common stock or any other stock ranking junior to the Series A preferred stock.

Redemption:    The Series A preferred stock may be redeemed at any time at the option of our board of directors, in whole or in part, at a redemption price of $80.00 per share plus accrued but unpaid dividends.

Conversion.    Each share of Series A preferred stock is currently convertible at the option of the holder thereof into sixteen shares of our common stock, subject to certain further adjustments. There is no conversion rate adjustment for a merger.

Anti-Takeover Considerations

Certain Provisions of LNC’s Articles of Incorporation.

Our articles of incorporation provide that the affirmative vote of the holders of three-fourths of our voting stock is required to amend Article VII, which deals with the number, classification, qualifications and removal of directors. Article VII provides that the number of directors may be fixed in the bylaws, that qualifications for directors may be set in the bylaws, and that the bylaws may provide for classification of our board of directors. The bylaws can be amended only by action of our board of directors. Article VII also provides that directors can be removed, with or without cause, at a meeting of shareholders called expressly for that purpose upon the affirmative vote of the holders of at least three-fourths of our voting stock.

The provisions of Article VII requiring the affirmative vote of three-fourths of our voting stock to amend Article VII could make it difficult for the shareholders to change the existing provision of that article, which, in turn, could discourage proxy contests and tender offers and make it more likely that incumbent directors will maintain their positions.

Article X of our articles of incorporation also provide that no shares of the common stock of The Lincoln National Life Insurance Company, our primary insurance subsidiary, may be sold, leased, exchanged, mortgaged, pledged or otherwise disposed of except by the vote of the holders of three-fourths of our shares outstanding and entitled to vote thereon at an annual or special meeting of shareholders.

The articles of incorporation also contain a “fair price” provision which requires, subject to certain exceptions, the holders of at least three-fourths of our voting stock to approve certain kinds of business combinations involving LNC and any shareholder holding 10% or more of our voting stock or certain affiliates of that shareholder unless:

•	the transaction is approved by a majority of the members of our board of directors who are not affiliated with the 10% shareholder making the proposal; or

•	the transaction meets certain minimum price and procedural requirements.

In either of these cases, only the normal shareholder and director approval requirements of the IBCL would govern the transaction. The “fair price” provision may be amended or repealed only upon the affirmative vote of the holders of at least three-fourths of our voting stock. The “fair price” provision is intended to increase the likelihood that all our shareholders will be treated similarly if certain kinds of business combinations are effected. The “fair price” provision may have the effect of making a takeover of us more expensive and may therefor discourage tender offers for less than three-fourths of our stock and acquisitions of substantial blocks of our stock with a view to acquiring control of us.

Certain State Law Provisions.

Chapter 43 of the IBCL also restricts business combinations with interested shareholders. It prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between certain corporations having 100 or more shareholders that also have a class of voting shares registered with the SEC under Section 12 of the Securities Exchange Act of 1934 (which includes us) and an interested shareholder, defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares of that corporation, for five years following the date the shareholder acquired such 10% beneficial ownership, unless the acquisition or the business combination was approved by the board of directors in advance of that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if the shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. A corporation may elect to opt out of these provisions in an amendment to its articles of incorporation approved by a majority of the disinterested shares. Such an amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. Our articles of incorporation do not elect to opt out of these provisions.

Chapter 42 of the IBCL includes provisions designed to protect minority shareholders in the event that a person acquires, pursuant to a tender offer or otherwise, shares giving it more than 20%, more than 33 1/3%, or more than 50% of the outstanding voting power (which we refer to as “control shares”) of an “issuing public corporation.” Unless the issuing public corporation’s articles of incorporation or bylaws provide that Chapter 42 does not apply to control share acquisitions of shares of the corporation before the control share acquisition, an acquirer who purchases control shares without seeking and obtaining the prior approval of the board of directors cannot vote the control shares until each class or series of shares entitled to vote separately on the proposal, by a majority of all votes entitled to be cast by that group (excluding the control shares and any shares held by officers of the corporation and employees of the corporation who are directors thereof), approve in a special or annual meeting the rights of the acquirer to vote the control shares. Unless otherwise provided in a corporation’s articles of incorporation or bylaws before a control share acquisition has occurred, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters’ rights to receive the fair value of their shares.

“Issuing public corporation” means a corporation which is organized in Indiana, has 100 or more shareholders, its principal place of business, its principal office or substantial assets within Indiana and one of the following:

•	more than 10% of its shareholders resident in Indiana;

•	more than 10% of its shares owned by Indiana residents; or

•	10,000 shareholders resident in Indiana.

An issuing public corporation may elect not to be covered by the statute by so providing in its articles of incorporation or bylaws. Our articles of incorporation do not elect to opt out of these provisions.

Indiana insurance laws and regulations provide that no person may acquire our voting securities if that person would directly or indirectly be in control of us after the acquisition, unless that person has provided certain required information to us and to the Indiana Insurance Commissioner and the Indiana Insurance Commissioner has approved the acquisition. Control of us is presumed to exist if any person beneficially owns 10% or more of our voting securities. Furthermore, the Indiana Insurance Commissioner may determine, after notice and hearing, that control exists despite the absence of a presumption to that effect. Consequently, no person may acquire, directly or indirectly, 10% or more of our voting securities to be outstanding after any offering of securities pursuant to this prospectus, or otherwise acquire control of us, unless that person has provided such required information to the Indiana Insurance Commissioner and the Indiana Insurance Commissioner has approved such acquisition.

Depositary Shares

The descriptions below and in any prospectus supplement of certain provisions of the deposit agreement and depositary receipts summarize the material terms of these documents. Because these summaries are not complete, you should refer to the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock.

General

We may, at our option, elect to have shares of preferred stock be represented by depositary shares. We will deposit the shares of any series of preferred stock underlying the depositary shares under a separate deposit agreement (which we refer to as a “deposit agreement”) between us and a bank or trust company selected by us (which we refer to as the “preferred stock depositary”). We will include the name and address of the preferred stock depositary for any depositary shares in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by that depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Each depositary share will represent the applicable interest in a number of shares of a particular series of preferred stock described in the applicable prospectus supplement.

A holder of depositary shares will be entitled to receive the number of whole shares of preferred stock underlying the holder’s depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares of preferred stock to be withdrawn, the depositary will deliver to the holder the number of whole shares of preferred stock to be withdrawn, together with a new depositary receipt evidencing the excess number of depositary shares.

Dividends and other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions on the preferred stock to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by the holders.

If we distribute property other than in cash with respect to the preferred stock, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the preferred stock depositary determines that it is not feasible to make the distribution. In this event, the preferred stock depositary may, with our approval, adopt any method it deems equitable and practicable for the purpose of effecting the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the record holders of the depositary receipts.

The amount so distributed in any of the circumstances described above will be reduced by any amount required to be withheld by us or the preferred stock depositary on account of taxes.

Conversion and Exchange

We will describe any terms relating to the conversion or exchange of any series of preferred stock underlying the depositary shares in the applicable prospectus supplement. If any preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange, each record holder of depositary shares will have the right or obligation to convert or exchange the depositary shares pursuant to the terms thereof.

Redemption of Depositary Shares

If preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary as a result of the redemption, in whole or in part, of the preferred stock held by the preferred stock depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying that depositary share. Whenever we redeem preferred stock from the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, other than the right to receive the redemption price upon redemption. Any funds deposited by our with the preferred stock depositary for any depositary shares which the holders fail to redeem shall be returned to us after a period of two years from the date the funds are deposited.

Voting

Upon receipt of notice of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of depositary receipts on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder’s depositary shares. The preferred stock depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with those instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the preferred stock to the extent it does not receive specific written instructions from holders of depositary receipts representing the preferred stock.

Record Date

Whenever:

•	any cash dividend or other cash distribution becomes payable, any distribution other than cash is made or any rights, preferences or privileges are offered with respect to the preferred stock,

•	the preferred stock depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice, or

•	the preferred stock depositary receives notice of the mandatory conversion of or any election on our part to call any preferred stock for redemption,

the preferred stock depositary shall in each case fix a record date (which shall be the same as the record date for the preferred stock) for the determination of the holders of depositary receipts:

•	who shall be entitled to receive the dividend, distribution, rights, preferences or privileges or the net proceeds of their sale,

•	who shall be entitled to give instructions for the exercise of voting rights at any meeting, or

•	who shall be entitled to receive notice of the meeting or of the redemption or conversion, subject to the provisions of the deposit agreement.

Amendment and Termination of the Deposit Agreement

We and the preferred stock depositary may amend the form of depositary receipt and any provision of the deposit agreement at any time. However, any amendment which imposes or increases any fees, taxes or other charges payable by the holders of depositary receipts (other than taxes and other governmental charges, fees and other expenses payable by the holders as described below under “Charges of Preferred Stock Depositary”), or which otherwise prejudices any substantial existing right of holders of depositary receipts, will not take effect as to outstanding depositary receipts until the expiration of 90 days after notice of the amendment has been mailed to the record holders of outstanding depositary receipts.

Whenever so directed by us, the preferred stock depositary will terminate the deposit agreement by mailing notice of the termination to the record holders of all depositary receipts then outstanding at least 30 days prior to the termination date. The preferred stock depositary may likewise terminate the deposit agreement if at any time:

•	45 days have expired after the preferred stock depositary has delivered to us written notice of its election to resign, and

•	a successor depositary has not been appointed and accepted its appointment.

If any depositary receipts remain outstanding after the date of termination, the preferred stock depositary:

•	will discontinue the transfer of depositary receipts,

•	will suspend the distribution of dividends to the holders,

•	will not give any further notices under the deposit agreement, other than notice of the termination, and

•	will not perform any further acts under the deposit agreement except as provided below and except that the preferred stock depositary will continue to:

•	collect dividends and any other distributions on the preferred stock, and

•	without any liability for any interest, deliver the preferred stock, together with those dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, in exchange for depositary receipts surrendered.

At any time beginning two years after the termination date, the preferred stock depositary may sell the preferred stock then held by it at public or private sales, at places and upon terms as it deems proper. Without liability for any interest, the preferred stock depositary may hold the net proceeds of any sale, together with any money and other property then held by it, for the proportionate benefit of the holders of depositary receipts which have not been surrendered.

Charges of Preferred Stock Depositary

Except for taxes, transfer taxes, governmental charges and any other charges that are expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preferred stock, we will pay all charges of the preferred stock depositary including charges in connection with:

•	the initial deposit of the preferred stock,

•	the initial issuance of the depositary receipts,

•	the distribution of information to the holders of depositary receipts with respect to matters on which preferred stock is entitled to vote,

•	withdrawals of the preferred stock by the holders of depositary receipts, and

•	redemption or conversion of the preferred stock.

Miscellaneous

The preferred stock depositary will make available for inspection by holders of depositary receipts at its corporate office and its New York office, all reports and communications that we deliver to the preferred stock depositary as the holder of preferred stock.

Neither we nor the preferred stock depositary will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement are limited to performing its duties without negligence or bad faith. The obligations under the deposit agreement are limited to performing its duties in good faith. Neither we nor the preferred stock depositary are obligated to prosecute or defend any legal proceeding regarding any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary are entitled to rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.

We may remove the preferred stock depositary and the preferred stock depositary may resign at any time, effective upon the acceptance by a successor depositary of its appointment. However, if a successor preferred stock depositary has not been appointed or accepted such appointment within 45 days after the preferred stock depositary has delivered to us a notice of election to resign, the preferred stock depositary may terminate the deposit agreement. See “Amendment and Termination of Deposit Agreement” above.

Warrants

General

We may issue warrants to purchase debt securities, common stock, preferred stock or depositary shares representing preferred stock (which we refer to collectively as, the “underlying warrant securities”). We may issue the warrants independently or together with any underlying warrant securities and either attached to or separate from any underlying warrant securities. We will issue each series of warrants under a separate warrant agreement (which we refer to as a “warrant agreement”) to be entered into between LNC and a warrant agent. The warrant agent will act solely as our agent in connection with the series of warrants and will not assume any obligation or agency relationship for or with holders or beneficial owners of warrants. The following describes certain general terms and provisions of the warrants offered pursuant to this prospectus. We will describe further terms of the warrants and the warrant agreement in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of any warrants with respect to which this prospectus is being delivered, including the following:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•	the designation and terms of the underlying warrant securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the underlying warrant securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying warrant securities with which the warrants are issued and the number of warrants issued with each underlying warrant security;

•	if applicable, the date on and after which the warrants and the related underlying warrant securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Stock Purchase Contracts

And Stock Purchase Units

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates. The price per share may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units (which we refer to as “stock purchase units”) consisting of a stock purchase contract and either:

•	senior debt securities or subordinated debt securities,

•	debt obligations of third parties, including U.S. Treasury securities, or

•	trust preferred securities of a trust, securing the holder’s obligations to purchase the common stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. In certain circumstances, LNC may deliver newly issued prepaid stock purchase contracts (which we refer to as “prepaid securities”) upon release to a holder of any collateral securing the holder’s obligations under the original stock purchase contract.

We will describe the terms of any stock purchase contracts, stock purchase units and prepaid securities in the applicable prospectus supplement. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to the stock purchase contracts, stock purchase units and prepaid securities and any document pursuant to which the prepaid securities will be issued.

Trust Preferred Securities

Pursuant to the terms of the trust agreement for each trust, the issuer trustees on behalf of the trust will issue the trust preferred securities and the common securities. The trust preferred securities of a particular issue will represent preferred beneficial interests in the trust. The holders of trust preferred securities will be entitled to a preference in certain circumstances with respect to distributions and amounts payable on redemption or liquidation over the common securities of the trust, as well as other benefits as described in the corresponding trust agreement. Each of the trusts is a legally separate entity and the assets of one are not available to satisfy the obligations of any of the others.

This summary of certain provisions of the trust preferred securities and each trust agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of each trust agreement, including the definitions of certain terms, and the Trust Indenture Act. Wherever we refer to particular defined terms of a trust agreement in this prospectus or in a prospectus supplement, those defined terms are incorporated in this prospectus and the prospectus supplement by reference. We have filed the form of the trust agreement as an exhibit to the registration statement that includes this prospectus.

General

The trust preferred securities of a trust will rank equally, and payments will be made on the trust preferred securities proportionately, with the common securities of that trust except as described under “—Subordination of Common Securities.” Each trust will use the proceeds from the sale of trust preferred securities and common securities to purchase an aggregate principal amount of corresponding subordinated debt securities of LNC equal to the aggregate liquidation amount of the trust preferred securities and common securities. The property trustee of each trust will hold legal title to the corresponding subordinated debt securities for the benefit of the holders of the related trust preferred securities and common securities. In addition we will execute a guarantee for the benefit of the holders of the related trust preferred securities. Our obligations under each guarantee are subordinate to our Senior Debt. Each guarantee will not guarantee payment of distributions or amounts payable on redemption or liquidation of the trust preferred securities when the related trust does not have funds on hand available to make the payments. See “Description of Guarantees.”

Distributions

Each trust’s trust preferred securities represent beneficial interests in the applicable trust. The revenue of each trust available for distribution to the holders of its trust preferred securities will be limited to payments received from us on the corresponding subordinated debt securities. If we do not make a required payment on the corresponding subordinated debt securities, the trust will not have sufficient funds to make the related payments on the trust preferred securities.

The following are the general distribution rights of the trust preferred securities:

•	Distributions on each trust preferred security will be payable at a rate specified in the applicable prospectus supplement.

•	Distributions on the trust preferred securities will be cumulative, will accumulate from the date of original issuance and will be payable on such dates as specified in the applicable prospectus supplement.

•	If any date on which distributions are payable on the trust preferred securities is not a business day, the trust will pay those distributions on the next succeeding day that is a business day without any interest or other payment as a result of the delay. However, if that business day is in the next succeeding calendar year, the trust will make the payment on the immediately preceding business day with the same force and effect as if made on the date the payment was originally payable.

•	The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless we specify otherwise in the applicable prospectus supplement.

•	Distributions to which holders of trust preferred securities are entitled will accumulate additional distributions at the rate per annum if and as specified in the applicable prospectus supplement. (Section 4.1)

If provided in the applicable prospectus supplement, we have the right under the subordinated indenture to defer the payment of interest at any time or from time to time on any series of the corresponding subordinated debt securities for a period which we will specify in the applicable prospectus supplement (which we refer to as an “extension period”). However, no extension period may extend beyond the stated maturity of the corresponding subordinated debt securities. If we elect to defer interest payments on the subordinated debt securities, the trust will defer distributions on the corresponding trust preferred securities during the extension period. Deferred distributions will continue to accumulate additional distributions at the rate per annum set forth in the applicable prospectus supplement. (Section 4.1)

During the extension period, we may not, and may not permit any of our subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equally with or junior in interest to the corresponding subordinated debt securities; or

•	make any guarantee payments with respect to any guarantee of debt securities of any of our subsidiaries if that guarantee ranks equally or junior in interest to the corresponding subordinated debt securities.

The following actions are not subject to the restrictions discussed above:

•	dividends on or distributions in our common stock;

•	redemptions or purchases of any rights pursuant to our rights plan, or any successor to our rights plan, and the declaration of a dividend of rights or the issuance of stock under stock plans in the future;

•	payments under any guarantee; and

•	purchases of common stock related to the issuance of common stock under any of our benefit plans for its directors, officers or employees.

Distributions on the trust preferred securities will be payable to the holders as they appear on the register of the trust on the relevant record dates, which, as long as the trust preferred securities remain in book-entry form, will be one business day prior to the relevant distribution date. Subject to any applicable laws and regulations and the provisions of the applicable trust agreement, the trust will make each payment as described under “Book-Entry Issuance.” If any trust preferred securities are not in book-entry form, the relevant record date for those trust preferred securities will be the date at least 15 days prior to the relevant distribution date, as specified in the applicable prospectus supplement. (Section 4.1)

Redemption or Exchange

Mandatory Redemption.    If we repay or redeem any corresponding subordinated debt securities, in whole or in part, whether at maturity or upon earlier redemption as provided in the subordinated indenture, the property trustee, upon not less than 30 nor more than 60 days notice, will apply the proceeds from the repayment or redemption to redeem trust securities on a proportionate basis with an aggregate stated liquidation amount equal to the aggregate principal amount of the subordinated debentures repaid or redeemed. The redemption price (which we refer to as the “redemption price”) will equal the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions on the trust securities to the redemption date and the related amount of the premium, if any, paid by us upon the concurrent redemption of the corresponding subordinated debt securities. See “Description of Subordinated Debt Securities—Redemption.” (Section 4.2)

We will have the right to redeem any series of corresponding subordinated debt securities:

•	in whole at any time or in part from time to time, subject to the conditions described under “Description of Subordinated Debt Securities—Redemption”;

•	at any time, in whole but not in part, upon the occurrence of a Tax Event or an Investment Company Event (each as defined below and which we collectively refer to as a “Special Event”) and subject to the further conditions described under “Description of Subordinated Debt Securities—Redemption”; or

•	as we specify in the applicable prospectus supplement.

Special Event Redemption or Distribution of Corresponding Subordinated Debt Securities.    If a Special Event with respect to a series of trust preferred securities and common securities has occurred and is continuing, we have the right to redeem the corresponding subordinated debt securities in whole but not in part and thereby cause a mandatory redemption of the related trust preferred securities and common securities in whole but not in part at the redemption price within 90 days following the occurrence of the Special Event. We have the right to terminate the related trust at any time and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, cause the corresponding subordinated debt securities to be distributed to the holders of the trust preferred securities and common securities in liquidation of the trust. If we do elect either option described above, the applicable series of trust preferred securities will remain outstanding. If a Tax Event has occurred and is continuing, additional sums (as defined below) may be payable on the corresponding subordinated debt securities.

Extension of Maturity of Corresponding Subordinated Debt Securities.    If provided in the applicable prospectus supplement, we will have the right to extend or shorten the maturity of any series of corresponding subordinated debt securities at the time that we exercise our right to elect to terminate the related trust and cause the corresponding subordinated debt securities to be distributed to the holders of the trust preferred securities and common securities in liquidation of the trust. However, we may extend the maturity only if it satisfies certain conditions specified in the applicable prospectus supplement at the time the election is made and at the time of the extension.

The subordinated indenture defines “additional sums” as the additional amounts as may be necessary in order that the amount of distributions then due and payable by a trust on the outstanding trust preferred securities and common securities of the trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which the trust has become subject as a result of a Tax Event.

“Investment Company Event” means the receipt by the applicable trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the applicable trust is or will be considered an investment company that is required to be registered under the Investment Company Act of 1940, which change becomes effective on or after the date of original issuance of the series of trust preferred securities. (Section 1.1)

“Tax Event” means the receipt by the applicable trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change or announced prospective change in, the laws or regulations of the U.S. or any political subdivision or taxing authority in the U.S., or as a result of any official administrative pronouncement or judicial decision interpreting or applying those laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the trust preferred securities under the trust agreement, there is more than an insubstantial risk that:

•	the trust is, or will be within 90 days of the date of the opinion, subject to U.S. federal income tax with respect to income received or accrued on the series of corresponding subordinated debt securities,

•	interest payable by us on the series of corresponding subordinated debt securities is not, or within 90 days of the date of the opinion, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes, or

•	the applicable trust is, or will be within 90 days of the opinion, subject to more than a minimal amount of other taxes, duties or other governmental charges.

After the liquidation date fixed for any distribution of corresponding subordinated debt securities for any series of trust preferred securities:

•	that series of trust preferred securities will no longer be deemed to be outstanding;

•	The Depository Trust Company, referred to as DTC, or its nominee, as the record holder of that series of trust preferred securities, will receive a registered global certificate or certificates representing the corresponding subordinated debt securities to be delivered upon such distribution; and

•	any certificates representing that series of trust preferred securities not held by DTC or its nominee will be deemed to represent corresponding subordinated debt securities having a principal amount equal to the stated liquidation preference of that series of trust preferred securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on that series of trust preferred securities until such certificates are presented to the administrative trustees or their agent for transfer or reissuance. (Section 1.1)

We cannot predict the market prices for the trust preferred securities or the corresponding subordinated debt securities that may be distributed in exchange for trust preferred securities if a dissolution and liquidation of a trust were to occur. Accordingly, the trust preferred securities that an investor may purchase, or the corresponding subordinated debt securities that the investor may receive on dissolution and liquidation of a trust, may trade at a discount to the price that the investor paid to purchase the trust preferred securities offered pursuant to this prospectus.

Redemption Procedures

A trust will redeem trust preferred securities on each redemption date at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding subordinated debt securities. A trust will redeem trust preferred securities and pay the redemption price only to the extent that the trust has funds on hand available for the payment of the redemption price. See also “—Subordination of Common Securities.”

If a trust gives a notice of redemption with respect to its trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will irrevocably deposit with DTC funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities. See “Book-Entry Issuance.” If the trust preferred securities are no longer in book-entry form, to the extent funds are available, the property trustee will irrevocably deposit with the paying agent for the trust preferred securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust preferred securities. However, distributions payable on or prior to the redemption date for any trust preferred securities called for redemption will be payable to the holders of the trust preferred securities on the relevant record dates for the related distribution dates. (Section 4.2)

If the trust has given the notice of redemption and the property trustee has deposited the funds as required, then upon the date of such deposit, all rights of the holders of the trust preferred securities called for redemption will cease, other than the right of the holders of the trust preferred securities to receive the redemption price without interest, and the trust preferred securities will cease to be outstanding. If the date fixed for redemption of trust preferred securities is not a business day, then the trust will pay the redemption price on the next succeeding day which is a business day without any interest or other payment in respect of any such delay. However, if that business day falls in the next calendar year, the trust will make the payment on the immediately preceding business day. If payment of the redemption price of trust preferred securities called for redemption is improperly withheld or refused and not paid either by the trust or by us pursuant to the guarantee as described under “Description of Guarantees”, distributions on the trust preferred securities will continue to accrue at the then applicable rate, from the redemption date originally established by the trust for the trust preferred securities to the date the redemption price is actually paid. In this event, the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price. (Section 4.2)

Subject to applicable law (including U.S. federal securities law), we or our subsidiaries may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

The trust will pay the redemption price on the trust preferred securities and make any distribution of corresponding subordinated debt securities to the applicable holders of record of the trust preferred securities as they appear on the register for the trust preferred securities on the relevant record date. The record date will generally be one business day prior to the relevant redemption date or liquidation date, as applicable. However, if any trust preferred securities are not in book-entry form, the relevant record date for the trust preferred securities will be a date at least 15 days prior to the redemption date or liquidation date, as applicable, as specified in the applicable prospectus supplement. (Section 4.2)

If less than all of the trust preferred securities and common securities are to be redeemed on a redemption date, then the aggregate liquidation amount of the trust preferred securities and common securities to be redeemed will be allocated proportionately to the trust preferred securities and the common securities based upon their relative liquidation amounts. The property trustee shall select the particular trust preferred securities to be redeemed on a proportionate basis not more than 60 days prior to the redemption date from the outstanding trust preferred securities not previously called for redemption, by such method as the property trustee deems fair and appropriate. The property trustee may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25) of the liquidation amount of trust preferred securities of a denomination larger than $25. The property trustee shall promptly notify the trust registrar in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred securities selected for partial redemption, the liquidation amount of the trust preferred securities to be redeemed. For all purposes of each trust agreement, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities will relate, in the case of any trust preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of trust preferred securities which has been or is to be redeemed. (Section 4.2)

The property trustee will mail the notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the corresponding subordinated debt securities, on and after the redemption date interest will cease to accrue on the subordinated debt securities or portions thereof (and distributions will cease to accrue on the related trust preferred securities or portions thereof) called for redemption. (Section 4.2)

Subordination of Common Securities

Each trust will pay distributions on, and the redemption price of, the trust securities it issues equally among its trust preferred securities and common securities based on their respective liquidation amounts. However, if on any distribution date or redemption date a subordinated debt security event of default has occurred and is continuing, the trust will not pay any distribution on, or redemption price of, any of the trust’s common securities and will not make any other payment on account of the redemption, liquidation or other acquisition of the trust’s common securities, in each case unless payment in full in cash of all accumulated and unpaid distributions on all of the trust’s outstanding trust preferred securities for all distribution periods terminating on or before the redemption, liquidation or other acquisition, or in the case of payment of the redemption price the full amount of the redemption price on all of the trust’s outstanding trust preferred securities then called for redemption, will have been made or provided for. In this event, the property trustee will apply all available funds first to the payment in full in cash of all distributions on, or redemption price of, the trust’s trust preferred securities then due and payable. (Section 4.3)

In the case of any trust agreement event of default resulting from a subordinated debt security event of default, we as holder of the trust’s common securities will be deemed to have waived any right to act with respect to the trust agreement event of default under the applicable trust agreement until the effect of all such trust agreement events of default with respect to the trust preferred securities have been cured, waived or otherwise eliminated. Until any trust agreement events of default with respect to the trust preferred securities have been cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of such trust preferred securities and not on our behalf as holder of the trust’s common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf. (Section 4.3)

Liquidation Distribution Upon Termination

Pursuant to each trust agreement, each trust will automatically terminate upon expiration of its term and will terminate on the first to occur of:

•	certain events of our bankruptcy, dissolution or liquidation;

•	the distribution of a like amount of corresponding subordinated debt securities to the holders of its trust securities, if we, as depositor, have given written direction to the property trustee to terminate the trust, which direction is optional and wholly within our discretion;

•	the redemption of all of the trust’s trust securities following a Special Event;

•	redemption of all of the trust’s trust preferred securities as described under “Description of Trust Preferred Securities—Redemption or Exchange—Mandatory Redemption”; and

•	the entry of an order for the dissolution of the trust by a court of competent jurisdiction. (Section 9.2)

If an early termination of the trust occurs other than as a result of redemption of all of the trust’s trust preferred securities as described under “Description of Preferred Securities—Redemption or Exchange—Mandatory Redemption” or following a Special Event, the issuer trustees will liquidate the trust as expeditiously as possible by distributing, after satisfaction of liabilities to creditors of the trust as provided by applicable law, to the holders of the trust securities a like amount of the corresponding subordinated debt securities, unless the property trustee determines that distribution of the corresponding debt securities is impracticable. If the property trustee determines that distribution of the corresponding subordinated debt securities is impracticable, the holders of trust preferred securities will be entitled to receive, after satisfaction of liabilities to creditors of the trust as provided by applicable law, an amount equal to the aggregate liquidation amount of the trust preferred securities plus accrued and unpaid distributions to the date of payment (which we refer to as a “liquidation distribution”). If the trust can pay the liquidation distribution only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the trust will pay amounts payable on its trust preferred securities on a proportionate basis. The holders of the trust’s common securities will generally be entitled to receive distributions upon the liquidation proportionately with the holders of its trust preferred securities. However, if a subordinated debt security event of default has occurred and is continuing, the trust preferred securities will have a priority over the common securities. A supplemental Indenture may provide that if an early termination occurs as a result of the entry of a court order for the dissolution of the trust, the corresponding subordinated debt securities may be subject to optional redemption in whole but not in part. (Section 9.4)

Events of Default; Notice

Any one of the following events constitutes an “event of default” under each trust agreement (which we refer to as a “trust agreement event of default”) with respect to the trust preferred securities issued under that trust agreement, whatever the reason for the trust agreement event of default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•	the occurrence of a subordinated debt security event of default under the subordinated indenture (see “Description of Subordinated Debt Securities—Subordinated Debt Security Events of Default”);

•	default by the property trustee in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

•	default by the property trustee in the payment of any redemption price of any trust security when it becomes due and payable;

•	default in the performance or breach in any material respect of any covenant or warranty of the issuer trustees in the trust agreement (other than a default by the property trustee in the payment of any distribution on, or redemption price of, trust securities as described above), and continuation of the default or breach for a period of 60 days after the holders of at least 25% in aggregate liquidation preference of the outstanding trust preferred securities of the applicable trust have provided, by registered or certified mail, a written notice to the defaulting issuer trustee or trustees specifying the default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the trust agreement; or

•	the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days of that event. (Section 1.1)

Within 90 days after the occurrence of any trust agreement event of default actually known to the property trustee, the property trustee will transmit notice of the trust agreement event of default to the holders of the trust’s trust preferred securities, the administrative trustees and to us, as depositor, unless the trust agreement event of default is cured or waived. (Section 8.2) We, as depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under each trust agreement. (Section 8.16)

If a subordinated debt security event of default has occurred and is continuing, the trust preferred securities will have a preference over the common securities upon termination of each trust as described above. See “—Liquidation Distribution Upon Termination.” The existence of a trust agreement event of default does not entitle the holders to accelerate the maturity of the trust preferred securities.

Removal of Issuer Trustees

Unless a subordinated debt security event of default has occurred and is continuing, the holder of the common securities may remove any issuer trustee at any time. If a subordinated debt security event of default has occurred and is continuing, the holders of a majority in liquidation amount of the outstanding trust preferred securities may remove the property trustee and the Delaware trustee at such time. The holders of the trust preferred securities do not have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in us as the holder of the common securities. No resignation or removal of an issuer trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the applicable trust agreement. (Section 8.10)

Co-trustees and Separate Property Trustee

Unless a trust agreement event of default has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or any jurisdiction in which any part of the trust property may at the time be located, we, as the holder of the common securities, and the administrative trustees may appoint one or more persons to act either:

•	as a co-trustee, jointly with the property trustee, of all or any part of the trust property; or

•	to act as separate trustee of any of the trust property.

The co-trustee or separate trustee will have such powers as may be provided in the instrument of appointment. We and the administrative trustees may vest in the co-trustee or separate trustee any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable trust agreement. If subordinated debt security event of default has occurred and is continuing, the property trustee alone will have power to make the appointment. (Section 8.9)

Merger or Consolidation of Issuer Trustees

Any corporation into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which that trustee will be a party, or any corporation succeeding to all or substantially all the corporate trust business of that trustee, will be the successor of that trustee under each trust agreement, provided the corporation is otherwise qualified and eligible. (Section 8.12)

Mergers, Consolidations, Amalgamations or Replacements of the Trusts

A trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person or entity, except as described below. A trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the trust preferred securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized under the laws of any state; provided, that:

•	the successor entity either expressly assumes all of the obligations of the trust with respect to the trust preferred securities or substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities (which we refer to as “successor securities”), so long as the successor securities have the same rank as the trust preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

•	we expressly appoint a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the corresponding subordinated debt securities;

•	the successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the trust preferred securities are then listed, if any;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect;

•	the successor entity has a purpose identical to that of the trust;

•	prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, LNC has received an opinion from independent counsel to the trust experienced in such matters to the effect that:

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect, and

•	following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

•	we (or any permitted successor or assignee) own all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

Despite the foregoing, a trust will not, except with the consent of holders of 100% in liquidation amount of the trust preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be classified as other than a grantor trust for U.S. federal income tax purposes. (Section 9.5)

Voting Rights; Amendment of Each Trust Agreement

Except as provided below and under “Description of Guarantees—Amendments and Assignment” and as otherwise required by law and the applicable trust agreement, the holders of the trust preferred securities will have no voting rights. (Section 6.1)

We, the property trustee and the administrative trustees may amend a trust agreement from time to time without the consent of the holders of the trust preferred securities:

•	to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the trust agreement which are not inconsistent with the other provisions of the trust agreement; or

•	to modify, eliminate or add to any provisions of the trust agreement to the extent necessary to ensure that the trust will be classified for U.S. federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an “investment company” under the Investment Company Act of 1940;

provided, however, that in the case of the first bullet point above, the action will not adversely affect in any material respect the interests of any holder of trust securities. Any amendments of the trust agreement will become effective when notice of the amendment is given to the holders of trust securities.

We and the issuer trustees may generally amend a trust agreement with:

•	the consent of holders representing not less than a majority in liquidation amount of the outstanding trust securities; and

•	receipt by the issuer trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the issuer trustees in accordance with the amendment will not affect the trust’s status as a grantor trust for U.S. federal income tax purposes or the trust’s exemption from status as an “investment company” under the Investment Company Act of 1940.

However, we and the issuer trustees may not amend a trust agreement without the consent of each holder of trust securities to:

•	change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made with respect to the trust securities as of a specified date; or

•	restrict the right of a holder of trust securities to institute suit for the enforcement of any payment on or after that date. (Section 10.2)

So long as any corresponding subordinated debt securities are held by the property trustee, the issuer trustees will not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the subordinated indenture trustee or executing any trust or power conferred on the property trustee with respect to the corresponding subordinated debt securities;

•	waive any past default that is waivable under Section 5.13 of the subordinated indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the subordinated debt securities is due and payable; or

•	consent to any amendment, modification or termination of the subordinated indenture or the corresponding subordinated debt securities where such consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding trust preferred securities; provided, however, that where a consent under the subordinated indenture would require the consent of each holder of corresponding subordinated debt securities affected thereby, the property trustee may not consent without the prior approval of each holder of corresponding trust preferred securities. (Section 6.1)

The issuer trustees may not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except by subsequent vote of the holders. The property trustee will notify each holder of trust preferred securities of any notice of default with respect to the corresponding subordinated debt securities. In addition to obtaining the approvals of the holders of the trust preferred securities referred to above, prior to taking any of the foregoing actions, the issuer trustees will obtain an opinion of counsel experienced in such matters to the effect that the trust will not be classified as a corporation for U.S. federal income tax purposes on account of the action. (Section 6.1)

Any required approval of holders of trust preferred securities may be given at a meeting of holders of trust preferred securities convened for that purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of trust preferred securities in the manner set forth in each trust agreement. (Section 6.2)

No vote or consent of the holders of trust preferred securities will be required for a trust to redeem and cancel its trust preferred securities in accordance with the applicable trust agreement.

Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that we own, the issuer trustees or any of our affiliates or any issuer trustees, will, for purposes of the vote or consent, be treated as if they were not outstanding.

Global Trust Preferred Securities

A trust may issue trust preferred securities of a series in whole or in part in the form of one or more global securities that the trust will deposit with, or on behalf of, the depository identified in the prospectus supplement relating to that series. Unless otherwise indicated in the applicable prospectus supplement, the depository will be DTC. A trust may issue global securities only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual trust preferred securities it represents, a global security may not be transferred except as a whole:

•	by the depository for the global security to a nominee of the depository;

•	by a nominee of the depository to the depository or another nominee of the depository; or

•	by the depository or any nominee to a successor depository or any nominee of the successor.

Unless otherwise specified in the applicable prospectus supplement, a global security representing a series of trust preferred securities will be exchangeable for individual trust preferred securities of that series in the following circumstances:

•	if a depository is unwilling or unable to continue as depository or if the depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934;

•	at any time in our sole discretion if we determine not to have any trust preferred securities of that series represented by a global security;

•	if we so specify with respect to a series of trust preferred securities, at any time upon the request of an owner of a beneficial interest in a global security representing trust preferred securities of that series if the exchange is made on terms acceptable to us, the subordinated indenture trustee and the depository; or

•	a subordinated debt security event of default has occurred and is continuing with respect to the corresponding subordinated debt securities.

To the extent not described under the heading “Book-Entry Issuance,” we will describe the terms of the depository arrangement for a series of trust preferred securities to be represented by a global security in the applicable prospectus supplement.

Payment and Paying Agency

Payments in respect of any global certificate representing trust preferred securities will be made to the depositary, which will credit the relevant accounts at the depository on the applicable distribution dates. Payments in respect of trust preferred securities held in certificated form will be made by check mailed to the address of the holder entitled thereto as the address appears on the register. Unless otherwise specified in the applicable prospectus supplement, the paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and us. The paying agent may resign as paying agent upon 30 days’ written notice to the property trustee and us. If the property trustee will no longer be the paying agent, the administrative trustees will appoint a successor, which will be a bank or trust company acceptable to the administrative trustees and us, to act as paying agent. (Section 5.9)

Registrar and Transfer Agent

Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the trust preferred securities.

The registrar and transfer agent will register transfers of trust preferred securities without charge by or on behalf of each trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trusts will not be required to register or cause to be registered the transfer of their trust preferred securities after the trust preferred securities have been called for redemption. (Section 5.4)

Information Concerning the Property Trustee

The property trustee, other than during the occurrence and continuance of a trust agreement event of default, undertakes to perform only those duties as are specifically set forth in each trust agreement and, after a trust agreement event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the applicable trust agreement at the request of any holder of trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If:

•	the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provision of the applicable trust agreement,

•	the matter is not one on which holders of trust preferred securities are entitled to vote under the trust agreement, and

•	no trust agreement event of default has occurred and is continuing,

then the property trustee will take such action as is directed by us and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct. (Section 8.3)

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the trusts in such a way that:

•	no trust will be deemed to be an “investment company” required to be registered under the Investment Company Act of 1940;

•	no trust will be classified as an association taxable as a corporation for U.S. federal income tax purposes; and

•	the corresponding subordinated debt securities will be treated as our indebtedness for U.S. federal income tax purposes.

We and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each trust or each trust agreement, that we and the administrative trustees determine in their discretion to be necessary or desirable for the purposes described above, as long as the action does not materially adversely affect the interests of the holders of the related trust preferred securities.

Holders of the trust preferred securities have no preemptive or similar rights.

No trust may borrow money or issue debt or mortgage or pledge any of its assets.

Guarantees of Trust Preferred Securities

We will execute a guarantee concurrently with the issuance by each trust of its trust preferred securities for the benefit of the holders from time to time of the trust preferred securities. J.P. Morgan Trust Company, National Association, whom we refer to in such capacity as the “guarantee trustee”, will act as indenture trustee under each guarantee for the purposes of compliance with the Trust Indenture Act. The guarantee trustee will hold each guarantee for the benefit of the holders of the related trust’s trust preferred securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act.

This summary of certain provisions of the guarantees does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of each guarantee agreement, including the definitions of certain terms, and the Trust Indenture Act. We have filed the form of the guarantee as an exhibit to the registration statement that includes this prospectus. Reference in this summary to trust preferred securities means that trust’s trust preferred securities to which a guarantee relates.

General

Pursuant to and to the extent set forth in the guarantee, we will irrevocably agree to pay in full the guarantee payments on a subordinated basis to the holders of the trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment. The following payments constitute “guarantee payments” with respect to the trust preferred securities and, to the extent not paid by or on behalf of the related trust, will be subject to the guarantee:

•	any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the trust has funds on hand available therefor at such time,

•	the redemption price with respect to any trust preferred securities called for redemption to the extent that the trust has funds on hand available therefor at such time, or

•	upon a voluntary or involuntary dissolution, winding up or liquidation of the trust (unless the corresponding subordinated debt securities are distributed to holders of the trust preferred securities), the lesser of the liquidation distribution and the amount of assets of the trust remaining available for distribution to holders of trust preferred securities.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the applicable trust preferred securities or by causing the trust to pay the required amounts to the holders. (Section 5.1)

Each guarantee will be an irrevocable guarantee on a subordinated basis of the related trust’s obligations under the trust preferred securities, but will apply only to the extent that the related trust has funds sufficient to make such payments. If we do not make interest payments on the corresponding subordinated debt securities held by the trust, the trust will not be able to pay distributions on the trust preferred securities and will not have funds legally available therefor. Each guarantee will rank subordinate and junior in right of payment to all of our Senior Debt. See “—Status of the Guarantees.”

We are a non-operating holding company and our consolidated subsidiaries own almost all of our operating assets. We rely primarily on dividends from our subsidiaries to meet our obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. Accordingly, our obligations under the guarantees will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments thereunder. The payment of dividends by our insurance company subsidiaries is limited under the insurance holding company laws in which our subsidiaries are domiciled. Except as otherwise provided in the applicable prospectus supplement, the guarantees do not limit our incurrence or issuance of other secured or unsecured debt, whether under the Indenture, any other indenture that we may enter into in the future or otherwise. See the prospectus supplement relating to any offering of trust preferred securities.

Our obligations described in this prospectus and in any accompanying prospectus supplement, through the applicable guarantee, the applicable trust agreement, the subordinated debt securities, the subordinated indenture, any supplemental indentures to the subordinated indenture, and the expense agreement, taken together, constitute a full, irrevocable and unconditional guarantee by us of payments due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the trust preferred securities. See “The Trusts,” “Description of Trust Preferred Securities,” and “Description of Subordinated Debt Securities.”

Status of the Guarantees

Each guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all of our Senior Debt. (Section 6.1)

Each guarantee will rank equally with all other similar preferred securities guarantees issued by us on behalf of holders of preferred securities of any trust affiliated with us, which is a financing vehicle. (Section 6.2) Each guarantee will constitute a guarantee of payment and not of collection. (Section 5.5) Therefor, to the extent provided below, the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. (Section 5.4) Each guarantee will be held for the benefit of the holders of the related trust preferred securities. None of the guarantees places a limitation on the amount of additional Senior Debt that we may incur. We expect from time to time to incur additional indebtedness constituting Senior Debt.

Amendments and Assignment

Except with respect to any changes which do not materially adversely affect the rights of holders of the related trust preferred securities, in which case no vote will be required, no guarantee may be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the outstanding trust preferred securities covered by that guarantee. (Section 8.2) The manner of obtaining any approval will be as set forth under “Description of the Trust Preferred Securities—Voting Rights; Amendment of Each Trust Agreement.” All guarantees and agreements contained in each guarantee will bind the successors, assigns, receivers, trustees and representatives of LNC and will inure to the benefit of the holders of the related trust preferred securities then outstanding. (Section 8.1)

Events of Default

An event of default under each guarantee will occur upon the failure of LNC to perform any of its payment or other obligations under that guarantee. The holders of not less than a majority in aggregate liquidation amount of the related trust preferred securities covered by a guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of that guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under that guarantee. (Section 5.4)

If the guarantee trustee fails to enforce the guarantee after a holder has made a written request for the guarantee trustee to do so or if we have failed to make a guarantee payment, then any holder of the trust preferred securities covered by a guarantee may, to the extent permitted by law, institute a legal proceeding directly against us to enforce its rights under that guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity. (Section 5.4)

We, as guarantor, are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to it under the guarantee. (Section 2.4)

Information Concerning the Guarantee Trustee

The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of any guarantee, undertakes to perform only such duties as are specifically set forth in each guarantee and, after default with respect to any guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. (Section 3.1) Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any guarantee at the request of any holder of any trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. (Section 3.2)

Termination of the Guarantees

Each guarantee will terminate and be of no further force and effect upon:

•	full payment of the redemption price of the related trust preferred securities;

•	full payment of the amounts payable upon liquidation of the related trust; or

•	upon distribution of corresponding subordinated debt securities to the holders of the related trust preferred securities.

Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid under the trust preferred securities or the related guarantee. (Section 7.1)

Governing Law

Each guarantee will be governed by and construed in accordance with the laws of the State of New York.

The Expense Agreement

Pursuant to the expense agreement entered into by us under each trust agreement, we will irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of any trust preferred securities or other similar interests in the trust the amounts due those holders pursuant to the terms of the trust preferred securities or such other similar interests, as the case may be.

Relationship among the Trust Preferred Securities,

the Corresponding Subordinated Debt Securities

and the Guarantees

Full and Unconditional Guarantee

As and to the extent set forth under “Description of Guarantees,” we will irrevocably guarantee payments of distributions and other amounts due on the trust preferred securities to the extent the trust has funds available for the payment of such distributions. Taken together, our obligations under each series of subordinated debt securities, the subordinated indenture, the related trust agreement, the related expense agreement and the related guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related series of trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the trust preferred securities. If and to the extent that we do not make payments on any series of corresponding subordinated debt securities, the related trust will not pay distributions or other amounts due on its trust preferred securities. The guarantees do not cover payment of distributions when the related trust does not have sufficient funds to pay the distributions. In that event, the remedy of a holder of a series of trust preferred securities is to institute a legal proceeding directly against us for enforcement of payment of distributions to the holder. Our obligations under each guarantee are subordinate and junior in right of payment to all our Senior Debt.

Sufficiency of Payments

As long as we make interest and other payments when due on each series of corresponding subordinated debt securities, such payments will be sufficient to cover distributions and other payments due on the related trust preferred securities, primarily because:

•	the aggregate principal amount of each series of corresponding subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of the related trust preferred securities and related common securities;

•	the interest rate and interest and other payment dates on each series of corresponding subordinated debt securities will match the distribution rate and distribution and other payment dates for the related trust preferred securities;

•	we will pay for all and any costs, expenses and liabilities of the trust except the trust’s obligations to holders under the trust preferred securities; and

•	each trust agreement further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

Despite anything in the subordinated indenture to the contrary, we have the right to set-off any payment it is otherwise required to make under the subordinated indenture with and to the extent we have previously made, or concurrently on the date of such payment making, a payment under the related guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

If the guarantee trustee fails to enforce the guarantee after a holder has made a written request for the guarantee trustee to do so or if we have failed to make a guarantee payment, a holder of any related trust preferred security may institute a legal proceeding directly against us to enforce its rights under the related guarantee without first instituting a legal proceeding against the guarantee trustee, the related trust or any other person or entity.

A default or event of default under any of our Senior Debt would not constitute a trust agreement event of default. However, in the event of payment defaults under, or acceleration of, our senior Debt, the subordination provisions of the subordinated indenture provide that no payments may be made in respect of the corresponding subordinated debt securities until the Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any series of corresponding subordinated debt securities would constitute a trust agreement event of default.

Limited Purpose of Trusts

Each trust’s trust preferred securities evidence a beneficial interest in that trust, and each trust exists for the sole purpose of issuing its trust preferred securities and common securities and investing the proceeds from the issuance in corresponding subordinated debt securities. A principal difference between the rights of a holder of a trust preferred security and a holder of a corresponding subordinated debt security is that a holder of a corresponding subordinated debt security is entitled to receive from us the principal amount of and interest accrued on corresponding subordinated debt securities held, while a holder of trust preferred securities is entitled to receive distributions from the trust (or from us under the applicable guarantee) if and to the extent the trust has funds available for the payment of the distributions.

Rights Upon Termination

Upon any voluntary or involuntary termination, winding-up or liquidation of any trust involving the liquidation of the corresponding subordinated debt securities, the holders of the related trust preferred securities will be entitled to receive, out of assets held by such trust, the liquidation distribution in cash. See “Description of Trust Preferred Securities—Liquidation Distribution Upon Termination.” Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the corresponding subordinated debt securities, would be a subordinated creditor of us, subordinated in right of payment to all Senior Debt, but entitled to receive payment in full of principal and interest, before any of our stockholders receive payments or distributions.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

VALIDITY OF THE SECURITIES

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Dennis L. Schoff, Esquire, Senior Vice President and General Counsel of LNC and for the trusts by Richards, Layton & Finger, special Delaware counsel to the trusts, and/or by counsel named in the applicable prospectus supplement. As of the date of this registration statement, Mr. Schoff beneficially owns approximately 96,260 shares of our Common Stock including options exercisable within sixty (60) days of the date of the registration statement and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of LNC appearing in LNC’s Annual Report (Form 10-K) for the year ended December 31, 2004 (including schedules appearing therein) and LNC management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.